Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT
BY AND BETWEEN
S&P GLOBAL INC.
AND
MORNINGSTAR, INC.
_______________________
Dated as of April 3, 2022

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EXHIBITS
Exhibit A    Form of Assignment and Assumption Agreement and Bill of Sale
Exhibit B    Form of Transition Services Agreement
Exhibit C    Form of Trademark License Agreement
Exhibit D    Form of Outsourced Benchmark Administration Agreement
Exhibit E    Form of Domain Name Assignment
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Exhibit F    [Reserved]
Exhibit G    Form of Assignment Consent
Exhibit H    Implementation Schedule

Schedule I    Net Working Capital Sample Calculation
Schedule II    Form of Estimated Closing Statement

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ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT, dated as of April 2, 2022 (this “Agreement”), is by and between S&P Global Inc., a New York corporation (“Seller”), and Morningstar, Inc., an Illinois corporation (“Purchaser”; Seller and Purchaser, each, individually, a “Party” and, together, the “Parties”).
WHEREAS, on February 28, 2022, pursuant to that certain Agreement and Plan of Merger, dated as of November 29, 2020 (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), by and among Seller, IHS Markit Ltd., a Bermuda exempted company limited by shares (“Pacific”), and Sapphire Subsidiary, Ltd., a Bermuda exempted company limited by shares (“Merger Sub”), among other things, Merger Sub merged with and into Pacific, with Pacific continuing as the surviving corporation in the merger, on the terms and subject to conditions set forth therein;
WHEREAS, Seller and certain of its Subsidiaries are engaged in, among other things, the Business (as defined below);
WHEREAS, in order to obtain Approval from the European Commission (the “EC”) for the transactions contemplated by the Merger Agreement, Seller decided to enter into this Agreement to provide for, among other things, the sale and transfer of the Purchased Assets (as defined below) to Purchaser;
WHEREAS, on the terms and subject to the conditions set forth herein, Seller shall and shall cause the other Seller Entities to sell, assign, transfer and convey to Purchaser or one or more of its Affiliates, and Purchaser or one or more of its Affiliates shall purchase and acquire from the Seller Entities, all of their right, title and interest in and to the Purchased Assets, and Purchaser shall assume the Assumed Liabilities (the “Transaction”); and
WHEREAS, simultaneously with the Closing under this Agreement, Seller, Purchaser and certain of their respective Affiliates desire to enter into certain other agreements in connection with the transactions contemplated hereby.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, on the terms and subject to the conditions of this Agreement, the Parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions. As used herein, the following terms have the meanings set forth below:
“ACV” or “Annual Contract Value” means: (a) with respect to any Unbundled Customer Contract, the amount of the annual fee specified in such Unbundled Customer Contract as payable in respect of the Business, and (b) with respect to any Bundled Customer Contract, Seller’s good-faith estimate, based on Seller’s methodology for allocating revenue to the Business historically, of the portion of the annual fee specified in such Bundled Customer Contract that is attributable to the Business as set forth in the Master Contract File; provided, however, in each case, ACV shall be based on all amounts of fees payable that are recurring in nature and shall not include any one-time implementation or service fees or variable fees.

“Adjustment Calculation Time” means 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. For the avoidance of doubt, neither Seller nor the other Seller Entities shall be deemed Affiliates of Purchaser, nor, as of and after Closing, of the Business.
“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, the U.S. Travel Act, 18 U.S.C. § 1952, the U.K. Bribery Act of 2010, any applicable Law enacted in connection with, or arising under, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any other applicable Laws of any Governmental Entity relating to bribery or corruption.
“ARD” means EC Directive no. 2001/23 dated March 12, 2001 relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of undertakings or businesses, as amended from time to time, and domestic legislation implementing such directive into the national Law of any country in the European Union, as amended from time to time, or any legislation that is similar or has substantially the same effect in any country outside the European Union.
“Assignment Consent” means a consent document or amendment to a Bundled Customer Contract to be executed by the counterparty (or any Affiliate, successor or assign thereof) to a Bundled Customer Contract, in which (a) such counterparty consents to the assignment of the portion of the applicable Bundled Customer Contract related to the Business, (b) such Customer consents to the separation of the portion of the ACV for a Bundled Customer Contract attributable to the Business, as set forth in the Master Contract File, from all other fees payable thereunder or (c) such Customer agrees to amend a Bundled Customer Contract such that the portion of the ACV for such Bundled Customer Contract attributable to the Business, as set forth in the Master Contract File, is separated from all other fees payable thereunder, in each case in the form attached as Exhibit G hereto.
“Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and any employment, retention, profit-sharing, bonus, stock option, stock purchase, restricted stock and other equity- or equity-based, incentive, deferred compensation, severance, termination or other benefit plan, program, policy, agreement or arrangement (including the UK Pension Scheme) sponsored, maintained or contributed to by Seller or any of its Subsidiaries or any of their respective ERISA Affiliates for the benefit of any current or former Business Employee, other than any Multiemployer Plan.
“Bundled,” when referring to a Contract, means any Contract that is not Unbundled.
“Bundled ACV” means $21,021,783, being the aggregate amount of ACV, as set forth in the Master Contract File as of the date hereof, for all Customer Contracts that are Bundled Customer Contracts as of the date hereof.
“Business” means the Leveraged Commentary and Data business of Seller and the leveraged loan indices portfolio of Seller (including the European Leveraged Loan Index, the Leveraged Loan Index and the Leveraged Loan 100 and the other indices set forth on Exhibit A to Exhibit D (Form of Outsourced Benchmark Administration Agreement) attached hereto, as conducted by Seller and its Subsidiaries immediately prior to the Closing and described in the Company Introduction, dated January 2022, provided by Seller to Purchaser. For the avoidance of doubt, the Business shall not include Seller’s Credit Ratings business or any of Seller’s associated research or data offerings.
“Business Data” means all business information and data that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed disposed or otherwise processed by any Information Technology or otherwise in the course of the conduct of the Business by Seller, the Seller Entities and their respective Affiliates prior to the Closing; provided that Business Data does not include Product Data.
“Business Day” means any day, other than a Saturday, Sunday, or day on which commercial banks are required or authorized to be closed in New York, New York or Chicago, Illinois.
“Business Employee” means any individual who, as of any relevant time, is an employee of Seller or any of its Affiliates and primarily provides services to the Business, including any Employee on Leave. Notwithstanding the foregoing, no individual listed on Section 1.1(a)(ii) of the Seller Disclosure Schedules shall be considered a Business Employee.
“Business Intellectual Property” means (a) the Transferred Marks and Transferred Domain Names and (b) all other Intellectual Property Rights (other than Marks and Registered Intellectual Property) that are owned or purported to be owned by Seller or any of its Subsidiaries and that are Primarily Related to the Business and embodied by the Transferred Technology; provided that, for the avoidance of doubt, the items listed in Section 1.1(b)(ii) of the Seller Disclosure Schedules shall not constitute Business Intellectual Property.
“Business Material Adverse Effect” means any event, change or effect (each, an “Effect”) that has a material adverse effect on the business, operations, financial condition or results of operations of the Business taken as a whole; provided that no such Effect to the extent resulting or arising from or in connection with any of the following matters shall be deemed by itself or by themselves, either alone or in combination, to constitute or contribute to a Business Material Adverse Effect: (a) the general conditions in the industries in which the Business operates, including competition in any of the geographic areas in which the Business operates; (b) general political, economic, business, monetary, financial, commodity or capital or credit market conditions or trends (including interest rates); (c) changes in global or national political conditions or trends; (d) any act of civil unrest, war or terrorism (including by cyberattack or otherwise), including an outbreak or escalation of hostilities involving any country or the declaration by any country of a national emergency or war; (e) any conditions resulting from natural disasters, weather developments, manmade disasters, climate change, acts of God or other force majeure events; (f) global or regional health conditions including any epidemic, pandemic, or disease outbreak (including COVID-19, and including any Law or public health response, guideline, recommendation or directive in relation thereto, including providing for business closures, “shelter-in-place,” social distancing, travel restrictions, border controls or other restrictions that relate to, or arise out of, COVID-19 or any other epidemic, pandemic or disease outbreak or any change in such Law, public health response, guideline, recommendation or directive or interpretation thereof following the date hereof) and the response of Governmental Entities thereto; (g) the failure of the financial or operating performance of Seller, the Seller Entities or the Business to meet internal, Purchaser or analyst projections, forecasts or budgets for any period (provided that, if not otherwise excluded from the definition of Business Material Adverse Effect, the underlying causes of such change or failure may be taken into account in determining the existence of a Business Material Adverse Effect); (h) any action (x) taken or omitted to be taken by Seller or any other Seller Entity at the written request or with the prior written consent of Purchaser, or (y) to comply with the EC Buyer Approval; (i) the execution, announcement, pendency or consummation of this Agreement, the Transaction or the other transactions contemplated hereby, or the identity of Purchaser or any of its Affiliates (including any loss of Business Employees, customers or other business relationships to the extent resulting from any of the foregoing); or (j) changes after the date hereof in any Law (including any proposed Law) or GAAP or other applicable accounting principles or standards or, in each case, any interpretations thereof; provided, further, that any of the matters set forth in clauses (a) through (f) and clause (j) may be taken into account in determining whether there has been a Business Material Adverse Effect to the extent that such matters have a disproportionately adverse effect on the Business as compared to other similarly-situated businesses operating in the industries in which the Business operates.
“Business Product” means any product or service, including software as a service (“SaaS”) and data, offered, provided, hosted, sold or distributed by the Business as of the date hereof or within twelve (12) months prior to the date hereof.
“Business Software” means any Software included within Transferred Technology and that constitutes a Business Product.
“Cash” means, of any Person and as of any time, all cash and cash equivalents (including marketable securities and short-term investments) and shall include checks, ACH transactions and other wire transfers and drafts deposited or available for deposit for the account of such Person (net of issued but uncleared checks and drafts written or issued by such Person). For the avoidance of doubt, Cash is not included in the Purchased Assets or otherwise transferred with the Business.
“CEO Employment Agreement” means the Contract of Employment between Silvina Aldeco-Martinez and Platts (U.K.) Limited, dated as of August 3, 2018, as amended by the amendment dated as of October 21, 2021 and excludes, for the avoidance of doubt, (a) that certain letter agreement between Silvina Aldeco-Martinez and S&P Global Platts (U.K.) Limited, dated as of December 1, 2020 (“CEO Letter Agreement”) and (b) the award documentation relating to any long-term incentive awards granted to Ms. Aldeco-Martinez.
“Closing Date Net Working Capital” means the Net Working Capital as of the Adjustment Calculation Time, and calculated in accordance with the Transaction Accounting Principles.
“Closing Date Net Working Capital Adjustment Amount” means an amount, which may be positive or negative, equal to (i) Closing Date Net Working Capital minus (ii) Closing Date Net Working Capital Target; provided that, if the preceding calculation results in an amount less than one million Dollars ($1,000,000), positive or negative, the Closing Date Net Working Capital Adjustment Amount shall be deemed to be zero.
“Closing Date Net Working Capital Target” means negative seventeen million one hundred fifty-nine thousand Dollars (-$17,159,000).
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Contract” means any written contract, lease, license, commitment, loan or credit agreement, indenture or other agreement, in each case which is legally binding, and in each case other than a Permit or a Benefit Plan.
“Contract Cutover Period” means the period beginning on the Closing Date and ending on the date that is the later of (x) the date that is six (6) months following the Closing Date and (y) with respect to any Bundled Customer Contract (or the portion thereof related to the

Business) that Seller does not have the legal right to terminate or cause the expiration of before the date that is six (6) months following of the Closing Date in accordance with its current terms, the expiration of the term of such Bundled Customer Contract.
“Contributor Contract” means a Contract whereby a loan industry market participant (i.e., a bank or a buy-side firm) provides the Business with confidential data for use in the Business on an aggregated basis. For the avoidance of doubt, the Contributor Contracts are set forth on Section 2.4(a)(v) of the Seller Disclosure Schedules.
“COVID-19” means SARS-CoV-2, or COVID-19, and any evolutions or variants thereof or related or associated epidemics, pandemic or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester or any other Law, decree, judgment, injunction or other order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19.
“Customer” means any Person that receives products or services from the Business.
“Customer Contract” means any Contract between a Customer and Seller or any of its Affiliates that relates, whether in whole or in part, to the Business.
“Data Protection Authority” means any Governmental Entity responsible for enforcing Data Protection Legislation.
“Data Protection Legislation” means any and all applicable Laws that: (a) relate to the collection, confidentiality, processing, privacy, security, protection, transfer, or cross-border data flow of Personal Information; (b) provide rights to an individual whose Personal Information is being processed; and (c) trigger a duty to notify an individual whose Personal Information has been, or may have been, the subject of a Security Breach.
“EC Buyer Approval” means the Approval of Purchaser as an acquirer of the Business by the EC and the approval of the Transaction Documents by the EC.
“EC Commitments” means any commitments entered into by Seller with the EC pursuant to article 6(2) or article 8(2) (as relevant) of Council Regulation (EC) No. 139/2004 and which are conditions and obligations to the approval of the transactions contemplated by the Merger Agreement (as such commitments may be amended or varied from time to time by agreement between Seller and the EC).
“Employee on Leave” means any individual who, as of any relevant time, is an employee of Seller or any of its Affiliates and primarily provides services to the Business and who is on leave under short-term or long-term disability, workers’ compensation, military, maternity, parental, or other statutory or approved leave of absence.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Estimated Closing Date Net Working Capital Adjustment Amount” means an amount, which may be positive or negative, equal to (i) Estimated Closing Date Net Working Capital minus (ii) Closing Date Net Working Capital Target; provided that, if the preceding calculation results in an amount less than one million Dollars ($1,000,000), positive or negative, the Estimated Closing Date Net Working Capital Adjustment Amount shall be deemed to be zero.
“Estimated Purchase Price” means (a) the Base Purchase Price plus (b) Estimated Closing Date Net Working Capital Adjustment Amount.
“Excluded Enterprise Agreements” means each Contract listed on Section 1.1(d) of the Seller Disclosure Schedules and any other Contract for a commercially available service that is not Primarily Related to the Business.
“Final Unbundled ACV Percentage” means a fraction (expressed as a percentage), (a) the numerator of which is the Unbundled ACV as of the Measurement Date as set forth in the Unbundled ACV Statement and (b) the denominator of which is the Bundled ACV. For the avoidance of doubt, the Final Unbundled ACV Percentage may not exceed one hundred (100%) percent or decrease below zero (0).
“Financing Parties” means the entities that have committed to provide or arrange the Financing pursuant to the Debt Commitment Letter, or to purchase securities from or place securities or arrange or provide loans for Purchaser as part of the Financing, including the parties to any applicable commitment letter, engagement letter, joinder agreements, indentures or credit agreements relating thereto (the “Financing Entities”) and their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, agents and Representatives and their respective successors and assigns; provided that neither Purchaser nor any Affiliate of Purchaser shall be a Financing Party.
“Funded Debt” means, of any Person and as of any time, the aggregate amount of the following, without duplication: (a) the outstanding principal amount of any indebtedness for borrowed money (other than trade payables arising in the ordinary course of business), including all accrued but unpaid interest thereon; (b) all other obligations evidenced by bonds, debentures, notes or similar instruments of indebtedness, including all accrued but unpaid interest thereon; (c) all capitalized lease obligations that are classified as a balance sheet liability in accordance with GAAP and all obligations to pay the deferred and unpaid purchase price of property or equipment (other than trade payables arising in the ordinary course of business); and (d) all direct obligations under letters of credit, bankers’ acceptances, performance bonds and similar instruments and guarantees, in each case solely to the extent drawn, in each case of such Person as of such time.
“GAAP” means generally accepted accounting principles in the United States, consistently applied by Seller.
“Governmental Entity” means any national, state, local, supranational or foreign government or any court of competent jurisdiction, administrative agency or commission or other national, state, local, supranational or foreign governmental authority or instrumentality.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” means, with respect to any Person and as of any time, any of the following: (a) all Funded Debt of such Person, (b) all letters of credit, bankers’ acceptances, or performance bonds and similar instruments issued for the account of such Person (whether drawn or undrawn), (c) any obligations under any interest rate or currency derivatives or hedging arrangements, (d) any unpaid contingent consideration associated with past acquisitions (including earnouts and deferred purchase price obligations), (e) any Liabilities with respect to any conditional sale obligations or other title retention agreement, (f) any accrued non-qualified deferred compensation relating to pre-Closing service of Business Employees, together with the employer’s portion of any employment and payroll Taxes thereon, (g) all guarantees and keepwell arrangements issued by such Person, (h) all promised and unpaid retention bonuses of Business Employees, other than any retention bonuses granted by or at the direction of Purchaser, in each case as of such time and (i) accrued but unpaid commissions not included in the definition of Net Working Capital; provided that Indebtedness shall not include any amount included within the calculation of Net Working Capital.
“Information Technology” means any computer systems (including computers, screens, servers, workstations, routers, hubs, switches, networks, data communications lines and hardware) and telecommunications systems hardware, and any cloud or remote information storage or hosting service.
“Intellectual Property Rights” means any and all common law or statutory rights anywhere in the world arising under or associated with: (a) patents and patent applications and similar or equivalent rights in inventions or designs (“Patents”); (b) trademarks, service marks, trade dress, trade names, and other designations of origin (“Marks”); (c) rights in domain names, uniform resource locators, social media identifiers and accounts, and other names and locators associated with Internet addresses and sites (“Internet Properties”); (d) copyrights and any other rights in works of authorship (including Software as a work of authorship) and any related rights of authors (“Copyrights”); (e) trade secrets, industrial secret rights and rights in know-how and confidential or proprietary information (including proprietary source code, data, and databases), in each case that derive independent economic value from not being generally known (“Trade Secrets”); and (f) other similar or equivalent intellectual property rights.
“IRS” means the U.S. Internal Revenue Service.
“Judgment” means any judgment, injunction, order, ruling, determination, award or decree entered by or with any Governmental Entity.
“Knowledge” means, (a) with respect to Seller, the actual knowledge of any Person listed in Section 1.1(e) of the Seller Disclosure Schedules, after reasonable inquiry of subordinates, and (b) with respect to Purchaser, the actual knowledge of any Person listed in Section 1.1(e) of the Purchaser Disclosure Schedules, after reasonable inquiry of subordinates.
“Law” means any national, state, local, supranational or foreign law, statute, code, order, ordinance, rule, regulation or treaty (including any Tax treaty), in each case promulgated or enacted by a Governmental Entity.
“Liabilities” means all debts, liabilities, Taxes, guarantees, assurances, commitments and obligations of any kind, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability).
“Lien” means any mortgage, lien, deed of trust, pledge, security interest, charge, easement, covenant, right of way, claim, restriction option, encroachment, lease, operating license, adverse claim, or encumbrance of any kind, other than restrictions on transfer arising under applicable securities Laws.

“LSTA” means The Loan Syndications and Trading Association, Inc., a New York nonprofit corporation.
“LSTA Agreement” means the First Amended and Restated Loan Index License Agreement, dated as of October 13, 2008, by and between LSTA and S&P Global Market Intelligence Inc. (a Subsidiary of Seller), as amended by Amendment No. 1 thereto, dated as of October 13, 2013, and Amendment No. 2 thereto, dated as of January 1, 2021.
“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.
“Net Working Capital” means (a) the specific current assets set forth in the sample calculation on Schedule I (but solely the line items and adjustments set forth therein) minus (b) the specific current liabilities set forth in the sample calculation on Schedule I (but solely the line items and adjustments set forth therein), of the Business, in each case calculated in accordance with the Transaction Accounting Principles (the current assets referred to in clause (a), the “Adjusted Current Assets”, and the current liabilities referred to in clause (b), the “Adjusted Current Liabilities”); provided that Net Working Capital shall be calculated excluding (i) all amounts to the extent related to any Excluded Assets or Retained Liabilities, (ii) any deferred Tax asset, deferred Tax liability, income Tax asset or income Tax liability or (iii) the impact of intercompany accruals, receivables, accounts or other balances.
“Open Source Software” means any Software that is licensed pursuant to: (a) any license that is a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License; (b) any license to Software that is considered “free” or “open source software” by the Open Source Foundation or the Free Software Foundation; or (c) any other similar licensing or distribution models or terms, in each case whether or not source code is available or included in such license.
“Organizational Documents” means, as applicable with respect to any specified Person, the certificate of incorporation, bylaws or equivalent governing documents of such Person.
“Permits” means permits, approvals, authorizations, consents, licenses or certificates issued by any Governmental Entity.
“Permitted Liens” means the following Liens: (a) Liens expressly disclosed on or reflected in the Business Financial Information; (b) Liens for Taxes, assessments or other governmental charges or levies that (i) are not yet due and payable or (ii) are being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established on the books of Seller or its applicable Subsidiary; (c) statutory or common law Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen, vendors and other Liens imposed by Law and on a basis consistent with past practice or in the ordinary course of business with respect to Liens that are not yet due and payable or that are being contested in good faith by appropriate Proceedings; (d) Liens incurred or deposits made in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (e) Liens incurred in the ordinary course of business and on a basis consistent with past practice securing Liabilities that are not material (other than Indebtedness); (f) Liens constituting non-exclusive licenses or sublicenses of, or covenants not to sue with respect to, Intellectual Property Rights or Technology granted in the ordinary course of business; (g) Liens that will be released at or prior to the Closing; and (h) Liens deemed to be created by any of the Transaction Documents.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.
“Personal Information” means (a) all information that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual, and (b) any other information subject to Data Protection Legislation.
“PH Employee” means the employees identified as such on Section 1.1(a)(iii) of the Seller Disclosure Schedules.
“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or prior to the Closing Date.
“Primarily Related to the Business” means, when used in connection with any assets, primarily related to, primarily used in connection with or primarily used or held for use in the Business and, when used in connection with any Liabilities, primarily related to the Business.
“Proceeding” means any judicial, administrative or arbitral actions, suits, claims, audits, investigations, examinations or proceedings by or before any Governmental Entity.
“Product Data” means any data that constitutes a Business Product, including the data set forth on Section 1.1(f) and Section 3.8(l) of the Seller Disclosure Schedules and any data that historically constituted a Business Product to the extent retained in the ordinary course and necessary for the provision of the current Business Products.
“Purchaser Disclosure Schedules” means those certain Purchaser Disclosure Schedules dated as of the date of this Agreement, provided by Purchaser to Seller.
“Purchaser Licensed IP” means the Business Intellectual Property (other than Patents, Marks and Internet Properties) embodied in any Retained Technology.
“Purchaser Taxes” means any Tax (a) imposed on, payable by or with respect to, arising out of, or relating to the Purchased Assets, the Assumed Liabilities or the Business (in each case, other than Seller Taxes) or (b) for which Purchaser is responsible pursuant to Section 2.6(c) (or otherwise pursuant to Section 2.6) or pursuant to Section 7.3 (Transfer Taxes).
“Registered Intellectual Property” means all United States, international or foreign (a) issued Patents and Patent applications; (b) registered Marks and applications to register Marks; (c) registered Copyrights and applications for Copyright registration; (d) domain name registrations; and (e) any other Intellectual Property Right that is subject to any filing or recording with any state, provincial, federal, government or other public or quasi-public legal authority.
“Regulatory Approvals” means all Approvals from antitrust and other Governmental Entities that are required under applicable Law (including Antitrust Laws) to permit the consummation of the Transaction and the other transactions contemplated by this Agreement.
“Representatives” of a Person means any officer, director, employee, investment banker, attorney, accountant or other advisor or representative of such Person.
“Retained Business” means any and all current businesses of Seller, the Seller Entities and their respective Affiliates, other than the Business.

“Retained Technology” means any and all Technology (which may include copies of certain Transferred Technology to the extent that such copies are being used in the ordinary course in the Retained Business as of the Closing) used, or held for use in, in the possession of, or necessary for the operation of the Retained Business, including any know-how or knowledge of any employees of the Retained Business, and the Technology set forth on Section 1.1(i)(ii) of the Seller Disclosure Schedules; provided that Retained Technology shall not include Business Products as such.
“Retention Awards” means the cash-based retention awards as set forth in Section 1.1(g) of the Seller Disclosure Schedules.
“Security Breach” means any misuse, compromise or unauthorized access, destruction, loss, alteration, acquisition or disclosure of any Personal Information or confidential information.
“Seller Disclosure Schedules” means those certain Seller Disclosure Schedules dated as of the date of this Agreement, provided by Seller to Purchaser.
“Seller Entities” means Seller and all of its Subsidiaries that have any right, title or interest in and to the Purchased Assets and/or that have Liabilities in respect of, or that are otherwise subject to, any Assumed Liabilities, including the entities listed on Section 1.1(h) of the Seller Disclosure Schedules.
“Seller Licensed IP” means Intellectual Property Rights (other than (a) Patents, Marks and Internet Properties or (b) the Business Intellectual Property) owned by Seller or the Seller Entities that are embodied in any of the Transferred Technology.
“Seller Marks” means the corporate names of Seller or any of its Affiliates and any Marks, whether or not registered, in any jurisdiction, of or used by Seller or any of its Affiliates, other than the Marks included in the Business Intellectual Property.
“Seller Taxes” means any Taxes (other than any Taxes for which Purchaser is responsible pursuant to Section 7.3) of Seller, the Seller Entities or any of their respective Affiliates with respect to, arising out of, or relating to the Purchased Assets, the Assumed Liabilities or the Business with respect to a Pre-Closing Tax Period, except, in each case, to the extent such Taxes are taken into account as a liability in determining Net Working Capital or Indebtedness or are set forth in Section 2.6(c).
“Software” means all computer software and code, including object code and source code, in any form or medium, including (a) any computer programs, firmware, applications, files, user interfaces, application programming interfaces, diagnostics, software development tools and kits, templates, menus, analytics and tracking tools, compilers, libraries, version control systems, operating systems, (b) all software implementations of algorithms, models and methodologies for any of the foregoing, (c) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (d) descriptions, schematics, specifications, flow charts and other work product used to design, plan, organize and develop any of the foregoing, and (e) documentation, including user documentation, user manuals and training materials, files, and records relating to any of the foregoing.
“Straddle Period” means any tax period that begins before the Closing Date and ends on or after the Closing Date.
“Subsidiary” means with respect to any Person, any corporation, limited liability company or other entity whether incorporated or unincorporated, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) such first Person is a general partner or managing member.
“Tangible Personal Property” means equipment, hardware, furniture, fixtures, tools, office supplies and other tangible personal property, it being understood that Tangible Personal Property shall not include any Intellectual Property Rights, Software, Technology or Information Technology.
“Tax” means any tax of any kind, including any federal, state, local or foreign income, estimated, gross receipts, sales, use, ad valorem, receipts, value-added, goods and services, profits, license, withholding, payroll, employment, disability, unemployment, excise, premium, intangible, personal and real property, net worth, capital gains, transfer, stamp, documentary, social security, environmental, alternative or add-on minimum, occupation, and any similar assessment or governmental charge in the nature of a tax, in each case, imposed by any Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.
“Tax Proceeding” means any audit, examination, contest, litigation or other Proceeding with or against any Taxing Authority.
“Tax Return” means any return, declaration, report, claim for refund or information return or statement required to be filed with any Taxing Authority relating to Taxes, and any schedule thereto and any amendment thereof.
“Taxing Authority” means any Governmental Entity responsible for the administration or the imposition of any Tax.
“Technology” means collectively, all technology, data, databases, Software, Trade Secrets, designs, formulae, algorithms, procedures, methods, discoveries, processes, techniques, ideas, know-how and knowledge of employees, research and development, technical data, tools, materials, product specifications, inventions (whether or not patentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or non-public information, and other similar materials, and all recordings, graphs, drawings, reports, analyses, other writings, and other tangible embodiments of the foregoing, in any form, whether or not specifically listed herein, but excluding Information Technology and personal tangible property (e.g., electronic hardware).
“Transaction Accounting Principles” means the accounting principles, policies, practices, procedures, categorizations, asset recognition bases, definitions, methods, judgments, estimation methodologies and other methodologies and techniques (including in respect of the exercise of judgment) as set forth and applied in Seller’s most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on February 8, 2022, which was prepared in accordance with GAAP consistently applied.
“Transaction Documents” means this Agreement, the Transition Services Agreement, the Assignment and Assumption Agreement and Bill of Sale, the Domain Name Assignment, the Trademark License Agreement, the Outsourced Benchmark Administration Agreement, the Implementation Schedule and the Specified Consent.
“Transaction Tax Deductions” means the aggregate amount of any employee bonuses, change in control payments, severance payments, retention payments or similar payments made as a result of the transactions contemplated by this Agreement or included in the computation of Net Working Capital.

“Transferred Domain Names” means the domain names listed on Section 1.1(b)(i) of the Seller Disclosure Schedules.
“Transferred Marks” means the Marks listed on Section 1.1(b)(i) of the Seller Disclosure Schedules.
“Transferred Technology” means any and all Technology (which may include copies of certain Retained Technology) with respect to which Seller or any of its Subsidiaries owns the Intellectual Property Rights therein and that is used in and necessary for the operation of or related to the Business as of the Closing, including the Technology set forth on Section 1.1(i)(i) of the Seller Disclosure Schedules and the Product Data; provided that Transferred Technology shall not include the Technology set forth on Section 1.1(i)(ii) of the Seller Disclosure Schedules, Information Technology, Excluded Assets, Business Data, Transferred Books and Records or Tangible Personal Property.
“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time.
“UK Pension Scheme” means the scheme referred to in Section 3.13(b) of the Seller Disclosure Schedules.
“Unbundled,” when referring to a Contract, means a Contract that is either exclusively related to the Business or a Contract that specifies on a separate pricing schedule (or similar in effect) the annual fee payable by the counterparty of such Contract to Seller or one of Seller’s Affiliates, or by Seller or one of Seller’s Affiliates to such counterparty, in each case in respect of the Business.
“Unbundled ACV” means the aggregate amount of ACV, as set forth in the Master Contract File as of the applicable date, for all Bundled Customer Contracts that become Unbundled following the date hereof and on or prior to the Measurement Date, which shall be evidenced by (a) receipt of duly executed Assignment Consents from the applicable counterparties to such Customer Contracts or (b)  evidence reasonably satisfactory to Purchaser of such Bundled Customer Contracts otherwise becoming Unbundled pursuant to Section 5.14 and the Implementation Schedule.
“Vendor Contract” means any Contract between a third Person and Seller or any of its Affiliates, whereby such Person provides services or inbound data to the Business, or licenses Intellectual Property Rights to Seller or any of its Affiliates.
Section 1.2    Other Defined Terms. In addition, the following terms shall have the meanings ascribed to them in the corresponding section of this Agreement:
Term    Section
$    10.13
.pdf    10.10
Acquisition Proposal    5.6
ACV Dispute Notice    2.10(b)
Agreement    Preamble
Allocation    2.11
Alternative Financing    5.17(d)
Annual Cash Bonus    5.7(k)
Annual Cash Bonus Plan    5.7(k)
Antitrust Laws    3.3

Approvals    2.12(a)
ARD Employee    5.7(b)(i)
Assignment and Assumption Agreement and Bill of Sale    2.8(a)(iv)
Assumed Benefit Plans    2.6(d)
Assumed Liabilities    2.6
Bankruptcy Code    6.8
Base Purchase Price    2.2
Bundled Customer Contracts    2.4(a)(i)
Bundled Vendor Contracts    2.5(p)
Business ACV    5.14(c)
Business Contracts    2.4(a)(viii)
Business Financial Information    3.5(a)
Closing    2.3
Closing Date    2.3
Collective Bargaining Agreement    3.13(f)
Confidentiality Agreement    5.3
Copyrights    1.1
Covered Individuals    5.12
Cross Receipt    2.8(a)(iii)
Current Representation    10.12(a)
Debt Commitment Letter    4.4(b)
Definitive Agreements    5.17(a)
Designated Person    10.12(a)
Dispute Notice    2.9(c)
Dispute Resolution Period    2.9(c)
Dollars    10.13
Domain Name Assignment    2.8(b)(v)
EC    Recitals
Enforceability Exceptions    3.2
Estimated Closing Date Net Working Capital    2.9(a)
Estimated Closing Statement    2.9(a)
Excluded Assets    2.5
Financing    4.4(b)
Financing Entities    1.1
Foreign Assignment and Assumption Agreement    2.15
Harmful Code    3.8(i)
Implementation Schedule    5.15
Independent Accounting Firm    2.9(c)
Intercompany Data Contracts    2.4(a)(vi)
Internet Properties    1.1
Licensee    6.7
Licensor    6.7
Marks    1.1
Master Assignment    2.8(a)(iv)
Master Contract File    3.17
Material Contract    3.10(a)
Material Customers    3.18
Material Vendors    3.18
Measurement Date    2.10(a)
Measurement Date ACV Payment    2.10(a)
Merger Agreement    Recitals
Merger Sub    Recitals
Non-Assignable Assets    2.12(a)
Non-Regulatory Approvals    2.12(b)

Outside Date    9.1(e)
Outsourced Benchmark Administration Agreement    2.8(a)(vii)
Pacific    Recitals
Parties    Preamble
Party    Preamble
Patents    1.1
Payee    7.4
Payment Amounts    4.4(a)
Payor    7.4
Post-Closing Representation    10.12(a)
Post-Closing Statement    2.9(b)
Property Taxes    7.5
Purchase Price    2.2
Purchased Assets    2.4
Purchaser    Preamble
Purchaser 401(k) Plan    5.7(i)
Purchaser FSA Plan    5.7(j)
Purchaser Material Adverse Effect    4.1
Purchaser’s Allocation Notice    2.11
Registered Business Intellectual Property    3.8(a)
Rejected Terms    5.14(b)
Retained Claims    2.5(n)
Retained Liabilities    2.7
Seller    Preamble
Seller 401(k) Plans    5.7(i)
Seller FSA Plan    5.7(j)
Seller Tax Return    7.1(b)
Seller’s Allocation    2.11
Shared Contract    2.12(d)
Solvent    4.8
Specified Consent    8.1(d)
Specified Excluded Contracts    2.5(d)
Subcontract    5.14(c)
Trade Secrets    1.1
Trademark License Agreement    2.8(a)(vi)
Transaction    Recitals
Transfer Taxes    7.3
Transferred Books and Records    2.4(f)
Transferred Business Employee    5.7(b)(iii)
Transferred FSA Balance    5.7(j)
Transition Services Agreement    2.8(a)(v)
Unbundled ACV Statement    2.10(b)

ARTICLE II
PURCHASE AND SALE; CLOSING
Section 2.1    Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall, and shall cause the other Seller Entities to, sell, assign, transfer and convey to Purchaser or one or more of its Affiliates, and Purchaser or one or more of its Affiliates shall purchase and acquire from the Seller Entities, all of such Seller Entities’ right, title and interest in and to the Purchased Assets, in each case free and clear of all Liens (other than Permitted Liens).

Section 2.2    Purchase Price. In consideration for the Purchased Assets and the other obligations of Seller pursuant to this Agreement, at the Closing, Purchaser shall (a) pay to Seller on behalf of the Seller Entities the sum of (i) six hundred million Dollars ($600,000,000) in cash, subject to adjustment as set forth in Section 2.2 of the Seller Disclosure Schedules (the “Base Purchase Price”), plus (ii) the Closing Date Net Working Capital Adjustment Amount, each as finally determined in accordance with Section 2.9 (the Base Purchase Price, as so adjusted, the “Purchase Price”), plus the Measurement Date ACV Payment; and (b) assume the Assumed Liabilities.
Section 2.3    Closing Date. The closing of the Transaction (the “Closing”) shall take place at 9:00 a.m. New York City time, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, on the first Business Day of the calendar month following the date on which the last of the conditions set forth in Article VIII (other than those conditions that are to be satisfied by action taken at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied (or, to the extent permitted, waived by the parties entitled to the benefits thereof) or at such other place, time and date as may be agreed among Seller and Purchaser; provided that such date is at least three (3) Business Days following the satisfaction or waiver of such conditions, otherwise the Closing will take place on the first Business Day of the next succeeding calendar month. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
Section 2.4    Purchased Assets. Subject to the terms and conditions of this Agreement, on the Closing Date and at the Closing, Seller shall, and shall cause the other Seller Entities to, sell, assign, transfer and convey to Purchaser or one or more of its Affiliates, and Purchaser or one or more of its Affiliates shall purchase, acquire and accept from the Seller Entities, in each case free and clear of all Liens (other than Permitted Liens), all of the Seller Entities’ right, title and interest as of the Closing in and to the following properties and rights (the “Purchased Assets”):
(a)    Subject to Section 2.12 and Section 5.14:
(i)    all of the applicable Seller Entity’s right and interest in and to all Customer Contracts that are Bundled, solely to the extent that such Bundled Customer Contracts relate to the Business (and not any of Seller’s other businesses), including the Contracts set forth on Section 2.4(a)(i) of the Seller Disclosure Schedules (the “Bundled Customer Contracts”);
(ii)    all of the applicable Seller Entity’s right and interest in and to all Customer Contracts that are Unbundled, including those executed after the date of this Agreement, including the Contracts set forth on Section 2.4(a)(ii) of the Seller Disclosure Schedules;
(iii)    all of the applicable Seller Entity’s right and interest in and to all Vendor Contracts (other than those for inbound data, which shall be governed by Section 2.4(a)(iv)) that are Unbundled, including those executed after the date of this Agreement, including the Contracts set forth on Section 2.4(a)(iii) of the Seller Disclosure Schedules;
(iv)    all of the applicable Seller Entity’s right and interest in and to all Vendor Contracts for the provision of inbound data that are or become Unbundled pursuant to Section 5.16, including the Contracts set forth on Section 2.4(a)(iv) of the Seller Disclosure Schedules;
(v)    all of the applicable Seller Entity’s right and interest in and to all Contributor Contracts, including those executed after the date of this Agreement, including the Contracts set forth on Section 2.4(a)(v) of the Seller Disclosure Schedules;

(vi)    all of the applicable Seller Entity’s right and interest in and to the Contracts set forth on Section 2.4(a)(vi) of the Seller Disclosure Schedules (the “Intercompany Data Contracts”);
(vii)    the Contracts set forth on Section 3.8(j) of the Seller Disclosure Schedules (and, for the avoidance of doubt, the Purchased Assets shall include any and all Technology that a Seller Entity has possession of or rights to use or access pursuant to such Contracts); and
(viii)    any other Contract that is not included in clauses (i) through (vii), including those executed after the date of this Agreement, that is Primarily Related to the Business (collectively, such Contracts or portion of such Contracts referred to in clauses (i) through (vii) and this clause (viii); provided that the foregoing shall not include any Excluded Enterprise Agreements or Specified Excluded Contracts, the “Business Contracts”); provided that Seller may update Section 2.4(a)(i) through Section 2.4(a)(vi) of the Seller Disclosure Schedules no later than one (1) Business Day prior to the Closing Date to account for Business Contracts that were entered into (in each case, subject to Section 5.2), that have terminated in accordance with their terms or that have become Unbundled, in each case after the date of this Agreement and prior to the Closing Date;
(b)    The Business Intellectual Property, including the right to seek damages for past, current, and future infringement or other violation of any Business Intellectual Property (other than with respect to Retained Claims) and the goodwill of the Business appurtenant to any Marks included in the Business Intellectual Property;
(c)    The Transferred Technology (it being understood that Seller and its Affiliates may retain copies of any such Transferred Technology to the extent that it is also Retained Technology);
(d)    The Tangible Personal Property listed on Section 2.4(d)(i) of the Seller Disclosure Schedules; provided that, for the avoidance of doubt, the Tangible Personal Property listed on Section 2.4(d)(ii) of the Seller Disclosure Schedules shall not constitute Purchased Assets; provided that the Seller Entities may update Section 2.4(d)(i) or (ii) of the Seller Disclosure Schedules no later than one (1) Business Day prior to the Closing Date to account for Tangible Personal Property that has been replaced (in each case, subject to Section 5.2) in the ordinary course after the date of this Agreement and prior to the Closing Date;
(e)    Any and all claims, rights, causes of action, defenses and rights of offset or counterclaim (in each case, in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent) or settlement agreements, in each case, Primarily Related to the Business (including under the Business Contracts), the Purchased Assets or the Assumed Liabilities (including, to the extent transferable, all rights and claims under any and all warranties extended by suppliers, vendors, contractors, manufacturers and licensors in favor of Seller or any of its Affiliates in relation to any Purchased Assets) and the right to retain all proceeds and monies therefrom, other than any Retained Claim;
(f)    Except as prohibited by Law, any documents, books, records, books of account, files and data, catalogs, brochures, sales literature, operating, production and other manuals, specifications, quality control records and procedures, customer and supplier lists, billing records, research and development files, certificates, historical transaction data, other Business Data and other documents Primarily Related to the Business, and otherwise to the extent related to the Business, in the possession of and reasonably available to the Seller Entities (the “Transferred Books and Records”), other than (i) any books, records or other materials to the extent not related to the Business, (ii) any Seller Tax Returns and any books and records related to Seller Tax Returns or Taxes paid or payable by Seller, the Seller Entities or any of their respective Affiliates and (iii) all personnel files of Business Employees and any other current or former employees of Seller and its Affiliates who have provided services to the Business (the treatment of which is set forth in Section 2.4(g) below); provided that, with respect to any such books, records or other materials that are Purchased Assets pursuant to this clause (f), the Seller Entities shall be permitted to keep copies of such books, records or other materials (A) to the extent required to demonstrate compliance with applicable Law or pursuant to internal compliance procedures, (B) to the extent related to any Excluded Assets or Seller’s and its Affiliates’ obligations under the Transaction Documents or (C) in the form of so-called “back-up” electronic tapes in the ordinary course of business, it being understood that the foregoing limitations do not apply to any Transferred Books and Records that are not exclusively Purchased Assets;
(g)    Except as prohibited by Law, any employee or personnel files, in each case, to the extent exclusively relating to any Transferred Business Employee in the possession of and reasonably available to Seller or its Affiliates, other than any employee or personnel files that the Seller Entities are required by Law to retain (copies of which, to the extent permitted by Law, will be made available to Purchaser); provided that, with respect to any such employee or personnel files that are Purchased Assets pursuant to this clause (g), the Seller Entities shall be permitted to keep (A) copies of such employee or personnel files to the extent required to demonstrate compliance with applicable Law or pursuant to internal compliance procedures, (B) copies of such employee or personnel files related to any Excluded Assets or Seller’s and its Affiliates’ obligations under the Transaction Documents, and (C) such employee or personnel files in the form of so-called “back-up” electronic tapes in the ordinary course of business;
(h)    To the extent transferable, all Permits granted to or held by Seller or any of its Affiliates to the extent Primarily Related to the Business;
(i)    All prepaid expenses, deferred charges, advance payments and security deposits arising out of, related to or in respect of the Business;
(j)    All accounts receivable, notes receivable and similar rights to receive payments or rebates to the extent arising out of, relating to or in respect of the Business;
(k)    Any and all rights under Contracts between Seller or any of its Affiliates, on the one hand, and any Business Employee, on the other hand, to the extent they restrict the Business Employee from competing with, or soliciting employees, customers, vendors or other Persons engaged in any business relationship with the Business;
(l)    Any Adjusted Current Asset; and
(m)    All other assets, properties and rights of whatever kind and nature, that are held exclusively for use, or used exclusively, in the Business.
The Parties hereto acknowledge and agree that a single asset may fall within more than one of clauses (a) through (m) in this Section 2.4; such fact does not imply either that such asset shall be transferred more than once or any duplication of such asset is required.
Section 2.5    Excluded Assets. Notwithstanding any other provision of this Agreement to the contrary, Seller, the Seller Entities and their respective Affiliates will retain and not sell, transfer, assign or convey, and Purchaser shall not acquire, any of the following assets and properties of Seller and the Seller Entities, or any asset that is not a Purchased Asset (collectively, the “Excluded Assets”):

(a)    Any and all assets related to the Benefit Plans (other than with respect to the Benefit Plans assumed pursuant to Section 2.6(d));
(b)    Any and all Intellectual Property Rights (including, as an Excluded Asset, the Seller Marks), other than the Business Intellectual Property and any Intellectual Property Rights granted to any of the Seller Entities to the extent in any of the Contracts transferred or assigned to Purchaser;
(c)    Any and all Retained Technology (it being understood that Purchaser and its Affiliates may receive and retain copies of any Retained Technology to the extent that it is also Transferred Technology);
(d)    Any and all Contracts and portions of Contracts (other than the Business Contracts) and including, as Excluded Assets, (i) any and all Contracts of Seller’s Market Intelligence and Index businesses that are unrelated to the Business, (ii) any and all Excluded Enterprise Agreements, (iii) all of the right and interest in and to the Intercompany Data Contracts other than the right and interest of the applicable Seller Entity (as described in Section 2.4(a)(vi)) and (iv) the Contracts set forth on Section 2.5(d) of the Seller Disclosure Schedules (the “Specified Excluded Contracts”);
(e)    Any and all owned and leased real property and other interests in real property;
(f)    Except as expressly included in Section 2.4(d), any and all Tangible Personal Property;
(g)    Any and all Information Technology;
(h)    Any and all prepaid Taxes by, or refunds, credits, overpayments or similar items or recoveries of or against any Tax of, Seller, the Seller Entities or any of their respective Affiliates, except, in each case, to the extent such items are taken into account as an asset in determining Net Working Capital;
(i)    Any Seller Tax Returns and other books and records related to Taxes paid or payable by Seller, the Seller Entities or any of their respective Affiliates;
(j)    Any and all Cash amounts, and any and all trade receivables, accounts receivable, current assets, prepaid expenses and security deposits (in each case, other than those of the Business as of immediately prior to the Closing to the extent included in the calculation of the Closing Date Net Working Capital);
(k)    All books and records to the extent related to the Retained Claims;
(l)    Any and all insurance policies and binders and interests in insurance pools and programs and self-insurance arrangements for all periods before, through and after the Closing, including any and all refunds and credits due or to become due thereunder and any and all claims, rights to make claims and rights to proceeds on any such insurance policies for all periods before, through and after the Closing;
(m)    Subject to Section 2.4(h), any and all Permits;
(n)    Any and all claims, rights, causes of action, defenses and rights of offset or counterclaim (in each case, in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent) or settlement agreements, in each case at any time to the extent arising out of or related to any of the Excluded Assets or Retained Liabilities (including all rights and claims under any and all warranties extended by suppliers, vendors, contractors, manufacturers and licensors in favor of Seller or any of its Affiliates in relation to any Excluded Assets), and the right to retain all proceeds and monies therefrom (collectively, the “Retained Claims”);
(o)    (i) all attorney-client privilege and attorney work-product protection of Seller or associated with the Business as a result of legal counsel representing Seller or the Business in connection with the transactions contemplated by this Agreement or any of the Transaction Documents, (ii) all documents subject to the attorney-client privilege or work-product protection described in clause (i) of this Section 2.5(o) and (iii) all documents maintained by Seller in connection with the transactions contemplated by this Agreement or any of the Transaction Documents;
(p)    Subject to Section 5.16, any and all Vendor Contracts that are Bundled, including the Contracts set forth on Section 2.5(p) of the Seller Disclosure Schedules (the “Bundled Vendor Contracts”); provided that the subject matter of such Bundled Vendor Contracts other than those for inbound data shall be provided by Seller to Purchaser pursuant to the Transition Services Agreement;
(q)    Any and all assets set forth on Section 2.5(q) of the Seller Disclosure Schedules; and
(r)    Any and all assets, business lines, properties, rights and claims of Seller, the Seller Entities or any of their respective Affiliates that are not Purchased Assets.
The Parties hereto acknowledge and agree that, except as otherwise provided in this Agreement or in any other Transaction Document, neither Purchaser nor any of its Subsidiaries will acquire or be permitted to retain any direct or indirect right, title and interest in any Excluded Assets.
Section 2.6    Assumed Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, Purchaser shall assume (or shall cause its applicable Affiliate to assume) and hereby agrees to (or shall cause its applicable Affiliate to) pay, discharge or perform all of the following Liabilities of Seller and its Affiliates (the “Assumed Liabilities”):
(a)    Any and all Liabilities relating to or arising out of the Business Contracts, other than any Liabilities arising from Seller’s or its Affiliates’ breach of contract or from any similar claim sounding in tort, in each case prior to the Closing;
(b)    Any Adjusted Current Liabilities;
(c)    Any and all Liabilities for Purchaser Taxes;
(d)    Any and all Liabilities (i) in respect of Business Employees arising on or after the Closing Date or (ii) relating to or arising under any Benefit Plan set forth on Section 2.6(d) of the Seller Disclosure Schedules (such Benefit Plans, the “Assumed Benefit Plans”); and
(e)    All accounts payable, trade accounts payable and trade obligations to the extent relating to or arising out of the conduct of the Business or the operation of the Purchased Assets on, prior to or after the Closing Date.

The Parties hereto acknowledge and agree that a single Liability may fall within more than one of clauses (a) through (e) in this Section 2.6; such fact does not imply that (i) such Liability shall be transferred more than once or (ii) any duplication of such Liability is required.
Section 2.7    Retained Liabilities. Notwithstanding anything to the contrary in Section 2.6, Purchaser and its Affiliates shall not assume the following Liabilities of Seller or any of its Affiliates (the “Retained Liabilities”), all of which Seller and its Affiliates shall retain and hereby agree to pay, perform and discharge when due; provided that the Retained Liabilities shall not include any Adjusted Current Liabilities:
(a)    Liabilities for which Seller or any Seller Entity expressly has responsibility pursuant to this Agreement;
(b)    Liabilities to the extent arising out of or related to the Excluded Assets;
(c)    Except as set forth in Section 2.6(d) or Section 5.7, Liabilities relating to or arising under any Benefit Plan;
(d)    Liabilities relating to any Indebtedness;
(e)    Liabilities for Seller Taxes (it being agreed and understood that, notwithstanding any other provisions of this Agreement to the contrary, Section 2.7(a) through (d) and Section 2.7(f) through (h) shall not be considered to cover or include Taxes);
(f)    Liabilities relating to the Retention Awards;
(g)    Any fine or other monetary penalty payable to a Governmental Entity or any monetary damages payable to a third-party claimant (including in each case as a result of a settlement) to the extent arising out of, or to the extent related to, any antitrust Proceeding in any such case only to the extent relating to the ownership, operation or conduct of the Business prior to the Closing Date; and
(h)    Any other Liability that does not constitute an Assumed Liability.
Seller and Purchaser acknowledge and agree that neither Purchaser nor any of its Affiliates will be required to assume and retain any Retained Liabilities.
Section 2.8    Closing Deliveries.
(a)    At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller (or one or more Seller Entities designated by Seller) the following:
(i)    payment, by wire transfer(s) to one or more bank accounts designated in writing by Seller (such designation to be made by Seller at least two (2) Business Days prior to the Closing Date), an amount in immediately available funds equal to the sum of the Estimated Purchase Price;
(ii)    the certificate to be delivered pursuant to Section 8.3(c);
(iii)    a counterpart of a cross-receipt evidencing receipt of the Estimated Purchase Price by Seller and/or the applicable Seller Entity and receipt of the Purchased Assets by Purchaser (the “Cross Receipt”), duly executed by Purchaser;

(iv)    a counterpart of the Assignment and Assumption Agreement and Bill of Sale for the Purchased Assets and the Assumed Liabilities, by and between the Seller Entities and Purchaser, and including, as an exhibit thereto, the Master Assignment (the “Master Assignment”), in substantially the form attached as Exhibit A hereto (the “Assignment and Assumption Agreement and Bill of Sale”), duly executed by Purchaser;
(v)    a counterpart of the Transition Services Agreement, in substantially the form attached as Exhibit B hereto (the “Transition Services Agreement”), duly executed by Purchaser;
(vi)    a counterpart of the Trademark License Agreement, in substantially the form attached as Exhibit C hereto (the “Trademark License Agreement”), duly executed by Purchaser; and
(vii)    a counterpart of the Outsourced Benchmark Administration Agreement, in substantially the form attached as Exhibit D hereto (the “Outsourced Benchmark Administration Agreement”), duly executed by Purchaser.
(b)    At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser the following:
(i)    the certificate to be delivered pursuant to Section 8.2(c);
(ii)    a counterpart of the Cross Receipt, duly executed by Seller and each Seller Entity named as a party thereto;
(iii)    a counterpart of the Assignment and Assumption Agreement and Bill of Sale, duly executed by each Seller Entity named as a party thereto;
(iv)    a counterpart of the Transition Services Agreement, duly executed by Seller and each Subsidiary of Seller named as a party thereto;
(v)    the Domain Name Assignment, in substantially the form attached as Exhibit E hereto (the “Domain Name Assignment”), duly executed by Seller and each Subsidiary of Seller named as a party thereto;
(vi)    a counterpart of the Trademark License Agreement, duly executed by Seller and each Subsidiary of Seller named as a party thereto;
(vii)    a counterpart of the Outsourced Benchmark Administration Agreement, duly executed by each Subsidiary of Seller named as a party thereto;
(viii)    a duly executed IRS Form W-9 from each Seller Entity (or, if such Seller Entity is a “disregarded entity” for U.S. federal income Tax purposes, its regarded owner) that is a United States Person, within the meaning of Section 7701(a)(30) of the Code; and
(ix)    the Master Contract File, updated as of the Closing Date to indicate which Bundled Customer Contracts have become Unbundled between the date hereof and the Closing Date, together with copies of executed Assignment Consents for all such Contracts.
Section 2.9    Adjustment to Base Purchase Price.
(a)    Not earlier than seven (7) and not less than five (5) Business Days prior to the Closing Date, Seller shall cause to be prepared and delivered to Purchaser a written statement in substantially the form attached hereto as Schedule II (the “Estimated Closing Statement”) setting forth (i) Seller’s good-faith estimate of Closing Date Net Working Capital (such estimate, the “Estimated Closing Date Net Working Capital”), (ii) Seller’s calculation of the Estimated Closing Date Net Working Capital Adjustment Amount and (iii) on the basis of the foregoing, a calculation of the Estimated Purchase Price, in each case together with reasonable supporting detail with respect to the calculation of all such amounts. The Estimated Closing Statement shall set forth the calculations of such amounts in a manner consistent with Section 2.9(g). Within three (3) Business Days after the delivery of the Estimated Closing Statement, if Purchaser has any objections to Seller’s calculation of the Estimated Purchase Price, Purchaser may provide a written statement of its objections to Seller, which Seller shall consider in good faith (it being understood that Seller will be able to accept or reject any such comments in its sole discretion and the Parties will be required to consummate the Closing based on the Estimated Closing Statement).
(b)    As promptly as reasonably practicable, and in any event within ninety (90) days, after the Closing Date, Purchaser shall prepare or cause to be prepared, and will provide to Seller, a written statement in substantially the form of the Estimated Closing Statement (the “Post-Closing Statement”), setting forth in reasonable detail, with reasonable supporting documentation, Purchaser’s good faith calculation of (i) Closing Date Net Working Capital, (ii) Closing Date Net Working Capital Adjustment Amount, and (iii) on the basis of the foregoing, its calculation of the Purchase Price. For the avoidance of doubt, in no event shall the Post-Closing Statement be permitted to be delivered on more than one occasion or amended subsequent to the initial submission.
(c)    Within forty-five (45) days following receipt by Seller of the Post-Closing Statement, Seller shall deliver written notice to Purchaser of any good faith dispute Seller has with respect to the calculation, preparation or content of the Post-Closing Statement (the “Dispute Notice”); provided that if Seller does not deliver any Dispute Notice to Purchaser within such forty-five (45)-day period, the Post-Closing Statement will be final, conclusive and binding on the Parties. The Dispute Notice shall set forth in reasonable detail (i) any item on the Post-Closing Statement that Seller disputes and (ii) Seller’s position as to the correct amount of such item, provided that Seller shall be deemed to have agreed with all other items and amounts on the Post-Closing Statement. Upon receipt by Purchaser of a Dispute Notice, Purchaser and Seller shall negotiate in good faith to resolve any dispute set forth therein. If Purchaser and Seller fail to resolve any such dispute within thirty (30) days after delivery of the Dispute Notice (the “Dispute Resolution Period”), then Purchaser and Seller jointly shall engage, within ten (10) Business Days following the expiration of the Dispute Resolution Period, Grant Thornton or, if Grant Thornton is unavailable or conflicted, another nationally recognized major accounting firm selected jointly by Seller and Purchaser (the “Independent Accounting Firm”) to resolve any such dispute; provided that, if Seller and Purchaser are unable to agree on the Independent Accounting Firm, then each of Seller and Purchaser shall select a nationally recognized major accounting firm, and the two (2) firms will mutually select a third (3rd) nationally recognized major accounting firm to serve as the Independent Accounting Firm. As promptly as practicable, and in any event not more than fifteen (15) days following the engagement of the Independent Accounting Firm, Purchaser and Seller shall each prepare and submit a presentation detailing each Party’s complete statement of proposed resolution of each issue still in dispute to the Independent Accounting Firm. Purchaser and Seller shall instruct the Independent Accounting Firm to, as soon as practicable after the submission of the presentations described in the immediately preceding sentence and in any event not more than twenty (20) days following such presentations, make a final determination, binding on the Parties to this Agreement, of the appropriate amount of each of the line items that remain in dispute as indicated in the Dispute Notice. The Independent Accounting Firm shall make such final determination based solely on the written submissions of Purchaser, on the one hand, and Seller, on the other hand, regarding the appropriate amount of each of the line items that remain in dispute as indicated in the Dispute

Notice that Seller and Purchaser have submitted to the Independent Accounting Firm. With respect to each disputed line item, such determination, if not in accordance with the position of either Seller or Purchaser, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Seller or Purchaser, as applicable, in their respective presentations to the Independent Accounting Firm described above. Notwithstanding the foregoing, the scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to whether any disputed determinations of the Closing Date Net Working Capital were properly calculated in accordance with the Transaction Accounting Principles. Absent fraud or manifest error, all determinations made by the Independent Accounting Firm, and the Post-Closing Statement, as modified by the Independent Accounting Firm, shall be final, conclusive and binding on the Parties hereto. The Parties hereto agree that any adjustment as determined pursuant to this Section 2.9(c) shall be treated as an adjustment to the Purchase Price, except as otherwise required by Law.
(d)    All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be borne by Seller and Purchaser in proportion to the allocation of the dollar value of the amounts in dispute between Seller and Purchaser resolved by the Independent Accounting Firm, such that the Party prevailing on the greatest dollar value of such disputes pays the lesser proportion of the fees. For example, should the items in dispute total one thousand Dollars ($1,000) and the Independent Accounting Firm awards six hundred Dollars ($600) in favor of Seller’s position, then 60% of the costs of its review would be borne by Purchaser and 40% of the costs of its review would be borne by Seller.
(e)    For purposes of complying with the terms set forth in this Section 2.9, each of Seller and Purchaser shall reasonably cooperate with and make available to each other and their respective Affiliates and Representatives all information, records, data and working papers, in each case to the extent related to the Purchased Assets, Assumed Liabilities or Business, and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Post-Closing Statement and the resolution of any disputes thereunder.
(f)    If the Purchase Price as finally determined pursuant to this Section 2.9 exceeds the Estimated Purchase Price, Purchaser shall pay or cause to be paid an amount in cash equal to such excess to Seller by wire transfer of immediately available funds to an account or accounts designated in writing by Seller to Purchaser; and if the Purchase Price as finally determined pursuant to this Section 2.9 is less than the Estimated Purchase Price, then Seller shall pay or cause to be paid an amount in cash equal to such difference to Purchaser by wire transfer of immediately available funds to an account or accounts designated in writing by Purchaser to Seller. Any payment required to be made pursuant to this Section 2.9(f) shall be made within five (5) Business Days of the date on which the Purchase Price is finally determined pursuant to this Section 2.9.
(g)    Each of the Estimated Closing Statement (including the Estimated Purchase Price and components thereof) and the Post-Closing Statement (including the Purchase Price and components thereof) shall be prepared and calculated in accordance with the definitions of such terms contained in the Agreement and the Transaction Accounting Principles consistently applied. Neither the calculations nor the purchase price adjustment to be made pursuant to this Section 2.9 is intended to be used to adjust for errors or omissions, under GAAP or otherwise, that may be found with respect to the Business Financial Information or the Closing Date Net Working Capital Target. No event, act, change in circumstance or similar development, including any market or business development or change in GAAP or applicable Law, arising or occurring after the Closing, shall be taken into consideration in the calculations to be made pursuant to this Section 2.9.

(h)    Purchaser agrees that, following the Closing through the date that the Post-Closing Statement becomes final, conclusive and binding in accordance with this Section 2.9, it will not take or permit to be taken any actions with respect to any accounting books, records, policies or procedures that would impede or delay, or reasonably be expected to impede or delay, the final determination of the Purchase Price or the preparation of any Dispute Notice, in each case, in the manner and utilizing the methods provided by this Agreement.
Section 2.10    ACV Payment.
(a)    As additional consideration for the Purchased Assets and other obligations of Seller pursuant to this Agreement, Seller shall be eligible to receive from Purchaser, after the date that is six (6) months following the Closing Date (the “Measurement Date”), an amount equal to fifty million Dollars ($50,000,000) multiplied by the Final Unbundled ACV Percentage (the “Measurement Date ACV Payment”), on the terms and subject to the conditions set forth in this Section 2.10
(b)    As promptly as reasonably practicable, and in any event within forty-five (45) days after the Measurement Date, Purchaser shall deliver to Seller a written statement that sets forth in reasonable detail Purchaser’s good faith calculation of Unbundled ACV as of the Measurement Date (the “Unbundled ACV Statement”). Within thirty (30) days following receipt by Seller of the Unbundled ACV Statement, Seller shall deliver written notice to Purchaser of any good faith dispute Seller has with respect to the calculation, preparation or content of the Unbundled ACV Statement (an “ACV Dispute Notice); provided that if Seller does not deliver an ACV Dispute Notice to Purchaser within such thirty (30)-day period, the Unbundled ACV Statement will be final, conclusive and binding on the Parties. The ACV Dispute Notice shall set forth in reasonable detail Seller’s position as to the correct amount of the Unbundled ACV. Upon receipt by Purchaser of an ACV Dispute Notice, Purchaser and Seller shall negotiate in good faith to resolve any dispute set forth therein. If Purchaser and Seller fail to resolve any such dispute within thirty (30) days after delivery of the ACV Dispute Notice, then Purchaser and Seller jointly shall engage, within ten (10) Business Days following the expiration of such thirty (30) day period, a nationally recognized major accounting firm using the procedures set forth in Section 2.9(c). As promptly as practicable, and in any event not more than fifteen (15) days following the engagement of the Independent Accounting Firm, Purchaser and Seller shall each prepare and submit a presentation detailing each Party’s complete statement of proposed resolution of each issue set forth in the ACV Dispute Notice that is still in dispute to the Independent Accounting Firm. Purchaser and Seller shall instruct the Independent Accounting Firm to, as soon as practicable after the submission of the presentations described in the immediately preceding sentence and in any event not more than twenty (20) days following such presentations, make a final determination, binding on the Parties to this Agreement, of the appropriate amount of each of the line items that remain in dispute as indicated in the ACV Dispute Notice. The Independent Accounting Firm shall make such final determination based solely on the written submissions of Purchaser, on the one hand, and Seller, on the other hand, regarding the appropriate amount of each of the line items that remain in dispute as indicated in the ACV Dispute Notice that Seller and Purchaser have submitted to the Independent Accounting Firm. Absent fraud or manifest error, all determinations made by the Independent Accounting Firm, and the Unbundled ACV Statement, as modified by the Independent Accounting Firm, shall be final, conclusive and binding on the Parties hereto. The Parties hereto agree that any Measurement Date ACV Payment as determined pursuant to this Section 2.10 shall be treated as an adjustment to the Purchase Price (or an installment payment, as Seller shall so determine), except as otherwise required by Law.
(c)    All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm in accordance with this Section 2.10 shall be allocated between Seller and Purchaser in accordance with the principle set forth in Section 2.9(d). For purposes of complying with the terms set forth in this Section 2.10, each of Seller and Purchaser shall reasonably cooperate with and make available to each other and their respective Affiliates and Representatives all information and records, in each case to the extent related to the Bundled Customer Contracts (including those that become Unbundled), and shall permit access to its personnel, as may be reasonably required in connection with the preparation and analysis of the Unbundled ACV Statement and the resolution of any disputes with respect thereto.
(d)    Purchaser shall pay or cause to be paid an amount in cash equal to the Measurement Date ACV Payment, if any, to Seller by wire transfer of immediately available funds to an account or accounts designated in writing by Seller to Purchaser within five (5) Business Days of the date on which the Measurement Date ACV Payment is finally determined pursuant to this Section 2.10; provided that in the event of an ACV Dispute Notice that disputes only a portion of the Measurement Date ACV Payment, Purchaser shall pay the undisputed portion thereof within five (5) Business Days after delivery of the ACV Dispute Notice.
Section 2.11    Purchase Price Allocation. Seller and Purchaser agree to allocate and, as applicable, to cause their relevant Affiliates to allocate, the Purchase Price (as finally determined pursuant to Section 2.9) and any other items that are treated as additional consideration for Tax purposes among the Purchased Assets in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. No later than sixty (60) days after the date on which the Purchase Price is finally determined pursuant to Section 2.9, Seller shall deliver to Purchaser a proposed allocation of the Purchase Price (as finally determined pursuant to Section 2.9) and any other items that are treated as additional consideration for Tax purposes as of the Closing Date determined in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Seller’s Allocation”). If Purchaser disagrees with Seller’s Allocation, Purchaser may, within thirty (30) days after delivery of Seller’s Allocation, deliver a written notice (the “Purchaser’s Allocation Notice”) to Seller to such effect, specifying those items as to which Purchaser disagrees and setting forth Purchaser’s proposed allocation. If the Purchaser’s Allocation Notice is duly delivered, Seller and Purchaser shall, during the twenty (20) days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the allocation of the Purchase Price (as finally determined pursuant to Section 2.9) and any other items that are treated as additional consideration for Tax purposes. If Seller and Purchaser are unable to reach such agreement, the Parties shall be entitled to use separate allocations of the Purchase Price. The allocation, as prepared by Seller if no Purchaser’s Allocation Notice has been given or as adjusted pursuant to any agreement between Seller and Purchaser, if any (the “Allocation”), shall be conclusive and binding on the Parties hereto. Seller and Purchaser shall not, and shall cause their respective Affiliates not, to, take any position inconsistent with the Allocation (if any) on any Tax Return or in any Tax Proceeding, in each case, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or foreign Law).
Section 2.12    Non-Assignment; Consents.
(a)    Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, assign, transfer or convey any Purchased Asset if an attempted sale, assignment, transfer or conveyance thereof would be prohibited by Law or would, without the approval, authorization or consent of, filing with, notification to, or granting or issuance of any license, order, waiver or permit by, any third party or Governmental Entity (collectively, “Approvals” and such assets, collectively, the “Non-Assignable Assets”), (i) constitute a breach or other contravention thereof, or result in any acceleration of obligations of Seller or any of its Subsidiaries or the exercise of rights or remedies by any counterparty, including rights of recapture or termination (including in the case of any request for approval or consent, in which case no such request shall be made without the agreement of the Parties),

(ii) be ineffective, void or voidable, or (iii) adversely affect in any material respect the rights thereunder of Seller, any of its Subsidiaries, Purchaser, or any of their respective officers, directors, agents or Affiliates, unless and until such Approval is obtained, it being understood that the obtainment of any such Approval is not a condition to the Closing and that, subject to the satisfaction of the conditions set forth in Article VIII, the Closing shall proceed in accordance with this Agreement, and Purchaser shall pay the full Estimated Purchase Price at the Closing without the sale, assignment, transfer or conveyance of such Non-Assignable Assets.
(b)    Prior to the Closing and continuing for a period of the greater of one (1) year following the Closing Date and, with respect to a Non-Assignable Asset that is a Contract, the expiration of the term of such Contract in accordance with its current term or the execution of a replacement Contract following the Closing by Purchaser or its Affiliate, Seller and Purchaser shall use commercially reasonable efforts to obtain, or cause to be obtained, any Approval (other than Regulatory Approvals, which shall be governed by Section 5.1) (collectively, the “Non-Regulatory Approvals”) required to sell, assign or transfer the Non-Assignable Assets and to obtain the unconditional release of Seller and its Affiliates so that Purchaser and its Affiliates shall be solely responsible for the related Liabilities (including the Assumed Liabilities) after Closing (it being understood and agreed that an Approval may be obtained without such unconditional release). If any such Approval is not obtained prior to Closing, until the earlier of (i) such time as such Approval or Approvals are obtained, or such Approval or Approvals have been denied in writing, (ii) the end of the Contract Cutover Period in the case of a Bundled Customer Contract and (iii) the later of (A) one (1) year following the Closing Date and (B) with respect to a Non-Assignable Asset that is a Contract, the expiration of the term of such Contract in accordance with its current term or the execution of a replacement Contract following the Closing by Purchaser or its Affiliate, then Seller shall cooperate with Purchaser to the extent permitted by such Contract and applicable Law, in any arrangement reasonably acceptable to Purchaser and Seller intended to both (x) provide Purchaser, to the fullest extent practicable, the claims, rights and benefits of any such Purchased Assets and (y) cause Purchaser to assume and bear all costs and Liabilities thereunder relating to the Business from and after the Closing in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement). In furtherance of the foregoing, Purchaser will promptly pay, perform or discharge when due any Liability arising thereunder after the Closing Date.
(c)    Notwithstanding anything herein to the contrary, none of Seller, any of its Subsidiaries nor Purchaser or any of its Subsidiaries shall have any obligation under this Agreement or otherwise to pay any consent, approval or waiver “fee,” discount, rebate or any money or other consideration beyond administrative costs to any Person, agree to any modification or amendment of or any concession to any counterparty to any Contract, or to initiate any claim or proceeding against any Person in order to obtain any Non-Regulatory Approvals.
(d)    Subject to Section 5.14, which shall govern Customer Contracts, any Contract (other than a Bundled Customer Contract) to be assigned, transferred and conveyed in accordance with Section 2.4(a) that does not exclusively relate to the Business (each, a “Shared Contract”), each of which is set forth on Section 2.12(d) of the Seller Disclosure Schedules, shall be assigned, transferred and conveyed only with respect to (and preserving the meaning of) those parts that relate to the Business, to Purchaser, if so assignable, transferable or conveyable, or appropriately amended prior to, on or after the Closing, so that Purchaser shall be entitled to the rights and benefit of those parts of the Shared Contract that relate to the Business and shall assume the related portion of any Liabilities contemplated by this Agreement; provided that (i) in no event shall any Person be required to assign (or amend), either in its entirety or in part, any Shared Contract that is not assignable (or cannot be amended) by its terms without obtaining one or more Approvals and (ii) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended, without such Approval or Approvals, until the earlier of such time as such Approval or Approvals are obtained and one (1) year following the Closing Date, then Seller will cooperate with Purchaser to establish an agency type or other similar arrangement reasonably satisfactory to Seller and Purchaser intended to both (A) provide Purchaser, to the fullest extent practicable under such Shared Contract, the claims, rights and benefits of those parts that relate to the Business and (B) cause Purchaser to bear all costs and Liabilities thereunder relating to the Business from and after the Closing in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement). In furtherance of the foregoing, Purchaser will promptly pay, perform or discharge when due any Liability arising thereunder relating to the Business after the Closing Date.
(e)    For so long as the Seller Entities hold any Purchased Assets or are parties to any Shared Contracts and provide Purchaser any claims, rights and benefits of any such Purchased Asset or Shared Contract pursuant to an arrangement described in Section 2.12(a) or Section 2.12(b), Purchaser shall indemnify and hold harmless Seller, the Seller Entities and their respective Affiliates from and against all losses, liabilities, damages and costs incurred or asserted as a result of Seller’s or any such Affiliate’s or their respective Affiliate’s post-Closing direct or indirect ownership, management or operation of any such Purchased Assets or Shared Contracts (only to the extent that such losses, liabilities, damages and costs relate to the Business). Notwithstanding anything contained herein to the contrary, any transfer or assignment to Purchaser of any Purchased Asset or any part of a Shared Contract that shall require an Approval as described above in this Section 2.12 shall be made subject to such Approval being obtained.
Section 2.13    Bulk Sales Waiver. Purchaser and its Affiliates acknowledge that Seller and its Affiliates have not taken, and do not intend to take, any actions required to comply with any applicable “bulk transfer law” or “bulk sales law” (or any similar law) of any jurisdiction. Purchaser and its Affiliates hereby waive compliance by Seller and its Affiliates with the provisions of any “bulk transfer law” or “bulk sales law” (or any similar law) of any jurisdiction in connection with the transactions contemplated by this Agreement.
Section 2.14    Wrong Pocket Assets and Liabilities. Upon the terms and conditions set forth in this Agreement and the other Transaction Documents, if, following the Closing (but subject to Section 2.12) (a) any Purchased Asset or Assumed Liability remained with Seller, any other Seller Entity or any other Subsidiary of Seller, Seller, such Seller Entity or such Subsidiary (as the case may be) shall transfer without effect on the Purchase Price, such Purchased Asset or Assumed Liability as soon as reasonably practicable to Purchaser (or Purchaser’s designees) and Purchaser (or Purchaser’s designees, as the case may be) shall accept any such Purchased Asset and assume any such Assumed Liability, and (b) any asset that is not a Purchased Asset or Liability that is not an Assumed Liability has transferred to Purchaser in deviation from the terms and conditions of this Agreement or any other Transaction Document, Purchaser or its designees, as applicable, shall transfer without effect on the Purchase Price, such asset or Liability as soon as reasonably practicable to Seller or the applicable Seller Entity as directed by Seller, and Seller or the applicable Seller Entity shall accept any such asset and assume any such Liability. Prior to any such transfer, the Person receiving or possessing such Purchased Asset or Assumed Liability, or other asset or Liability, as the case may be, shall hold such asset or Liability in trust for or on behalf of the Person to which it shall be transferred pursuant to this Section 2.14.
Section 2.15    Foreign Transfer and Acquisition Agreements. The assignment, transfer and conveyance of the Purchased Assets and the assumption of the Assumed Liabilities in non-U.S. jurisdictions will be effected pursuant to an individual short-form assignment and assumption agreement (each, a “Foreign Assignment and Assumption Agreement”) on a country-by-country basis, with such changes as are reasonably agreed by the Parties based on the requirements of applicable foreign Law; provided in each case that the Foreign Assignment and Assumption Agreement(s) shall serve purely to effect the legal transfer of the applicable

Purchased Assets and the legal assumption of the applicable Assumed Liabilities and shall not have any effect on the value being received by Purchaser or given by Seller, including the allocation of assets and Liabilities as between them, all of which shall be determined in accordance with this Agreement. No such Foreign Assignment and Assumption Agreement shall in any way modify, amend or constitute a waiver of any provision of this Agreement or include any additional representations or warranties, covenants or agreements except to the extent required by the Law of the applicable jurisdiction or to the extent required to effectuate the assignment, transfer or conveyance of the applicable Purchased Asset or the assumption of the applicable Assumed Liability in such jurisdiction, and, in the event of any inconsistency between this Agreement and a Foreign Assignment and Assumption Agreement, this Agreement will control to the extent permissible under applicable Law.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in, or qualified by any matter set forth in, the Seller Disclosure Schedules (it being agreed that the disclosure of any matter in any section in the Seller Disclosure Schedules shall be deemed to have been disclosed in any other section in the Seller Disclosure Schedules to which the applicability of such disclosure is reasonably apparent on its face), Seller hereby represents and warrants to Purchaser:
Section 3.1    Organization, Standing and Power. Each of Seller and the other Seller Entities is duly organized, validly existing and in good standing (where applicable) under the Laws of its jurisdiction of organization, and each of Seller and the other Seller Entities has all necessary organizational power and authority to carry on the Business as presently conducted, except (other than with respect to such entity’s due organization and valid existence) as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. Each of Seller and the other Seller Entities is licensed or qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the properties or assets owned or leased by it or the operation of the Business makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.
Section 3.2    Authority; Execution and Delivery; Enforceability. Each Seller Entity has all necessary power and authority to execute the Transaction Documents to which it is or will be a party and to consummate the Transaction and the other transactions contemplated hereby and thereby, as applicable. The execution and delivery by each Seller Entity of the Transaction Documents to which it is or will be a party and the consummation by it of the Transaction and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other action of the Seller Entities. Seller has duly executed and delivered this Agreement, and at or prior to the Closing, each Seller Entity will have duly executed and delivered the other Transaction Documents to which it will be a party, and assuming due authorization, execution and delivery by Purchaser, this Agreement will constitute its valid and binding obligation, and each other Transaction Document will constitute the valid and binding obligation of each Seller Entity party thereto, in each case, enforceable against each such Seller Entity in accordance with its terms, subject to the effect of any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law) (the “Enforceability Exceptions”).
Section 3.3    No Conflicts; Consents. The execution and delivery by each Seller Entity of the Transaction Documents to which it is or will be a party does not, and the consummation of the transactions contemplated hereby and thereby and compliance by the Seller Entities with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under or give rise to a right of termination, cancellation or acceleration of any right or obligation under or any loss of benefit under, or result in the creation of any Lien (other than Permitted Liens) upon any of the Purchased Assets under, any provision of (a) the Organizational Documents of Seller or any Seller Entity, (b) any Judgment or Law applicable to the Business or to which any Seller Entity is subject or (c) any Business Contract, except, with respect to the foregoing clauses (b) and (c) in each case, for any such items that would not individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect or would not reasonably be expected to materially impair or materially delay the ability of Seller to perform its obligations under this Agreement and consummate the Transaction. Assuming the truth and accuracy of the representations and warranties of Purchaser set forth in Article IV, no Approval of any Governmental Entity is required to be obtained or made by or with respect to Seller or the other Seller Entities in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents or the consummation of the Transaction, other than (i) compliance with any applicable requirements of the HSR Act and with any other applicable Law or other legal restraint designed to govern competition, trade regulation, foreign investment, or national security or defense matters or to prohibit, restrict or regulate actions with the purpose or effect of monopolization or restraint of trade (collectively, together with the HSR Act, the “Antitrust Laws”), (ii) compliance with the EC Commitments and approval of the Transaction by the EC, (iii) in respect of any licenses or Permits set forth on Section 3.3(iii) of the Seller Disclosure Schedules and (iv) those that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect or materially impair or materially delay the ability of Seller to perform its obligations under this Agreement and consummate the Transaction.
Section 3.4    Proceedings. There are no Proceedings pending or, to the Knowledge of Seller, threatened in writing, against Seller or the other Seller Entities with respect to the Business, except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect or reasonably be expected to materially impair or materially delay the ability of Seller to perform its obligations under this Agreement and consummate the Transaction. There are no Judgments relating to any Seller Entity in connection with the Business that would reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect or materially impair or materially delay the ability of Seller to perform its obligations under this Agreement and consummate the Transaction.
Section 3.5    Financial Information.
(a)    Section 3.5(a) of the Seller Disclosure Schedules sets forth true and complete copies of the combined financial information of the Business consisting of the balance sheet accounts associated with the Business as of December 31, 2021 and 2020 and the related adjusted statements of operations and statement of profits and losses for the fiscal year then ended (such items, together with the notes and schedules thereto, collectively, the “Business Financial Information”).
(b)    The Business Financial Information (i) has been derived from the books and records of Seller, the other Seller Entities and their respective Subsidiaries and includes the application of certain management judgements made in good faith, (ii) fairly presents, in accordance with GAAP, in all material respects, the combined financial position of the Business as of the date thereof and the combined results of operations of the Business for the period covered therein and (iii) has been prepared as between such Business Financial Information on a comparable basis in accordance with GAAP and on the basis of the same accounting principles, methods and procedures, consistently applied in all material respects throughout the periods indicated; provided that the Business Financial Information and the foregoing representations and warranties are qualified by the fact that the Business has not operated as a separate standalone entity and therefore the Business Financial Information does not include all of the costs necessary for the Business to operate as a separate standalone entity, nor does it necessarily represent the financial, operating or other results of the Business had the Business been operated as a standalone entity.
Section 3.6    Absence of Changes or Events.
(a)    Except in connection with or in preparation for the Transaction and the other transactions contemplated by this Agreement and the hold separate obligations set forth in the EC Commitments, since December 31, 2021 through the date of this Agreement, (i) the Business has been conducted in all material respects in the ordinary course (other than in connection with any action taken, or omitted to be taken, pursuant to any COVID-19 Measures or which was otherwise taken, or omitted to be taken, in response to COVID-19, as determined in good faith by Seller in its reasonable discretion) and (ii)  no Seller Entity has taken any action of the type described in Section 5.2(b)(iii), (iv), (v), (vi), (vii), (viii) or (x) or, with respect to any of the foregoing, Section 5.2(b)(xi), that, if taken after the date hereof and prior to the Closing, would constitute a breach of Section 5.2(b).
(b)    Since December 31, 2021 through the Closing Date, there has not been, individually or in the aggregate, a Business Material Adverse Effect or any Effect that would reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.
Section 3.7    Sufficiency of Assets; Title.
(a)    As of the Closing, the Purchased Assets (i) taking into account the Transaction Documents and all of the assets, services, products, and real property (other than Intellectual Property Rights and Technology) to be provided, acquired, leased or licensed under the Transaction Documents, (ii) assuming all Approvals have been obtained or transferred, (iii) excluding the Excluded Services (as such term is defined in the Transition Services Agreement), (iv) assuming all Business Employees remain employed by, or a contractor or consultant of, the Business at the Closing and (v) assuming that Purchaser enters into sufficient replacements for the Excluded Enterprise Agreements and Specified Excluded Contracts set forth on Section 3.7(a) of the Seller Disclosure Schedules, constitute all of the assets necessary to conduct the Business in all material respects in the manner conducted by Seller as of immediately prior to the Closing. The foregoing is not, and is not intended to be, a representation or warranty of any kind with respect to Intellectual Property Rights, which representations and warranties are solely as set forth in Section 3.8.
(b)    Seller or one of the Seller Entities has good and valid title to, or a valid leasehold interest or license to, or the right to transfer (or cause to be transferred) in accordance with the terms of this Agreement and the transactions contemplated hereby, all of the Purchased Assets, free and clear of all Liens (other than Permitted Liens). The foregoing is not, and is not intended to be, a representation or warranty of any kind with respect to Intellectual Property Rights, which representations and warranties are solely as set forth in Section 3.8.
Section 3.8    Intellectual Property.
(a)    Section 3.8(a) of the Seller Disclosure Schedules sets forth a true and complete list as of the date hereof of all Registered Intellectual Property included in the Business Intellectual Property (the “Registered Business Intellectual Property”).

(b)    The Seller Entities (i) exclusively own and possess all right, title and interest in and to the Business Intellectual Property, free and clear of all Liens, other than Permitted Liens, and (ii) (A) exclusively own and possess all right, title and interest in the Product Data free and clear of all Liens, other than Permitted Liens or (B) have valid and enforceable license(s) to use all such Product Data in the operation of the Business as currently operated and as conducted as of Closing.
(c)    (i) No Business Intellectual Property is subject to any Judgment, settlement or consent agreement, covenant not to sue, non-assertion assurance, release or other similar agreement, that could reasonably be expected, individually or in the aggregate, to adversely affect the use thereof by, or rights thereto of, Seller or any of its Subsidiaries (as applicable); (ii) there is no Proceeding pending against Seller or any of its Subsidiaries concerning the ownership, validity or enforceability, as applicable, of any Business Intellectual Property (other than ordinary course proceedings related to the application for any item of the Registered Business Intellectual Property); (iii) each item of the Registered Business Intellectual Property is subsisting and, to the Knowledge of Seller, not invalid or unenforceable; (iv) there are no pending Proceedings brought by Seller against any third party, and Seller has not provided any notice to any third party since January 1, 2020, alleging infringement, misappropriation, or other violation of any Business Intellectual Property by such third party, (v) to the Knowledge of Seller, no Person has infringed, misappropriated, diluted, or otherwise violated any material Business Intellectual Property; (vi) there are no pending Proceedings against Seller brought by any third party, and Seller has not received any notice (including unsolicited offers, demands, or requests to license or cease and desist letters) from any third party since January 1, 2020, alleging that the operation of the Business or the products and services of the Business infringe, misappropriate, or otherwise violate any Intellectual Property Rights of such third party; (vii) to the Knowledge of Seller, neither the operation of the Business nor the products and services of the Business (including any development, reproduction, performance, display, marketing, distribution, importation, offer for sale, sale, license or use thereof) infringe, misappropriate or otherwise violate, or since January 1, 2020 has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any third party; (viii) neither Seller nor any of its Subsidiaries has received any written or, to the Knowledge of Seller, oral request for indemnification or notice that any third party believes it may have an indemnification claim against Seller or any of its Subsidiaries related to any Intellectual Property Rights and, to the Knowledge of Seller, no basis exists for any such request or claim.
(d)    Except as set forth on Section 3.8(d) of the Seller Disclosure Schedules, the Business Intellectual Property and the Intellectual Property Rights licensed to Purchaser pursuant to Article VI include all of the Intellectual Property Rights of Seller and its Subsidiaries necessary to conduct the Business in all material respects in the manner currently conducted and as of immediately prior to Closing, after taking into account Intellectual Property Rights that are provided to Purchaser pursuant to the Transaction Documents, and Purchaser independently entering into Contract(s) to replace the Specified Excluded Contracts. The transactions contemplated by this Agreement shall not materially impair any right, title or interest of Purchaser in or to any Business Intellectual Property, Transferred Technology, or Product Data, and immediately subsequent to the Closing, (i) the Business Intellectual Property and Transferred Technology will be owned by Purchaser on the same terms and conditions to those under which the Seller Entities owned the Business Intellectual Property or Transferred Technology immediately prior to the Closing, without the payment of any additional amounts or consideration, and (ii) the Product Data will be owned by, licensed to, or available for use by, Purchaser on substantially the same terms and conditions to those under which the Seller Entities owned, licensed, or used such Product Data immediately prior to the Closing.
(e)    Except as would not reasonably be expected to have a Business Material Adverse Effect or with respect to any Registered Business Intellectual Property which Seller has elected in its reasonable business judgment to abandon or permit to lapse, the Seller Entities are current in the payment of all registration, maintenance and renewal fees with respect to the Registered Business Intellectual Property.
(f)    (i) The Seller Entities have taken commercially reasonable steps to protect, preserve, and maintain any Trade Secrets included in the Business Intellectual Property, including by requiring all employees and other Persons having access to any such material Trade Secrets to be bound by a commercially reasonable confidentiality undertaking, either directly or indirectly, and (ii) to the Knowledge of Seller, there are and have been no unauthorized access to, uses or disclosures of any such Trade Secrets.
(g)    The Seller Entities own or have sufficient rights to all material Intellectual Property Rights created, invented or developed by their respective employees, agents, consultants and contractors for or on behalf of the Seller Entities, either (i) by operation of law or (ii) pursuant to an agreement (including a “ work-for-hire” agreement, or an assignment agreement) with the Seller Entities. To the Knowledge of Seller, no Person is in material breach of any such Contract. Any and all payments or consideration for the transfer of Business Intellectual Property, Transferred Technology, or Technology that a Seller Entity has possession of or rights to use or access, subject to Section 5.16, pursuant to a Contract set forth on Section 3.8(j) of the Seller Disclosure Schedules, whether contractual or provided by Law, have been duly made and no material payment is outstanding.
(h)    The Seller Entities have complied in all material respects with the conditions of licenses for any Open Source Software that is incorporated into, integrated with, or bundled with any Business Software distributed by the Seller Entities. None of the Business Software uses, incorporates, or is integrated or bundled with any Open Source Software or any modification or derivative thereof in a manner that would (i) grant or purport to grant to any Person any rights to or immunities under any Business Software or (ii) require the disclosure, distribution, license of the source code to any Business Software, whether for free or at a charge, in each case under the terms of the same license that such Open Source Software was licensed to the Seller Entities.
(i)    The Seller Entities have taken reasonable precautions to protect the confidentiality, integrity and security of any material Business Software and Product Data from any theft, corruption, loss, unauthorized use, access, interruption or modification by any Person. To the Knowledge of Seller, the Transferred Technology, including the Business Software, does not contain any virus, malware, “Trojan horse,” worm or other Software routines designed to permit unauthorized access to or disable, erase or otherwise harm (the “Harmful Code”) such Transferred Technology.
(j)    Section 3.8(j) of the Seller Disclosure Schedules sets forth a list of all Business Contracts pursuant to which a third party has licensed to any of the Seller Entities any material (i) Technology (including any Product Data), or (ii) Intellectual Property Rights, that in each case is necessary for the continued sale or distribution of such Business Products following the Closing, but excluding any Contract for commercially available Software or data that is not material to the Business or a Business Product and any Excluded Enterprise Agreements.
(k)    No Person other than the Seller Entities is in possession of, or has been granted any license to any source code for any Business Software that constitutes a Business Product, and none of the Seller Entities has agreed or is under any obligation to provide such source code to any third party.
(l)    The Product Data and any databases containing such Product Data that are in use in the conduct of the Business are in good operating condition and are useable in the ordinary course of the business consistent with past practices. Section 3.8(l) of the Seller Disclosure Schedules accurately identifies each of the databases that is material to the Business.
(m)    Any other representation or warranty contained in this Agreement notwithstanding, the representations and warranties contained in this Section 3.8 constitute the sole representations and warranties of Seller relating to Intellectual Property Rights and/or Technology.
Section 3.9    Real Property. There is no owned or leased real property Primarily Related to the Business.
Section 3.10    Contracts.
(a)    Section 3.10(a) of the Seller Disclosure Schedules sets forth as of the date of this Agreement a true and complete list of each of the following Business Contracts (including the Vendor Contracts that are the subject of Section 5.16, assuming such Vendor Contracts become Unbundled by the Closing Date) (other than purchase orders and invoices, and, in each case, other than any Contract that will be used to provide services, assets or products pursuant to the Transaction Documents) (each such Contract set forth or required to be set forth on Section 3.10(a) of the Seller Disclosure Schedules, along with the LSTA Agreement, a “Material Contract”):
(i)    any Contract with a Material Customer or Material Vendor;
(ii)    any Contract with a distributor for the Business with an ACV in excess of fifty thousand Dollars ($50,000) per year;
(iii)    any joint venture, partnership or other similar agreement involving co-investment, profit-sharing or a similar arrangement between the Business with a third party;
(iv)    any Contract containing covenants that would restrict or limit in any material respect the ability of the Business (or Purchaser or any of its Affiliates after the Closing) to engage in any business or with any Person or in any geographic area (excluding Contracts that (A) are terminable by Seller or its Affiliate(s) part(ies) thereto without cause on no more than ninety (90) days’ prior notice to the other part(ies) thereto or (B) have a term expiring within six (6) months after the date hereof);
(v)    any Contract that grants exclusivity in favor of any other Person or grants any right of first refusal, right of first offer or similar preferential rights;
(vi)    any Contract pursuant to which a third party grants a license to any Intellectual Property Rights material to the Business (but excluding any Contract for commercially available Software or data that is not material to the Business or a Business Product), or pursuant to which Seller or its Subsidiaries grants a license to any material Business Intellectual Property to any third party (other than non-exclusive licenses granted in the ordinary course of business);
(vii)    any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) under which, after the Closing, the Business will have a material obligation with respect to an “earn out”, contingent purchase price or similar contingent payment obligation or any other material Liability or that has not been consummated as of the date hereof;

(viii)    to the Knowledge of Seller, any Contract evidencing or granting any Lien (other than a Permitted Lien) on any of the Purchased Assets;
(ix)    any Contract material to the Business providing for a material obligation for the indemnification of any Person by Seller or any of its Affiliates in respect of the Business (excluding indemnification of customers, vendors and counterparties to other Business Contracts in the ordinary course of business consistent with past practice);
(x)    any Contract relating to the resolution, settlement, release or compromise of any actual or threatened Proceeding Primarily Related to the Business with a value greater than one hundred thousand Dollars ($100,000) which is an Assumed Liability or which provides for any equitable remedy affecting the Business; and
(xi)    any Contract with a Governmental Entity.
(b)    Seller has made available to Purchaser a true and complete copy of each Material Contract in effect as of the date hereof. Each Material Contract is in full force and effect and is valid, binding and enforceable against the Seller Entity party thereto and, to the Knowledge of Seller, the other parties thereto, in accordance with its terms, in each case, subject to the Enforceability Exceptions, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. Neither Seller (or its applicable Subsidiary) nor, to the Knowledge of Seller, any other party to a Material Contract is in material breach or violation of, or material default under, any Material Contract, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.
Section 3.11    Compliance with Applicable Laws.
(a)    Neither Seller nor any of its Affiliates, to the extent applicable to its ownership of the Purchased Assets or other involvement in the conduct of the Business, is, and since January 1, 2020 has been, in material violation of any Law applicable to the conduct of the Business (including Anti-Corruption Laws).
(b)    The Permits held by Seller or any Seller Entity relating to the Business and constituting Purchased Assets constitute all Permits necessary for the conduct of the Business as currently conducted as of the date of this Agreement and immediately prior to the Closing in accordance with applicable Law, except where the failure to hold the same would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.
(c)    This Section 3.11 does not relate to matters with respect to Intellectual Property Rights, Technology, Taxes or Benefit Plans, such items being exclusively governed by Sections 3.8, 3.12 and 3.13, respectively.
Section 3.12    Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect: (a) all Tax Returns required to be filed with respect to the Purchased Assets, the Assumed Liabilities or the Business have been timely filed (taking into account extensions) and all such Tax Returns are correct and complete; (b) all Taxes imposed with respect to any of the Purchased Assets, the Assumed Liabilities or the Business that will have been required to have been paid on or prior to the Closing Date the nonpayment of which could result in a Lien for Taxes on any of the Purchased Assets, the Assumed Liabilities or the Business have been paid or will be timely paid by the due date thereof; (c) as of the date of this Agreement, there is no pending Tax Proceeding by any Taxing Authority with respect to any Tax with respect to the Purchased Assets, the Assumed Liabilities or the Business; (d) there are no Liens for Taxes upon any of the Purchased Assets other than Permitted Liens; and (e) none of the Purchased Assets is (i) subject to any lease, Contract or other arrangement (other than any Material Contract) the result of which is that, to the Knowledge of Seller, Seller is not treated as the owner of such Purchased Assets for U.S. federal income Tax purposes, (ii) subject to Section 168(g)(1)(A) of the Code, (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code, (iv) tax-exempt use property within the meaning of Section 168(h) of the Code, or (v) subject to a Tax sharing, Tax allocation, or Tax indemnity Contract or a similar arrangement (other than any agreement entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes). Notwithstanding any other provision of this Agreement to the contrary, Purchaser acknowledges and agrees that the representations and warranties contained in this Section 3.12; (i) are the only representations and warranties made by Seller with respect to Tax matters, and no other provision of this Agreement shall be interpreted as containing any representation or warranty with respect thereto, (ii) other than with respect to Section 3.13(f), shall not be interpreted as containing any representation or warranty with respect to any U.S. federal income Tax matters or other income Tax matters and (iii) shall not be interpreted as containing any representation or warranty with respect to any Tax matters, in each case of this clause (iii), reportable on a Seller Tax Return (except, in the case of this clause (iii), insofar as a breach, as so interpreted, would reasonably be expected to result in a Lien, other than a Permitted Lien, on any of the Purchased Assets or the Business).
Section 3.13    Labor Relations; Employees and Employee Benefit Plans.
(a)    On the date hereof, Seller has delivered to Purchaser a true and complete anonymized list of each Business Employee as of the date hereof setting forth each such Business Employee’s (i) title/position, (ii) principal place of employment, (iii) status (active or on leave; full-time or part-time), (iv) hire date (and service crediting date, if different), (v) accrued vacation and/or paid time off, (vi) annual base salary or base wage rate, (vii) target cash incentive compensation opportunity, (viii) union status and (ix) for Business Employees located in the United States, exempt and non-exempt classification, and (x) to the extent not previously provided, any other information required under the ARD. No later than five (5) Business Days prior to the anticipated Closing Date, Seller shall deliver a revised version of the Business Employee list which is updated as of the date of delivery and includes the name of each Business Employee and any updates to the extent in compliance with Section 5.2.
(b)    Section 3.13(b) of the Seller Disclosure Schedules sets forth a list of all Assumed Benefit Plans and each other material Benefit Plan. With respect to each such Assumed Benefit Plan and material Benefit Plan, as the case may be, Seller has made available to Purchaser such documents and information requested by Purchaser that is reasonably necessary for Purchaser to fulfill its obligations under Section 5.7. In addition, with respect to each Assumed Benefit Plan, Seller has made available to Purchaser, as applicable, the summary plan description (or a written summary if there is no summary plan description),a copy of the most recent determination or opinion letter issued by the IRS, all documents and records pursuant to which such Assumed Benefit Plan is maintained, administered and funded (including, without limitation, the plan documents, funding vehicles, participant and financial records, filings and material correspondence with Governmental Entities, and service provider agreements). The defined contribution UK Pension Scheme set forth on Section 3.13(b) of the Seller Disclosure Schedules is the only arrangement under which the Seller or any Seller Entity has or may have any obligation to provide or contribute towards pension, lump-sum, death, ill-health, disability or accident benefits in respect of any Business Employee in the United Kingdom.
(c)    Except as set forth on Section 3.13(c) of the Seller Disclosure Schedules, no Benefit Plan is (i) a defined benefit plan (as defined in Section 3(35) of ERISA), (ii) an

“employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 or 430 of the Code, (iii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code, and (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA,. There are no accrued benefits, commitments, or financial liabilities with respect to any employee benefit plan of the types described in (i) through (iv) above, or with respect to any Multiemployer Plan or any defined benefit pension plan or plan providing post-employment health, life or other welfare benefits in a jurisdiction outside the United States, that shall transfer to, or otherwise become a liability of, Purchaser as a result of the consummation of the transactions contemplated by this Agreement, whether pursuant to an active, frozen, partially frozen, discontinued, or terminated plan of any Seller Entity or its Affiliates. Neither Seller nor any of its ERISA Affiliates contributes to, has an obligation to contribute to or otherwise has any liability (actual or contingent) with respect to any Assumed Benefit Plan that is a Multiemployer Plan for the benefit of any Business Employee.
(d)    Each Benefit Plan that is intended to be tax-qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification and no circumstances exist that could reasonably be expected to result in the revocation of such letter or to adversely affect such plan’s tax-qualified status.
(e)    Except as required by applicable Law, as expressly contemplated by this Agreement or as set forth on Section 3.13(e) of the Seller Disclosure Schedules, neither the execution of this Agreement nor the consummation of the Transaction (whether alone or together with any other events) will (i) result in any material payment becoming due to any Business Employee, (ii) materially increase any benefits otherwise payable by the Business to any Business Employee, or (iii) result in the acceleration of the time of payment or vesting of any material payments or benefits due to any Business Employee.
(f)    Set forth on Section 3.13(f) of the Seller Disclosure Schedules is a true and correct list of each collective bargaining or works council or other labor agreement of Seller or any of its Affiliates to which any Business Employees are subject (each, a “Collective Bargaining Agreement”), which list is true and complete as of the date of this Agreement. During the two (2)-year period immediately prior to the date of this Agreement, there have been no (i) strikes, lockouts, work stoppages, slowdowns, picketing or other material concerted action or labor dispute, or (ii) organizational efforts or demands for recognition, in each case, involving Business Employees and except for such strikes or lockouts the existence of which would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.
(g)    During the three (3)-year period immediately prior to the date of this Agreement, Seller has been and is in material compliance with all applicable Laws respecting employment and employment practices in respect of the Business Employees, including but not limited to, terms and conditions of employment, collective bargaining, immigration (including verifying eligibility to work in the applicable jurisdiction), health and safety, wages and hours (including the proper classification of employees and of independent contractors), benefits, harassment, non-discrimination in employment and workers’ compensation, and (ii) there have been no material Proceedings filed against Seller by any current or former Business Employee with respect to their employment.
Section 3.14    Intercompany Arrangements. Except for any Contracts that are neither material in amount in relation to the Business nor necessary for Purchaser to conduct the Business in all material respects as it is conducted as of the date of this Agreement, and other than the Transaction Documents and the Contracts contemplated thereby and any Contracts that will be terminated prior to the Closing, Section 3.14 of the Seller Disclosure Schedules lists all

Contracts solely between or among Seller and/or its Subsidiaries with respect to the conduct of the Business or by which the Purchased Assets are bound.
Section 3.15    Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller for which Purchaser or any of its Affiliates would have any Liability.
Section 3.16    Data Protection.
(a)    Except as would not reasonably be expected to have a Business Material Adverse Effect, in respect of the Business, the Seller Entities are, and since January 1, 2020 have been in compliance with (i) all applicable requirements of Data Protection Legislation; (ii) all applicable contractual obligations concerning data privacy and security relating to Personal Information in the possession or control of Seller, the Seller Entities or any of their respective Affiliates under Contracts to which Seller, the Seller Entities or any of their respective Affiliates are party; and (iii) all written privacy, security and data protection policies relating to Personal Information in the possession or control of Seller, the Seller Entities or any of their respective Affiliates.
(b)    Seller, the Seller Entities and their respective Affiliates have in place and maintain an adequate written information security program covering the Business that (i) complies with applicable Data Protection Legislation, and (ii) includes and incorporates administrative, technical, organization and physical security procedures and measures that are reasonably intended to preserve the confidentiality, integrity and availability of all Personal Information and confidential information in the possession or control of Seller, the Seller Entities or any of their respective Affiliates and to protect against Security Breaches.
(c)    In respect of the Business, since January 1, 2020, the Seller Entities have had no Security Breaches and have made no notifications to a Data Protection Authority or any Person regarding a Security Breach. In respect of the Business, no Data Protection Authority has, since January 1, 2020, (i) alleged in writing that any Seller Entity has failed to comply with Data Protection Legislation or (ii) threatened in writing to conduct an investigation into or take enforcement action against any of Seller, the Seller Entities or their respective Affiliates. In respect of the Business, there is no pending, nor has there been since January 1, 2020 any complaint, proceeding or claim against Seller, the Seller Entities or their respective Affiliates initiated by any Person or any other Governmental Entity alleging that there has been a Security Breach or alleging infringement of Data Protection Legislation, and to the Knowledge of Seller, there is no reasonable basis for any such complaint, proceeding or claim.
Section 3.17    Bundled Customer Contracts. Section 3.17 of the Seller Disclosure Schedules sets forth, with respect to each Bundled Customer Contract, (a) the name of the Customer party to such Bundled Customer Contract and (b) Seller’s good faith estimate (based on the principles set forth in Section 3.17 of the Seller Disclosure Schedules) of the ACV of such Bundled Customer Contract attributable to the Business (such line items, the “Master Contract File”; it is acknowledged and agreed that Section 3.17 of the Seller Disclosure Schedules may include other line items not referenced here, which are included for the Parties’ convenience, and that none of Seller, the Seller Entities or any of their respective Affiliates or Representatives makes any representation or warranty as to those items). The Master Contract File is true and correct as of the date hereof in all material respects.
Section 3.18    Key Customers and Vendors. Section 3.18 of the Seller Disclosure Schedules set forth a list of (a) the top twenty (20) customers of the Business (the “Material

Customers”) and (b) the top ten (10) standalone third party vendors of the Business other than the counterparties to the Excluded Enterprise Agreements listed on Section 1.1(d) of the Seller Disclosure Schedules (the “Material Vendors”), determined by the ACV allocated to such customer or vendor, as applicable, during the twelve (12)-month period ended December 31, 2021 or that would have been allocated to such customer or vendor, as applicable, during the twelve (12)-month period ended December 31, 2021, had such relationship been evidenced by a standalone Contract. Except for (i) amendments in connection with or in preparation for the Transaction and the other transactions contemplated by this Agreement and (ii) the hold separate obligations set forth in the EC Commitments, no Material Customer or Material Vendor has canceled, terminated or otherwise materially modified its relationship with the Business, and no Seller Entity has received written notice from any Material Customer or Material Vendor that it intends to cancel or terminate a material portion of its relationship with the Business or otherwise materially modify its relationship with the Business. No Seller Entity is engaged in any material dispute with any Material Customer or Material Vendor.
Section 3.19    Affiliate Transactions. No Affiliate of any Seller Entity, or any officer, director or employee of any Seller Entity or, to the Knowledge of Seller, any individual related by blood, marriage or adoption to any such individual or any entity in which any such individual owns any beneficial interest, (a) is a party to any Contract (other than with respect to any officer, director or employee of any Seller Entity or any of its Affiliates, any employment-related or similar arrangements) with Seller or any of its Affiliates with respect to the Business or (b) has any interest in any assets or property used by Seller or any of its Affiliates with respect to the Business.
Section 3.20    Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, (a) all material insurance policies issued to any Seller Entity, solely to the extent such policies provide coverage for the Business, are in full force and effect in all material respects, except for any expiration thereof in accordance with the terms thereof, (b) no written notice of cancellation or modification has been received in respect of such policies other than in connection with ordinary renewals, and (c) there is no material default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder.
Section 3.21    No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article III or in any certificate delivered hereunder or in any other Transaction Document, none of Seller, the other Seller Entities or any of their respective Affiliates or Representatives has made or makes any representation or warranty, expressed or implied, as to the Purchased Assets, the Assumed Liabilities, the Business, their financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Purchased Assets, the Assumed Liabilities or the Business furnished or made available to Purchaser and its Affiliates and Representatives. Notwithstanding anything to the contrary in this Agreement, except for the representations and warranties expressly set forth in this Article III or in any certificate delivered hereunder or any other Transaction Document, none of Seller, the other Seller Entities or any of their respective Affiliates or Representatives has made or makes any representation or warranty, whether express or implied, with respect to any Excluded Assets or Retained Liabilities.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Except as set forth in the Purchaser Disclosure Schedules (it being agreed that the disclosure of any matter in any section in the Purchaser Disclosure Schedules shall be deemed to have been disclosed in any other section in the Purchaser Disclosure Schedules to which the applicability of such disclosure is reasonably apparent on the face of such disclosure), Purchaser hereby represents and warrants to Seller as follows:
Section 4.1    Organization, Standing and Power. Purchaser is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized, has all necessary organizational power and authority to carry on its business as presently conducted and is licensed or qualified to do business and is in good standing in each jurisdiction in which the properties or assets owned or leased by it or the operation of its business makes such licensing or qualification necessary, except as would not, or would not reasonably be expected to, impair or materially delay the ability of Purchaser to (a) perform its obligations under this Agreement or (b) consummate the Transaction and the other transactions contemplated hereby (each of clause (a) and this clause (b), a “Purchaser Material Adverse Effect”).
Section 4.2    Authority; Execution and Delivery; Enforceability. Purchaser has all necessary power and authority to execute this Agreement and the other Transaction Documents to which it is or will be a party and to consummate the Transaction and the other transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the other Transaction Documents to which it is or will be a party and the consummation by Purchaser of the Transaction and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other action of Purchaser. Purchaser has duly executed and delivered this Agreement and at or prior to the Closing will have duly executed and delivered the other Transaction Documents to which it is or will be a party, and assuming due authorization, execution and delivery by Seller, this Agreement and the other Transaction Documents to which it is or will be a party will constitute its valid and binding obligation, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.
Section 4.3    No Conflicts; Consents. The execution and delivery by Purchaser of this Agreement and the other Transaction Documents to which it is or will be a party does not, and the consummation by Purchaser of the Transaction and the other transactions contemplated hereby and thereby and compliance by Purchaser with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, require any consent or other action by a Person, or give rise to a right of termination, cancellation or acceleration of any right or obligation or any loss of any benefit under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Purchaser or any of its Subsidiaries under, any provision of (a) the Organizational Documents of Purchaser, (b) any Judgment or Law applicable to Purchaser or its Subsidiaries, or the properties or assets of Purchaser or its Subsidiaries or (c) any Contract pursuant to which Purchaser or any of its Subsidiaries is a party, except, with respect to the foregoing clauses (b) and (c), for any such items that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. Assuming the truth and accuracy of the representations and warranties of Seller set forth in Article III, no Approval of any Governmental Entity is required to be obtained or made by or with respect to Purchaser in connection with the execution, delivery and performance of this Agreement or the consummation of the Transaction and the other transactions contemplated hereby, other than (i) compliance with any applicable requirements of the HSR Act and with any other Antitrust Law, (ii) Approval of Purchaser by the EC as an acceptable purchaser of the Business pursuant to the EC Buyer Approval and the EC Commitments relating to the transactions contemplated by the Merger Agreement and (iii) those that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.4    Financial Ability to Perform.
(a)    Purchaser has available to it as of the date hereof, and will have available to it at the Closing, immediately available funds sufficient to enable Purchaser to perform its obligations hereunder (including payment of the Estimated Purchase Price and the Purchase Price and any other amounts payable by Purchaser hereunder or under any other Transaction Document) and to pay all other amounts payable in connection with the transactions contemplated hereby and thereby (including all of Purchaser’s and its Affiliates’ costs and expenses incurred in the evaluation, negotiation and execution of the Transaction and the other transactions contemplated hereby and the repayment of any Indebtedness that is required to be or contemplated to be repaid in connection therewith) (the “Payment Amounts”). Notwithstanding anything in this Agreement to the contrary, in no event shall the receipt or availability of any funds or financing by or to Purchaser or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Purchaser hereunder.
(b)    Purchaser has delivered to Seller a true, complete and correct copy of the fully executed debt commitment letter, dated as of the date of this Agreement (together with all exhibits and schedules thereto, the “Debt Commitment Letter”), pursuant to which the Financing Entities party thereto have agreed, upon the terms and subject to the conditions set forth therein, to provide debt financing in amounts set forth therein (the “Financing”).
(c)    The Debt Commitment Letter is in full force and effect and constitutes the valid, binding and enforceable obligation of the other parties thereto, enforceable in accordance with its terms, subject to the effect of any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law). There are no conditions precedent related to the funding of the full amount of the Financing or any contingencies that could permit the Financing Entities to reduce the total amount of the Financing, including any condition or other contingency relating to the amount of availability of the Financing pursuant to any “flex” provision, other than as expressly set forth in the Debt Commitment Letter.
(d)    Except as expressly permitted under Section 5.17(b), the Debt Commitment Letter has not been amended or modified in any manner as of the date hereof, and the commitments contained therein have not been terminated, reduced, withdrawn or rescinded in any respect by the Financing Entities or Purchaser or, to the Knowledge of Purchaser, any other party thereto, and no such termination, reduction, withdrawal or rescission is contemplated by Purchaser or, to the Knowledge of Purchaser, the Financing Entities or any other party thereto. Purchaser is not in default or breach under the Debt Commitment Letter and no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach or a failure to satisfy a condition on the part of Purchaser under the Debt Commitment Letter.
(e)    Purchaser has no reason to believe that (i) any of the conditions precedent expressly set forth in the Debt Commitment Letter will not be satisfied on or prior to the Closing Date or (ii) the Financing contemplated by the Debt Commitment Letter will not be available to Purchaser on the Closing Date or at any time thereafter.
(f)    There are no side letters, understandings or other agreements or arrangements relating to the Debt Commitment Letter or the Financing to which Purchaser or any of its Affiliates is a party that could affect the Financing contemplated by the Debt Commitment Letter in any respect. Purchaser or an Affiliate of Purchaser on its behalf has fully paid any and all commitment fees or other fees and amounts required by the Debt Commitment

Letter to be paid on or prior to the date of this Agreement, and will pay in full any such amounts due after the date hereof as and when due.
(g)    The Financing, when funded in accordance with the Debt Commitment Letter and giving effect to any “flex” provision in or related to the Debt Commitment Letter (including with respect to fees and original issue discount), will provide Purchaser with cash proceeds on the Closing Date sufficient to enable Purchaser to perform its obligations hereunder (including payment of the Estimated Purchase Price and the Purchase Price and any other amounts payable by Purchaser hereunder or under any other Transaction Document) and to pay the Payment Amounts. As of the date of this Agreement, Purchaser has no reason to believe that the representations and warranties contained in the immediately preceding sentence will not be true at and as of the Closing Date.
(h)    Notwithstanding anything in this Agreement to the contrary, in no event shall the receipt or availability of any funds or financing (including the Financing contemplated by the Debt Commitment Letter) by or to Purchaser or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Purchaser hereunder.
Section 4.5    Proceedings. There are no Proceedings pending, or, to the Knowledge of Purchaser, threatened in writing, against Purchaser or any of its Affiliates that would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
Section 4.6    Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or any of its Affiliates for which Seller or any of its Affiliates would have any Liability.
Section 4.7    Investigation. Purchaser acknowledges and agrees that Seller has made available to Purchaser and its Affiliates and their respective Representatives the opportunity to ask questions of the officers and management of Seller and the Business and been provided with access to certain documents, information and records of or with respect to the Purchased Assets, the Assumed Liabilities and the Business, in each case, satisfactory to Purchaser, and Purchaser confirms that it has made an independent investigation, analysis and evaluation of the Purchased Assets, the Assumed Liabilities and the Business.
Section 4.8    Solvency. Immediately after giving effect to the consummation of the Transaction and transactions contemplated hereby (including the Financing), Purchaser and its Subsidiaries, taken as a whole, will be Solvent. For purposes of this Section 4.8, “Solvent” means, with respect to Purchaser and its Subsidiaries, taken as a whole, that:
(a)    the fair saleable value (determined on a going concern basis) of the assets of Purchaser and its Subsidiaries, taken as a whole, shall be greater than the total amount of the liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed) of Purchaser and its Subsidiaries, taken as a whole;
(b)    Purchaser and its Subsidiaries, taken as a whole, shall be able to pay their debts and obligations in the ordinary course of business as they become due; and
(c)    Purchaser and its Subsidiaries, taken as a whole, shall have adequate capital to carry on their businesses and all businesses in which they are about to engage.

Section 4.9    Interests in Competitors. Neither Purchaser nor any of its Affiliates owns, directly or indirectly, any Person or business division that directly competes with the Business.
Section 4.10    Limitation of Warranties. In entering into this Agreement and in contemplation of entering into the other Transaction Documents, Purchaser has relied solely upon the representations and warranties expressly contained in Article III (in each case, as qualified by the Seller Disclosure Schedules) and no other representations or warranties of Seller, the Seller Entities, any of their respective Affiliates or Representatives, or any other Person, express or implied. Purchaser, on its own behalf and on behalf of its Affiliates and each of its and their respective Representatives, acknowledges, represents, warrants and agrees that, other than those representations and warranties expressly set forth in Article III (in each case, as qualified by the Seller Disclosure Schedules), the other Transaction Documents or any certificate delivered hereunder or thereunder, none of Seller, the Seller Entities nor any of their respective Affiliates, nor any of their respective Representatives or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Transaction Documents, the transactions contemplated hereby or thereby, the Purchased Assets, the Assumed Liabilities or the Business.
ARTICLE V
COVENANTS
Section 5.1    Efforts.
(a)    Subject to the terms and conditions hereof and Section 5.1(j) of the Seller Disclosure Schedules, the Parties shall cooperate and use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transaction and the other transactions contemplated by this Agreement and to cause the conditions to each other’s obligation to close the Transaction as set forth in Article VIII to be satisfied, including all actions and all things necessary for it (i) to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the Transaction (which actions shall include furnishing all information required by applicable Law in connection with approvals of or filings with any Governmental Entity); (ii) to satisfy as promptly as practicable all the conditions precedent to the obligations of each such Party hereto; and (iii) to obtain any Approval of, or any exemption by, any Governmental Entity required to be obtained or made by the Parties in connection with the acquisition of the Purchased Assets or the taking of any action contemplated by this Agreement. The Parties shall cooperate with each other in connection with the foregoing.
(b)    In furtherance and not in limitation of the foregoing, the Parties shall use their best efforts to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transaction and the other transactions contemplated by this Agreement as promptly as practicable following the date hereof and in any event no later than ten (10) Business Days following the date hereof; and (ii) file applications (or drafts thereof where applicable) with any applicable Governmental Entity whose Approval is required in connection with the consummation of the Transaction as promptly as practicable following the date hereof and in any event no later than ten (10) Business Days following the date hereof. The Parties shall cooperate and use their best efforts to obtain any Regulatory Approvals required for the Closing, to respond to any requests for information from a Governmental Entity, and to contest and resist any Proceeding and to have vacated, lifted, reversed or overturned any Judgment (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Transaction. To the extent permitted by applicable Law and subject to Section 5.1(f) with respect to competitively sensitive information, the Parties shall provide each other copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such Party or its Affiliates or Representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Transaction. The Parties shall notify and keep each other advised as to (i) any communication from any Governmental Entity regarding the Transaction and (ii) any Proceeding pending and known to such Party or, to its knowledge, threatened, which challenges the Transaction.
(c)    Unless otherwise agreed in writing by the Parties, Purchaser shall prepare and provide as promptly as practicable all documentation requested by the EC in connection with its review of Purchaser as an acceptable purchaser of the Business, the terms of this Agreement or the terms of any of the other Transaction Documents.
(d)    Purchaser will not take, or cause to be taken by any of its Affiliates, any actions or do, or cause to be done by any of its Affiliates, any things that would be reasonably likely to delay the obtaining of the Regulatory Approvals required for the Closing or to cause any Governmental Entity to object to the transactions contemplated by this Agreement or any other Transaction Document, including acquiring or agreeing to acquire any assets or businesses engaged in whole or in part in a line of business similar or related to the Business.
(e)    If staff of the EC notifies Seller or Purchaser that this Agreement or any of the Transaction Documents is not an acceptable manner of divesting the Purchased Assets and its Approval is being withheld pending modification of the terms or provisions of this Agreement or any other Transaction Document, as applicable, subject to Section 5.1(j), Seller and Purchaser shall cooperate in good faith to amend this Agreement to reflect any reasonable changes requested by the EC in a manner that, to the fullest extent possible, preserves the economic benefits intended to be obtained by the Parties in connection with the transactions contemplated by this Agreement and the other Transaction Documents.
(f)    Subject to applicable Laws, Purchaser and Seller shall, upon request by the other, furnish Seller or Purchaser, as applicable, with all information concerning itself, its business and operations, its Affiliates, directors, officers or equityholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made (or to be made) by or on behalf of Purchaser, Seller or any of their respective Affiliates to any Governmental Entity in connection with the transactions contemplated by this Agreement or any other Transaction Document. Notwithstanding the foregoing, in connection with the performance of each Party’s respective obligations, Seller and Purchaser may, as each determines is reasonably necessary, designate competitively sensitive material provided to the other pursuant to this Section 5.1(f) as “Outside Counsel Only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to directors, officers or employees of the recipient unless express permission is obtained in advance from the source of the materials (Seller or Purchaser, as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this Section 5.1(f), materials provided to the other Parties or their counsel may be redacted to remove references concerning the valuation of the Business.
(g)    Without limiting the generality of the foregoing, Purchaser shall use its best efforts to take, or cause to be taken, any and all actions and do, or cause to be done, any and all things necessary, proper or advisable to avoid, eliminate and resolve each and every impediment and obtain all Regulatory Approvals required for the Closing, as promptly as practicable, including offering to (i) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of specific assets or categories of assets or businesses of the Business or any other assets or businesses now owned or presently or hereafter sought to be acquired by Purchaser or its Affiliates; (ii) terminate any existing relationships and contractual rights and obligations; (iii) amend or terminate such existing licenses or other intellectual property agreements and enter into such new licenses or other intellectual property agreements; (iv) take any and all actions and make any and all behavioral commitments, whether or not they limit or modify Purchaser’s or its Affiliates’ rights of ownership in, or ability to conduct the business of, one or more of its or their operations, divisions, businesses, product lines, customers or assets, including, after the Closing, the Business or any of the Purchased Assets; and (v) enter into agreements, including with the relevant Governmental Entity, giving effect to the foregoing clauses (i) through (iv), in each case as promptly as practicable (but in any event prior to the Outside Date) after it is determined that such action is necessary to obtain approval for consummation of the transactions contemplated by this Agreement by any Governmental Entity. In furtherance of the foregoing, Purchaser shall, and shall cause its Subsidiaries to, keep Seller fully informed of all matters, discussions and activities relating to any of the matters described in or contemplated by clauses (i) through (v) of this Section 5.1(g).
(h)    Notwithstanding the foregoing or anything to the contrary in this Agreement, nothing in this Agreement shall require the Parties to take or agree to take any action pursuant to Section 5.1(g) with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing.
(i)    Without limiting the generality of the foregoing, subject to Section 2.12 with respect to Non-Regulatory Approvals, Purchaser agrees to provide such security and assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any Governmental Entity or other third party whose Approval is sought in connection with the Transaction and the other transactions contemplated by this Agreement. Whether or not the Transaction is consummated, Purchaser shall be responsible for the filing fee under the HSR Act.
(j)    Any provision in this Agreement notwithstanding, none of Seller, the other Seller Entities or any of their respective Affiliates shall under any circumstance be required to pay or commit to pay any amount or incur any obligation in favor of or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in the underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any Person to obtain any Approval, including the actions set forth in this Section 5.1 or Section 2.12, except as set forth on Section 5.1(j) of the Seller Disclosure Schedules. Subject to Seller’s compliance with this Section 5.1 and Section 2.12, none of Seller, the Seller Entities or any of their respective Affiliates shall have any Liability whatsoever to Purchaser arising out of or relating to the failure to obtain any Approvals that may be required in connection with the Transaction and the other transactions contemplated by this Agreement or because of the termination of any Contract as a result thereof. Purchaser acknowledges that no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached solely as a result of (i) the failure to obtain any Approval, (ii) any such termination of a Contract, or (iii) any Proceeding commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Approval or any such termination.
Section 5.2    Covenants Relating to Conduct of Business.
(a)    Except (i) in connection with any action taken, or omitted to be taken, pursuant to any COVID-19 Measures or which is otherwise taken, or omitted to be taken, in response to COVID-19, in each case as determined in good faith by Seller in its reasonable discretion (in each case, to the extent reasonably practicable, after first reasonably consulting with Purchaser and taking into consideration the reasonable concerns of Purchaser), (ii) as required by applicable Law or in order to obtain the EC Buyer Approval, (iii) as required by any hold separate obligations set forth in the EC Commitments or (iv) as otherwise expressly contemplated by the terms of this Agreement, from the date of this Agreement to the Closing, except as Purchaser may otherwise consent in writing to (such consent not to be unreasonably withheld, conditioned or delayed), Seller shall (and shall cause the Seller Entities to) use its reasonable best efforts to operate the Business in all material respects in the ordinary course and use commercially reasonable efforts to preserve substantially intact the present business organization of the Business and maintain satisfactory relationships with the customers, vendors and others having material business relationships with the Business; provided that no action by Seller or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 5.2 shall be deemed a breach of this Section 5.2(a) unless such action would constitute a breach of such other provision.
(b)    Except (w) as set forth in Section 5.2(b) of the Seller Disclosure Schedules, (x) in connection with any action taken, or omitted to be taken, pursuant to any COVID-19 Measures or which is otherwise taken, or omitted to be taken, in response to COVID-19, in each case as determined in good faith by Seller in its reasonable discretion (in each case, to the extent reasonably practicable, after first reasonably consulting with Purchaser and taking into consideration the reasonable concerns of Purchaser), (y) as required by applicable Law or in order to obtain the EC Buyer Approval, or (z) as otherwise expressly contemplated by the terms of this Agreement, and solely with respect to the Business, Seller shall not (and shall cause the other Seller Entities not to) do any of the following without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):
(i)    except (x) as may be required under any Benefit Plan, (y) in the ordinary course of business consistent with past practice or (z) in connection with any action that applies uniformly to Business Employees and other similarly situated employees of Seller or its Affiliates, (A) grant to any Business Employee any increase in compensation or benefits, (B) accelerate the time of payment or vesting of, the lapsing of restrictions or waiving of performance conditions with respect to, or fund or otherwise secure the payment of, any compensation or benefits to any Business Employee under any Benefit Plan that would be a Liability of Purchaser or its Affiliates following the Closing, or (C) grant any severance, retention, change in control, transaction bonus or termination pay to, or enter into or amend any agreement or arrangement providing for the payment of such amounts with, any Business Employee, that would be a Liability of Purchaser or its Affiliates following the Closing;
(ii)    (A) terminate the employment of any employee of any Business Employee having an annual salary or annualized base wages in excess of one hundred thousand Dollars ($100,000), other than a termination of employment for cause, (B) subject to clause (C), other than in the ordinary course of business, hire any employee who would become a Business Employee and (C) other than in order to replace any Business Employee, hire any employee who would have an annual salary or annualized base wages in excess of one hundred thousand Dollars ($100,000);
(iii)    (A) make any acquisition of any assets or businesses in excess of five hundred thousand Dollars ($500,000) in the aggregate, other than acquisitions in the ordinary course of business and acquisitions of businesses or assets already contracted by any Seller Entity, Seller or their respective Affiliates as of the date hereof and disclosed to Purchaser in writing, (B) sell, transfer, license, pledge, otherwise dispose of, abandon, permit to lapse or encumber or create any Lien (other than Permitted Liens) on any Purchased Assets, other than in the ordinary course of business and sales or dispositions of businesses or assets already contracted by any Seller Entity, Seller or their respective Affiliates as of the date hereof and disclosed to Purchaser in writing or as may be required by applicable Law, or (C) enter into any binding Contract with respect to any of the foregoing;
(iv)    settle any Proceeding Primarily Related to the Business (other than a Tax Proceeding) other than in the ordinary course of business consistent with past practice or involving solely money damages for which the Business and Purchaser will not have any Liability following the Closing;

(v)    make any material change in any method of financial accounting or financial accounting practice or policy;
(vi)    except in the ordinary course of business consistent with past practice, (A) terminate or materially modify, amend or waive any right under any Material Contract (other than any expiration of any such Material Contract in accordance with its term), other than in accordance with Section 5.14 or Section 5.16 or Section 5.2(b)(vi) of the Seller Disclosure Schedules, (B) cancel, compromise or settle any material claim, or intentionally waive or release any material right with respect to any Material Contract or (C) enter into any Contract that would have been a Material Contract if entered into prior to the date hereof;
(vii)    terminate, suspend, amend or modify in any material respect any Permit, except as required by applicable Law or a Governmental Entity;
(viii)    make any loans, advances or capital contributions to, or investment in, any other Person with respect to the Business in excess of five hundred thousand Dollars ($500,000) in the aggregate, other than pursuant to any binding contractual obligation in effect as of the date hereof and disclosed to Purchaser or advances to employees for business expenses to be incurred in the ordinary course of business consistent with past practice;
(ix)    change or amend its cash management customs and practices (including the collection of receivables, payment of payables and pricing and credit practices), in each case in a manner that is specifically targeted at the Business; or
(x)    authorize any of, or commit or agree to take, whether in writing or otherwise, or do any of, the foregoing actions.
(c)    The Seller Entities shall scan the Business Software using its standard anti-virus software for the presence of any Harmful Code and use commercially reasonable efforts to eliminate any Harmful Code uncovered as a result of such scan before Closing.
(d)    Anything to the contrary in this Agreement notwithstanding, nothing in this Section 5.2 shall prohibit or otherwise restrict in any way the operation of the business of Seller, the other Seller Entities or any of their respective Affiliates, except solely with respect to the conduct of the Business by Seller, the other Seller Entities and their respective Affiliates.
Section 5.3    Confidentiality.
(a)    Purchaser acknowledges that the information being provided to it in connection with the Transaction and the other transactions contemplated hereby is subject to the terms of that certain confidentiality agreement between Purchaser and Seller, dated as of November 8, 2021 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference in their entirety and shall survive the Closing. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information to the extent relating to the Business; provided that Purchaser acknowledges that its obligations of confidentiality and non-disclosure with respect to any and all other information provided to it by or on behalf of Seller, the Seller Entities or any of their respective Affiliates or Representatives, concerning Seller, the Seller Entities or any of their respective Affiliates (other than solely with respect to the Business), if any, shall continue to remain subject to the terms and conditions of the Confidentiality Agreement, any termination of the Confidentiality Agreement that has or would otherwise occur notwithstanding.
(b)    For two (2) years after the Closing, without Purchaser’s prior written consent, Seller shall, and shall cause its Subsidiaries and shall instruct its Representatives to,

treat confidentially any and all confidential information to the extent relating to the Business, and shall not disclose such confidential information to any other Person; provided that the foregoing restriction shall not apply to any information that (i) is in the public domain at the time of the Closing or enters into the public domain other than through a breach of this Agreement by Seller or any of its Representatives, (ii) was already in Seller’s possession (but not solely as a result of its former ownership or operation of the Business prior to the Closing) prior to its being provided to Seller or its Representatives by or on behalf of Purchaser and its source was not, to the Knowledge of Seller, bound by an obligation of confidentiality with respect to such information, or (iii) is properly obtained by Seller after the Closing from a third party who is not, to the Knowledge of Seller, bound by an obligation of confidentiality with respect to such information. Notwithstanding the foregoing, Seller shall, and shall cause its Subsidiaries and shall instruct its Representatives to use reasonable best efforts to treat confidentially and not disclose to any other Person any such confidential information of the Business that may be protectable as trade secret information under applicable Law, for long as such information continues to be protectable as trade secret information under applicable Law.
Section 5.4    Access to Information.
(a)    Seller shall afford to Purchaser reasonable access, upon reasonable notice during normal business hours and in a manner that does not unreasonably interfere with the operation of the Business, consistent with applicable Law and in accordance with the procedures established by Seller, during the period prior to the Closing, to the properties, books, Contracts, records and personnel of Seller and its Subsidiaries to the extent related to the Business to facilitate the completion of the Transaction and all other transactions contemplated by the Transaction Documents; provided that (i) neither Seller nor any of its Affiliates shall be required to violate any obligation of confidentiality to which it or any of its Affiliates may be subject in discharging their obligations pursuant to this Section 5.4 and (ii) other than personnel files described in Section 2.4(g), Seller shall not make available any personnel files of Business Employees and any other current or former employees of Seller and its Affiliates who have provided services to the Business; provided that nothing in this Agreement shall limit any of Purchaser’s or any of its Affiliates’ rights of discovery.
(b)    Purchaser agrees that any investigation undertaken pursuant to the access granted under Section 5.4(a) shall be conducted in such a manner as not to unreasonably interfere with the operation of the Business, and none of Purchaser or any of its Affiliates or Representatives shall communicate with any of the employees of the Business without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary in this Agreement, neither Seller nor any of its Affiliates shall be required to provide access to or disclose information where, upon the advice of counsel, such access or disclosure would jeopardize attorney-client privilege or contravene any Laws, provided that to the extent information is withheld pursuant to this sentence, Seller shall so inform Purchaser and use commercially reasonable efforts to provide Purchaser with access to such information in a manner that would not reasonably be expected to result in the loss of any such privilege or the contravention of any such Laws; provided that nothing in this Agreement shall limit any of Purchaser’s or any of its Affiliates’ rights of discovery.
(c)    At and after the Closing, Purchaser shall, and shall cause its Affiliates to, afford Seller, its Affiliates and their respective Representatives, during normal business hours, upon reasonable notice, and in a manner that does not unreasonably interfere with the operation of the Business, consistent with applicable Law and in accordance with the reasonable procedures established by Purchaser, reasonable access to the properties, books, Contracts, records and employees of the Business to the extent that such access may be reasonably requested by Seller in connection with the preparation of financial statements, taxes, reporting obligations and compliance with applicable Laws. Notwithstanding anything to the contrary in this Agreement, neither Purchaser nor any of its Affiliates shall be required to provide access to or disclose information where, upon the advice of counsel, such access or disclosure would jeopardize attorney-client privilege or contravene any Laws, provided that to the extent information is withheld pursuant to this sentence, Purchaser shall so inform Seller and use commercially reasonable efforts to provide Seller with access to such information in a manner that would not reasonably be expected to result in the loss of any such privilege or the contravention of any such Laws provided that nothing in this Agreement shall limit any of Seller’s or any of its Affiliates’ rights of discovery.
(d)    Purchaser agrees to hold all the books and records of the Business existing on the Closing Date (to the extent provided to Purchaser) and not to destroy or dispose of any thereof for a period of time as provided for in Purchaser’s document retention policies or such longer time as may be required by Law. Notwithstanding the foregoing, Purchaser may dispose of such books and records during such period of time if such books and records are first offered in writing to Seller and not accepted by Seller within thirty (30) days of such offer.
Section 5.5    Publicity. Each of Seller and Purchaser shall be permitted to issue an initial press release with respect to the Transaction that has been approved in writing by the other Party hereto, such approval not to be unreasonably withheld, conditioned or delayed. No Party to this Agreement nor any Affiliate or Representative of such Party shall issue or cause the publication of any press release or public announcement in respect of this Agreement, the Transaction or the other transactions contemplated by this Agreement, in each case, that is inconsistent with the initial press release, without the prior written consent of the other Party hereto (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or stock exchange rules; provided that each Party and its respective Affiliates and Representatives may disclose any information concerning the transactions contemplated by this Agreement (including providing updates as to the status thereof) that it deems appropriate in its reasonable judgment, including to securities analysts and institutional investors and in press interviews; provided, further, that no such disclosure shall be inconsistent in any material respect with any press release or public statement previously issued or made by either Party in accordance with this Section 5.5.
Section 5.6    Exclusivity. From the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Article IX and provided that Purchaser is complying with its obligations under this Agreement in good faith, Seller will, and will cause its Affiliates and its and their Representatives not to, directly or indirectly (i) solicit or initiate any Acquisition Proposal, (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person in connection with, any Acquisition Proposal or (iii) agree to or approve any Acquisition Proposal, provided that if Seller takes any action in the foregoing clauses (i) through (iii) on the basis that Purchaser is not complying with its obligations in good faith, it shall so notify Purchaser in writing. Seller will, and will cause its Affiliates and its and their Representatives to immediately cease and cause to be terminated any and all contacts, discussions and negotiations with third parties regarding the foregoing. As used herein, the term “Acquisition Proposal” means any proposal relating to a possible sale or other disposition of all or a material portion of the assets of the Business.
Section 5.7    Employee Matters.
(a)    Communications by Purchaser. From and after the date of this Agreement until the Closing Date, Purchaser shall consult with Seller and obtain Seller’s approval and consent, which shall not be unreasonably withheld or delayed, before making any written or oral communications to any Business Employees, whether relating to employee benefits, post-Closing terms of employment or otherwise.

(b)    Employee Transfers.
(i)    ARD Employees.
(A)    With respect to each Business Employee who is employed by Seller or one of its Affiliates in a jurisdiction in which the ARD is applicable and who is wholly or mainly assigned to the Business (an “ARD Employee”), Seller and Purchaser accept and agree that the transactions contemplated by this Agreement constitute a relevant transfer for purposes of the ARD and to apply the ARD in all of its provisions, and accept and agree that the terms and conditions of employment (and, to the extent provided for by the ARD, any associated rights, duties, liabilities or obligations) of each such ARD Employee will transfer effective as of the Closing as if such employment and terms and conditions were originally made or agreed between Purchaser or a relevant Purchaser Affiliate and the applicable ARD Employee. As the case may be, transfer of ARD Employees may be subject to consultation with affected employees or employee representatives or trade unions or works councils and/or prior authorization of relevant labor authorities if required by local Law or regulations. Seller and Purchaser shall inform and consult with any appropriate representatives of the ARD Employees to the extent required by the ARD and, subject to applicable Data Protection Legislation, provide such information and assistance in a timely manner as either party may reasonably require to enable the relevant party to comply with its obligations under ARD. Seller shall keep Purchaser reasonably informed regarding any information it or any of its Affiliates proposes to give to the ARD Employees and their representatives or any consultation it has with the ARD Employees and their representatives regarding this Agreement prior to Closing, and Purchaser will be offered the opportunity to attend and participate in any meetings prior to Closing at which information is given to, or there is consultation with, the ARD Employees and their representatives. The Parties shall mutually cooperate in undertaking all reasonably necessary or legally required provision of information to, or consultations, discussions or negotiations with, employee representative bodies (including any unions or works councils) which represent employees affected by the transactions contemplated by this Agreement.
(B)    If any ARD Employee whose employment should transfer to Purchaser or Purchaser’s Affiliate pursuant to the ARD informs Purchaser or Purchaser Affiliate or Seller that he or she objects to the transfer of his or her employment to Purchaser or Purchaser’s Affiliate under this Agreement pursuant to the ARD, Purchaser or Seller will notify the other immediately, and will use all reasonable endeavors to persuade that ARD Employee to withdraw his or her objection and accept employment with Purchaser or the relevant Purchaser Affiliate. If any contract of employment (including any rights, powers, duties and liabilities under or in connection with that contract) of any ARD Employee whose employment should transfer to Purchaser or the relevant Purchaser Affiliate pursuant to the ARD is found or alleged to continue with Seller or one of its Affiliates after Closing, the Parties agree that:
(i)    Purchaser may, within fourteen (14) days of discovering such a finding or allegation, make to that person an offer in writing to employ him or her under a new contract of employment to take effect upon the termination referred to below; and

(ii)    such offer of employment will be on terms and conditions which, when taken as a whole, do not materially differ from the terms and conditions of employment of that person immediately before Closing (except as to the identity of the employer and any terms relating to an occupational pension scheme).
Upon Purchaser’s offer being accepted by such ARD Employee, Seller or its relevant Affiliate will terminate the employment of the relevant ARD Employee concerned as soon as reasonably practicable, and Purchaser shall indemnify, defend and hold harmless Seller and its relevant Affiliates for any and against all severance, termination costs and liabilities which Seller or the relevant Affiliate may incur in respect of such termination, provided that such termination is carried out in accordance with this section. Notwithstanding the foregoing, this indemnity will not cover discriminatory acts or omissions of Seller or its relevant Affiliate. Further, Seller or its relevant Affiliate shall take all reasonable steps to comply with all contractual and statutory obligations when terminating employment pursuant to this clause.
(C)    If, by virtue of the ARD, any contract of employment with any person who is not an ARD Employee shall have effect as if originally made between Purchaser or a Purchaser Affiliate and that person, Purchaser may, within 28 days of becoming aware of the application or probable application of the ARD to any such contract of employment, terminate that contract as soon as Purchaser wishes.
(D)    Seller shall discharge all obligations, including the payment of wages, salaries, emoluments and other amounts due or accruing to or arising in relation to each of the ARD Employees and their employment prior to the Closing (including any related employment Taxes) (or procure such obligations are so discharged), in respect of the ARD Employees up to (but excluding) the Closing, and Purchaser shall discharge all obligations (or procure such obligations are so discharged) accruing in respect of the ARD Employees from then, including but not limited to any wages, salaries, emoluments and other amounts due or accruing to or arising in relation to each of the ARD Employees and their employment from and after the Closing (including any related employment Taxes). From and after the date of the Agreement and after Closing, Seller shall provide reasonable assistance requested by Purchaser on reasonable notice to facilitate the obligations assumed by Purchaser under this Agreement regarding the ARD Employees, including but not limited to providing (to the extent permitted by law) such current information regarding the ARD Employees or former employees on an ongoing basis as may be necessary to facilitate determinations of eligibility for, and payments of benefits to, such employees (and their spouses and dependents, as applicable).
(ii)    Offers of Employment. No later than ten (10) Business Days following the date hereof (or such earlier time as is required by applicable Law), which period shall be reasonably extended with respect to the PH Employees to the extent Purchaser reasonably requires additional time to make offers to such employees (but shall be no later than fifteen (15) days prior to the Closing), Purchaser shall, or shall cause one of its Affiliates to, make a written offer of employment, on the terms and conditions consistent with this Section 5.7 and applicable Law, to each Business Employee (other than any ARD Employee) who is not on an approved leave of absence, with each such offer effective as of, contingent upon the Closing and providing for employment commencing as of the Closing. Notwithstanding the foregoing, for each Business Employee who is, as of the Closing Date, an Employee on Leave, Purchaser shall offer employment per the terms required in this Section 5.7, to be effective upon such

Employee on Leave’s return to active employment within the latest of (A) the date that is within six (6) months of the Closing Date; or (B) for any Employee on Leave outside the United States who is subject to statutory law which provides protections with regard to return to work, such longer period as may be required by applicable statutory law. Purchaser shall provide the template for each applicable offer letter to Seller in advance of delivering offers of employment to any Business Employees and each such template shall be subject to Seller’s review and approval which shall not be unreasonably withheld or delayed. Effective as of the Closing, Seller and its Affiliates shall cease to employ any Business Employee. Seller agrees to take the actions with respect to certain Business Employees set forth on Section 5.7(b)(ii) of the Seller Disclosure Schedules.
(iii)    Each Business Employee whose employment transfers to Purchaser or any of its Affiliates pursuant to Section 5.7(b)(i) or whose employment transfers to Purchaser or any of its Affiliates pursuant to Section 5.7(b)(ii), shall be referred to herein as a “Transferred Business Employee”).
(c)    Terms and Conditions of Employment. With respect to each Transferred Business Employee who is not covered by a Collective Bargaining Agreement, Purchaser shall, or shall cause its Affiliates to, provide, for a period of at least twelve (12) months following the Closing Date, or such longer period as required by applicable Law: (i) the same wage rate or base salary level in effect for such Transferred Business Employee immediately prior to the Closing; (ii) target cash and equity incentive compensation opportunities for such Transferred Business Employee that are, in each case, no less favorable than those in effect immediately prior to the Closing (it being understood that long-term cash incentive awards having comparable value, terms and conditions may be provided in lieu of equity-based awards; and (iii) employee benefits that are no less favorable in the aggregate than those in effect for such Transferred Business Employee immediately prior to the Closing and listed on Schedule 3.13(b) of the Seller Disclosure Schedules. Seller shall use commercially reasonable efforts to provide Purchaser, at Purchaser’s reasonable request, with documents and information reasonably necessary for Purchaser to fulfill its obligations under Section 5.7, including to provide for participation by Business Employees in benefit plans of Purchaser as of the Closing. Purchaser shall, or shall cause its Affiliates to, provide severance protections as set forth on Section 5.7(c) of the Seller Disclosure Schedules. In addition, with respect to Business Employees located outside of the United States, to the extent a Business Employee would be eligible to receive severance benefits under applicable law or local severance practices or for the CEO under the applicable agreements (including Section 14A of the CEO Employment Agreement) if Purchaser failed to offer or maintain certain terms or conditions of such Business Employee’s employment, Purchaser shall either (a) make an offer of employment to such Business Employee on terms and conditions that would not trigger severance-eligibility for such Business Employee, or (b) Purchaser will absorb (or, if applicable, reimburse Seller for) the cost of such severance obligation for such Business Employee. For the avoidance of doubt, nothing in this Section 5.7(c) or Section 5.7(g) below is meant to allow the CEO, any Business Employee or any Transferred Business Employee to receive duplicate severance or severance from multiple sources. Notwithstanding anything to the contrary contained in this Agreement, Seller shall promptly reimburse Purchaser for any severance that becomes due as of result of Purchaser’s termination of employment of any PH Employee that occurs between the six month anniversary of Closing and the first anniversary of Closing.
(d)    Service Credit. As of and after the Closing, Purchaser shall provide to each Transferred Business Employee full credit for all purposes under each employee benefit plan, policy or arrangement sponsored by Purchaser or any of its Affiliates for such Transferred Business Employee’s service prior to the Closing with Seller or any of its Affiliates (or any of their predecessors), to the same extent such service is recognized by Seller and its Affiliates immediately prior to the Closing; provided that such service shall not be credited for purposes of

Purchaser’s sabbatical benefits or to the extent such credit would result in any duplication of compensation or benefits.
(e)    Health Coverages. Purchaser shall cause each Transferred Business Employee and his or her eligible dependents to be covered on and after the Closing by a group health plan or plans maintained by Purchaser or any of its Affiliates that (i) comply with the provisions of Section 5.7(c) or Section 5.7(l), as applicable and (ii) do not limit or exclude coverage on the basis of any preexisting condition of such Transferred Business Employee or dependent (other than any limitation already in effect under the applicable group health Benefit Plan) or on the basis of any other exclusion or waiting period not in effect under the applicable group health Benefit Plan. Purchaser shall use reasonable best efforts to provide each Transferred Business Employee full credit under Purchaser’s or such Affiliate’s group health plans, for the year in which the Closing Date occurs, for any deductible or co-payment already incurred by the Transferred Business Employee under the applicable group health Benefit Plan and for any other out-of-pocket expenses that count against any maximum out-of-pocket expense provision of the applicable group health Benefit Plan or Purchaser’s or such Affiliate’s group health plans.
(f)    Severance. If Purchaser fails to (i) make any Business Employee an offer of employment that complies with the terms of this Section 5.7; or (ii) accept the employment of a Business Employee or continue the employment of a Business Employee, and, in each case, Seller terminates the employment of such Business Employee with sixty (60) days following the Closing, then Purchaser shall, and shall cause its Affiliates to, reimburse and otherwise indemnify, defend and hold harmless Seller and its Affiliates for any severance benefits, termination payments costs and liabilities that Seller or any of its Affiliates pays or provides to any such Business Employee under applicable Law, Collective Bargaining Agreement and under Seller’s applicable severance plans and policies. Purchaser shall, or shall cause its Affiliates to, reimburse Seller for any amounts payable under this Section 5.7(f) as soon as practicable but in any event within thirty (30) days of receipt from Seller of appropriate verification, for all payments, costs and expenses actually paid by Seller or its Affiliates.
(g)    Accrued Paid Time Off. To the extent not prohibited by Law, (i) Seller shall, or shall cause its Affiliates to, pay out all accrued but unused vacation, sick leave and paid time off for all Transferred Business Employees (other than ARD Employees) accrued as of the Closing Date, and (ii) during the balance of the calendar year in which the Closing occurs, Purchaser shall permit Transferred Business Employees to take paid time off on an unpaid or partially paid basis (to the extent accrued time off with Purchaser does not cover a requested vacation), subject to reasonable supervisor approval. In respect of all ARD Employees, and to the extent such payout is not allowed by law in respect of any other Transferred Business Employees, Purchaser shall recognize all unused vacation, sick leave and paid time off for all Transferred Business Employees accrued as of the Closing Date, which days and corresponding value shall be disclosed to Purchaser in the form of Section 5.7(g) of Seller Disclosure Schedules within fifteen (15) days after the Closing Date. For periods after the Closing Date, and except for unpaid time off allowed for under the first sentence of this Section 5.7(g), including, for the avoidance of doubt, amounts recognized for ARD Employees, and subject to applicable law and its compliance with the ARD, Purchaser shall allow Transferred Business Employees to use the vacation, sick leave and paid time off in accordance with the terms of Purchaser’s policies and Transferred Business Employees shall receive paid time off benefits consistent with Purchaser’s policies. Seller shall, or shall cause its Affiliates to, reimburse Purchaser for any amounts recognized by Purchaser and disclosed to Purchaser in accordance with this Section 5.7(g) as soon as practicable but in any event within thirty (30) days following the Closing Date, but solely to the extent that such amounts are not reflected in Net Working Capital.

(h)    Disability Benefits. Seller shall be responsible for continuing any salary continuation benefits and providing other sick leave, military leave, vacation, holiday, long- or short-term disability or other similar leave of absence benefits to any Employee on Leave.
(i)    401(k) Plan. Effective at the Closing, Purchaser shall establish participation by the Transferred Business Employees located in the United States in Purchaser’s tax-qualified defined contribution plan or plans with a cash or deferred feature (the “Purchaser 401(k) Plan”) for the benefit of each Transferred Business Employee who, as of immediately prior to the Closing, was eligible to participate in a tax-qualified defined contribution plan maintained by Seller or its Affiliates (collectively, the “Seller 401(k) Plans”). As soon as practicable after the Closing Date, the Seller 401(k) Plans shall, to the extent permitted by Section 401(k)(10) of the Code, make distributions available to Transferred Business Employees, and the Purchaser 401(k) Plan shall accept any such distribution (including loans) as a rollover contribution if so directed by the Transferred Business Employee.
(j)    Flexible Spending Accounts. With respect to Transferred Business Employees located in the United States, Seller and Purchaser shall take all actions necessary or appropriate so that, effective as of the Closing Date (i) the account balances (whether positive or negative) (the “Transferred FSA Balance”) under the applicable flexible spending plan of Seller or its Affiliates (collectively, the “Seller FSA Plan”) of the Transferred Business Employees who are participants in the Seller FSA Plan shall be transferred to one or more comparable plans of Purchaser or its Affiliates (collectively, the “Purchaser FSA Plan”); (ii) the elections, contribution levels and coverage levels of such Transferred Business Employees shall apply under the Purchaser FSA Plan in the same manner as under the Seller FSA Plan; and (iii) such Transferred Business Employees shall be reimbursed from the Purchaser FSA Plan for claims incurred at any time during the plan year of the Seller FSA Plan in which the Closing Date occurs that are submitted to the Purchaser FSA Plan from and after the Closing Date on substantially the same basis and substantially the same terms and conditions as under the Seller FSA Plan. As soon as practicable after the Closing Date, and in any event within ten (10) Business Days after the amount of the Transferred FSA Balance is determined, Seller shall pay Purchaser the net aggregate amount of the Transferred FSA Balance, if such amount is positive, and Purchaser shall pay Seller the net aggregate amount of the Transferred FSA Balance, if such amount is negative. The Parties hereto agree to cooperate in good faith to implement the provisions of this Section 5.7(j) to take into account the complexity of transferring flexible spending accounts.
(k)    Cash Incentive Compensation.
(i)    At or promptly following the Closing, Seller shall cause to be paid, to each Transferred Business Employee who is eligible to participate in any Benefit Plan providing annual cash incentive compensation payments (any such Benefit Plan, an “Annual Cash Bonus Plan” and any such payment, an “Annual Cash Bonus”), subject to each such Transferred Business Employee’s continued employment with Seller or its Affiliates through the Closing Date, a prorated Annual Cash Bonus under the applicable Annual Cash Bonus Plan for the performance period in which the Closing occurs, based on the level of performance determined by Seller in its discretion, and prorated for the portion of the performance period elapsed under the applicable Annual Cash Bonus Plan from the beginning of such performance period through the Closing Date. Purchaser shall cooperate with Seller and its Affiliates to facilitate payment of such prorated Annual Cash Bonus to the applicable Transferred Business Employees, including, if requested by Seller, by paying such amounts to the applicable Transferred Business Employees through Purchaser’s payroll, subject to applicable Tax withholding and remitting the Tax withholding and payroll Taxes to the appropriate Tax authority, provided that Seller delivers to Purchaser, prior to payment by Purchaser, cash equal to the aggregate prorated Annual Cash Bonus payment plus the employer portion of related employment taxes. Purchaser shall bear all Liability for all Annual Cash Bonuses payable to Transferred Business Employees in respect of the portion of the applicable performance period under an Annual Cash Bonus Plan that occurs after the Closing
(ii)    Seller shall pay to the applicable Business Employees amounts owed in connection with the Retention Awards in accordance with the terms thereof and applicable Law. Seller shall be responsible for the payment of, and shall pay, any amounts when due under (A) Sections 6.6 and 6.7 of the CEO Employment Agreement and (B) the CEO Letter Agreement. Purchaser shall cooperate with Seller and its Affiliates to facilitate payment of any portion of the Retention Awards or amounts due under Section 6.7 of the CEO Employment Agreement that are payable following the Closing to the applicable Transferred Business Employees, including, if requested by Seller, by paying such amounts to the applicable Transferred Business Employees through Purchaser’s payroll, subject to applicable Tax withholding and remitting the Tax withholding and payroll Taxes to the appropriate Tax authority, provided that Seller delivers to Purchaser, prior to payment by Purchaser, cash equal to the aggregate amount of such post-Closing portion of the Retention Awards or amounts, plus the employer portion of related employment Taxes. Following the Closing, Seller shall take the actions contemplated by Section 6.8 of the CEO Employment Agreement, and any related award documentation, with respect to unvested long-term incentive awards.
(l)    Work Permits. If any Business Employee requires a work permit or employment pass or other legal or regulatory approval for his or her employment with Purchaser or its Affiliates, Purchaser shall, and shall cause its Affiliates to, use their commercially reasonable efforts to cause any such permit, pass or other approval to be obtained and in effect prior to the Closing, and Seller shall reasonably cooperate with Purchaser with regard to such efforts. Notwithstanding the foregoing, to the extent permitted by applicable Law or any applicable Collective Bargaining Agreement, if an applicable work permit or employment pass or other legal or regulatory approval for an Business Employee is not in place with Purchaser or its Affiliate as of the Closing, such Business Employee shall not transfer to Purchaser or its Affiliate as of the Closing and shall instead remain employed by Seller and its Affiliates; provided, however, that Purchaser shall, and shall cause its Affiliates to, continue to use their commercially reasonable efforts to obtain the applicable work permit or employment pass or other legal or regulatory approval; and provided, further, that Seller shall not be obligated to provide for the services of such Business Employee to be made available to Purchaser or any substitute for such services; and provided, further, that Purchaser shall, or shall cause its Affiliate to employ such Business Employee as of the date such Business Employee is legally permitted to commence employment with Purchaser or its Affiliate, provided that such Business Employee is legally permitted to commence work with Purchaser or its Affiliate on a date that is nine (9) months after the Closing Date.
(m)    No Third-Party Beneficiaries. Without limiting the generality of Section 10.4 and subject to Section 10.4, the provisions of this Section 5.7 are solely for the benefit of the Parties and no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Benefit Plan or other employee benefit plan for any purpose.
Section 5.8    Names Following Closing. Except for those Marks included in the Business Intellectual Property, neither Purchaser nor any of its Affiliates shall use, or have the right to use, the Seller Marks or any name or mark that is confusingly similar to or embodies the Seller Marks; provided that, to the extent any Seller Marks are included or incorporated in any written materials included in the Purchased Assets or any services relating to email and email addresses under the Transition Services Agreement, Purchaser and its Affiliates may use such materials solely in the ordinary course of business consistent with past practice until the earlier of three (3) months from the Closing Date or the depletion thereof or, with respect to support of email and email addresses under the Transition Services Agreement, the end of the Service Period (as defined in the Transition Services Agreement) therefor under the Transition Services Agreement. From and after the Closing Date, neither Purchaser nor any of its Affiliates shall challenge or assist any third party to challenge the validity, enforceability or ownership of any of the Seller Marks.
Section 5.9    Insurance. From and after the Closing, the Purchased Assets and Assumed Liabilities shall cease to be insured by Seller’s and its Affiliates’ respective current and historical insurance policies or programs and by any of their current and historical self-insured programs, and none of Purchaser or its Affiliates shall have any access, right, title or interest to or in any such insurance policies, programs or self-insured programs (including to all claims and rights to make claims and all rights to proceeds) to cover any Purchased Asset, Assumed Liability or any other liability arising from the operation of the Business. Seller and its Affiliates may, effective at or after the Closing, amend any insurance policies and ancillary arrangements in the manner they deem appropriate to give effect to this Section 5.9. From and after the Closing, Purchaser shall be responsible for securing all insurance it considers appropriate for its operation of the Business.
Section 5.10    Litigation Support. In the event that and for so long as either Party or any of its Affiliates is prosecuting, contesting, defending or otherwise involved in any Proceeding or action by a third party in connection with (a) the Transaction or any of the other transactions contemplated under this Agreement, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Business, the Purchased Assets or the Assumed Liabilities, Purchaser and Seller shall, and shall cause their respective Affiliates (and its and their officers and employees) to, cooperate with the other Party and its counsel, at the other Party’s expense, in such prosecution, contest or defenses, including making available its personnel, and providing such testimony and access to its books and records as shall be reasonably necessary in connection with such prosecution, contest or defense. Notwithstanding any other provision in this Agreement, (i) each Party shall control its own defense in any such Proceeding where it is the recipient of an objection or other inquiry from a Governmental Entity, (ii) in the case of Proceedings affecting both Parties, to the extent permitted by Law, the Parties shall consult with one another regarding significant developments in such Proceedings, including providing copies of relevant correspondence with any Governmental Entity, and considering in good faith comments made by the other Party and its counsel, and (iii) no settlement of any Proceeding that purports to bind or that would reasonably be expected to affect a Party will be agreed to without such Party’s prior written approval. Notwithstanding the foregoing, in connection with the performance of each Party’s respective obligations, Seller and Purchaser may, as each determines is reasonably necessary, designate competitively sensitive material provided to the other pursuant to this Section 5.10 as “Outside Counsel Only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to directors, officers or employees of the recipient unless express permission is obtained in advance from the source of the materials (Seller or Purchaser, as the case may be) and/or its legal counsel. Purchaser and Seller acknowledge and agree that this Section 5.10 shall not apply with respect to any Proceeding with respect to which Purchaser and/or its Affiliates are adverse to Seller and/or its Affiliates.
Section 5.11    Payments.
(a)    Seller shall, or shall cause its applicable Affiliate to, promptly pay or deliver to Purchaser (or its designated Affiliates) any monies or checks that have been sent to Seller or any of its Affiliates after the Closing Date by customers, suppliers or other contracting parties of the Business to the extent that they are in respect of a Purchased Asset or Assumed Liability hereunder.
(b)    Purchaser shall, or shall cause its applicable Affiliate to, promptly pay or deliver to Seller (or its designated Affiliates) any monies or checks that have been sent to Purchaser (including the Business) after the Closing Date to the extent that they are in respect of an Excluded Asset or Retained Liability hereunder.
Section 5.12    Non-Solicitation of Employees. Without the prior written consent of the other Party, each Party agrees that neither it nor any of its Subsidiaries shall, directly or indirectly, (a) solicit for employment, recruit or encourage or induce to leave the employ of the other Party or any of its Affiliates any Covered Individual or (b) employ or otherwise engage (as an employee, consultant, independent contractor or otherwise) any Covered Individual; provided that each Party and its Subsidiaries shall not be precluded from soliciting, or taking any other action with respect to any such individual (i) whose employment or engagement ceased no less than six (6) months prior to commencement of employment discussions between such Party or its Subsidiaries and such individual, or (ii) who responds to a general solicitation not specifically targeted at employees of the other Party or any of its Affiliates (including by a search firm or recruiting agency); provided, further, that each Party and its Affiliates shall not be restricted from engaging in solicitations or advertising not targeted at the Covered Individuals or, as applicable, the Business or the Retained Business. This Section 5.12 shall apply to Seller for eighteen (18) months from the Closing Date and to Purchaser for twelve (12) months from the Closing Date, provided that, with respect only to the Covered Individuals set forth on Section 5.12 of the Seller Disclosure Schedules, this Section 5.12 shall apply to Seller for twenty-four (24) months. For purposes of this Section 5.12, “Covered Individuals” shall mean, for purposes of Seller’s obligations hereunder, any Transferred Business Employee and Martin Fridson and, for purposes of Purchaser’s obligations hereunder, any employee of Seller or any of its Subsidiaries where a Transferred Business Employee has any direct or indirect role in any such employment, hiring, engagement, recruitment or solicitation or inducement or attempt to do any of the foregoing, whether by (A) identifying or introducing such employee to Purchaser or any of its Subsidiaries, (B) opining on or confirming information related to such employee or (C) directing or encouraging others to take any such actions.
Section 5.13    Excluded Enterprise Agreements; Specified Excluded Contracts. Purchaser covenants and agrees to use commercially reasonable efforts (and Seller shall provide commercially reasonable assistance with respect thereto) to negotiate and enter into Contract(s) with the counterparties to the Excluded Enterprise Agreements listed on Section 1.1(d) of the Seller Disclosure Schedules and the Specified Excluded Contracts with respect to the subject matter of such Excluded Enterprise Agreements listed on Section 1.1(d) of the Seller Disclosure Schedules and Specified Excluded Contracts (on such terms as Purchaser may agree to) and the costs and expenses of negotiating and entering into such Contracts shall be borne solely by Purchaser; provided that, with respect to the Excluded Enterprise Agreements listed on Section 1.1(d) of the Seller Disclosure Schedules only, Purchaser may elect not to negotiate and enter into any such Contract if it has an existing Contract with the counterparty to such Excluded Enterprise Agreement with respect to the subject matter of such Excluded Enterprise Agreement or otherwise determines that it does not desire for the Business to continue its commercial relationship with such counterparty; provided, further, that if Purchaser elects not to negotiate and enter into any such Contract, or with respect to the Specified Excluded Contracts, fails to enter into any such Contract, then all costs, expenses and Liabilities incurred by Purchaser or any of its Affiliates (including the Business) relating to or arising from its failure to procure the subject matter of such Excluded Enterprise Agreement or Specified Excluded Contract will be borne solely by Purchaser and/or such Affiliates.
Section 5.14    Obtaining Assignment Consents; Transition of Customers.

(a)    Master Assignment. At Closing, Purchaser and each Seller Entity named as a party to the Master Assignment shall enter into the Master Assignment, pursuant to which (i) subject to Section 2.12, each Contract that is Unbundled shall be assigned by the applicable Seller Entity to Purchaser, effective as of the Closing Date and (ii) the portion of each Bundled Customer Contract related to the Business shall be assigned by the applicable Seller Entity to Purchaser, conditioned upon receipt of a duly executed Assignment Consent from the counterparty under such Bundled Customer Contract or such Bundled Customer Contract otherwise becoming Unbundled, in each case pursuant to this Section 5.14 and the Implementation Schedule.
(b)    Bundled Customer Contracts.
(i)    From the date of this Agreement to the Closing, Seller shall use commercially reasonable efforts to cause Customer Contracts that are Bundled to become Unbundled by dedicating adequate resources to contacting the Customers party to such Bundled Customer Contracts to negotiate with such Customers in good faith to cause such Bundled Customer Contracts to become Unbundled and to obtain an Assignment Consent effective as of the Closing from such Customers with respect to the portion of the applicable Bundled Customer Contracts relating to the Business.
(ii)    During the Contract Cutover Period, Purchaser and Seller, acting pursuant to and subject to the restrictions described in the Implementation Schedule and this Section 5.14, shall contact the Customers with Bundled Customer Contracts to negotiate with such Customers in good faith to obtain an Assignment Consent from such Customers with respect to the portion of the applicable Bundled Customer Contracts relating to the Business.
(iii)    In connection with the Parties’ efforts to obtain an executed Assignment Consent from any Customer with a Bundled Customer Contract, Purchaser shall be required to agree to changes to the portion of such Bundled Customer Contract related to the Business requested by the applicable Customer that are not adverse to the Business, such consent not to be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, Purchaser may deem a reduction in the fees attributable to the Business as set forth on Master Contract File for the applicable Customer as adverse to the Business; provided, however, that if Purchaser does not agree to any such changes requested by a Customer (including changes to the fees) (such changes, “Rejected Terms”) and as a result a Bundled Customer Contract does not become Unbundled by the Measurement Date, and, within three (3) months following the Measurement Date, Purchaser enters into an agreement or arrangement to provide products or services previously provided under such Bundled Customer Contract to such Customer that includes the Rejected Terms (or terms less favorable in the aggregate to the Business), Purchaser shall promptly and in any event within fifteen (15) Business Days after entering into such agreement or arrangement, remit to Seller the incremental amount that would have been payable under Section 2.10 had such a Bundled Customer Contract been Unbundled by the Measurement Date.
(c)    Subcontract. From and after the Closing and until the earlier to occur of (x) the delivery by the Customer party to a Bundled Customer Contract of an executed Assignment Consent with respect thereto and (y) the expiry of the Contract Cutover Period, Seller and Purchaser shall be deemed to have entered into a subcontract agreement (a “Subcontract”), pursuant to which (i) Purchaser shall be obligated to perform the services related to the Business with respect to such Bundled Customer Contract until the Customer delivers an executed Assignment Consent, such Customer enters into an Unbundled Customer Contract with Purchaser and validly cancels or terminates the portion of the Bundled Customer Contract related to the Business or the expiry of the Contract Cutover Period, whichever occurs first and (ii) Purchaser will have the rights, remedies and redress (including any liability and consequential damages waiver) against the applicable Seller Entity that is the party to the

Bundled Customer Contract that such Seller Entity has against the applicable Customer. In consideration of the products and services of the Business to be provided by Purchaser pursuant to any Subcontract, Seller shall pay, or shall cause the Seller Entity that is a party to the applicable Bundled Customer Contract to pay, to Purchaser the fees actually received by Seller or the applicable Seller Entity during the term (or after the term, to the extent relating to the term) of any such Subcontract with respect to such Bundled Customer Contracts that constitute revenues attributable to the Business, as set forth on the Master Contract File (the “Business ACV”). For the avoidance of doubt, in the event that Seller receives a prepayment with respect to a Bundled Customer Contract during the term of a Subcontract, the full amount of such prepayment attributable to the Business shall be considered Business ACV. The Business ACV shall be paid to Purchaser, with respect to all such Bundled Customer Contracts, on a monthly basis in arrears by the first day of the following month. At no additional charge to Purchaser and upon Purchaser’s reasonable request, Seller shall make documentation and calculations relating to the Business ACV available to Purchaser. Until the end of the first full calendar year after the calendar year in which the last Bundled Customer Contract has been Unbundled, Purchaser and/or its Affiliates shall have the right, no more than once in any calendar year and at Purchaser’s sole cost and expense, to have an independent accounting firm selected by Purchaser audit the books and records of Seller in order to verify their compliance with this Section 5.14(c) relating to the payment of Business ACV. Purchaser shall conduct such audits during normal business hours and in such a manner as not to interfere unreasonably with Seller’s normal business operations.
(d)    Non-Responsive Customers. The Parties agree that, where an Assignment Consent is required in connection with the transactions contemplated by this Agreement with respect to any Bundled Customer Contract, and the applicable Customer (i) refuses to agree to an Assignment Consent or (ii) ceases responding to requests for an Assignment Consent for a period of three (3) months, Seller may seek to terminate or allow the expiration of the portion of such Bundled Customer Contract related to the Business, in accordance with the Implementation Schedule.
(e)    Further Assurances. From time to time following the Closing, Seller and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further documents, notices, releases and other instruments, and shall take such further actions (subject to the immediately following sentence), as may be reasonably necessary or appropriate to obtain the applicable Assignment Consents from Customers, consistent with the provisions of this Section 5.14. Notwithstanding anything to the contrary in this Agreement, neither Seller nor any of its Affiliates shall have any obligation to make any payment or agree to perform any obligation (either to a Customer or to Purchaser) to procure an Assignment Consent from any Customer.
(f)    From and after the date of this Agreement until the Closing Date, Seller will not enter into any new Bundled Customer Contracts and, to the extent any Bundled Customer Contact becomes eligible for renewal, it will use commercially reasonable efforts to renew such Customer Contract, or cause such Customer Contract to be renewed, in a manner that results in such Customer Contract being Unbundled and assignable to Purchaser at the Closing in connection with an executed Assignment Consent, with fee terms no less favorable to the Business than those set forth on the Master Contract File.
(g)    From and after the date of this Agreement until the expiry of the Contract Cutover Period, Seller shall not, and shall cause its Affiliates not to, (i) increase the fees related to the performance of services and obligations unrelated to the Business under the Bundled Customer Contracts from those reflected in the Master Contract File unless the fees related to the performance of services and obligations related to the Business thereunder, as set forth in the Master Contract File, are proportionately increased; provided that the foregoing shall not apply to increases in fees that are attributable to the sale of additional products or services or the provision of additional quantities of existing products or services, or (ii) otherwise amend any Bundled Customer Contract in a manner adverse to the Business without the prior written consent of Purchaser (not to be unreasonably withheld, delayed or conditioned), other than amendments reasonably determined by Seller to be required by applicable Law.
Section 5.15    Implementation Schedule. Each of the Parties agrees that it shall comply in all material respects with the Implementation Schedule, in the form attached as Exhibit H hereto (the “Implementation Schedule”), in transitioning the performance of all services and obligations under the Bundled Customer Contracts (other than the performance of services not related to the Business under Bundled Customer Contracts) from Seller to Purchaser.
Section 5.16    Data Vendor Contracts. From and after the date of this Agreement until the Closing Date, Seller shall use commercially reasonable efforts to obtain a partial assignment, in accordance with Section 2.12(d), from vendors of inbound data with respect to the portion of the applicable Bundled Vendor Contracts relating to the Business. To the extent Seller obtains any such partial assignments from such vendors, the resulting Unbundled Vendor Contracts shall be included as a Business Contract pursuant to Section 2.4. The Specified Excluded Contracts shall not be subject to this Section 5.16 and shall solely be governed by Section 5.13.
Section 5.17    Purchaser Financing.
(a)    Purchaser shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, advisable or proper to obtain funds sufficient to fund the Payment Amount on or prior to the Closing Date. In furtherance and not in limitation of the foregoing, Purchaser shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, advisable or proper to obtain the proceeds of the Financing on the terms and subject only to the conditions described in the Debt Commitment Letter in an amount sufficient to fund the Payment Amounts as promptly as possible but in any event prior to the Closing Date, including (i) maintaining in effect the Debt Commitment Letter (until the termination thereof in accordance with its terms) and complying with its obligations thereunder, (ii) satisfying on a timely basis, and in a manner that will not impede the ability of the Parties to consummate the Transaction promptly upon the Closing Date, all conditions to the funding of the Financing set forth in the Debt Commitment Letter and (iii) negotiating and entering into definitive agreements with respect to the Financing (the “Definitive Agreements”) consistent with the terms and conditions contained in the Debt Commitment Letter (including, as necessary, the “flex” provisions contained in any related fee letter). Without limiting the generality of the foregoing, in the event that all conditions contained in the Debt Commitment Letter or the Definitive Agreements (other than the consummation of the Transaction, those conditions that by their nature are to be satisfied or waived at Closing and those conditions the failure of which to be satisfied is attributable to a breach by Purchaser of its representations, warranties, covenants or agreements contained in this Agreement) have been satisfied, Purchaser shall cause the Financing Entities to comply with their respective obligations thereunder, including to fund the Financing and to pay related fees and expenses on the Closing Date (including by promptly commencing a litigation proceeding against any breaching Financing Entity or other financial institution to compel such breaching party to provide its portion of the Financing or otherwise comply with its obligations under the Debt Commitment Letter or the relevant Definitive Agreement). Purchaser shall comply with its obligations, and enforce its rights, under the Debt Commitment Letter and Definitive Agreements in a timely and diligent manner.
(b)    Purchaser shall not, and shall cause its Affiliates not to, without Seller’s prior written consent: consent or agree to or permit any amendment, replacement, supplement, termination or modification to, or any waiver of any provision or remedy under, the Debt Commitment Letter or the Definitive Agreements if such amendment, replacement, supplement, termination, modification, waiver or remedy (A) adds new (or adversely modifies any existing) conditions to the consummation of all or any portion of the Financing needed to enable Purchaser to perform its obligations hereunder, (B) reduces the aggregate amount of the Financing needed to enable Purchaser to perform its obligations hereunder, including payment in full of the Payment Amounts, (C) adversely affects the ability of Purchaser to enforce its rights against other parties to the Debt Commitment Letter or Definitive Agreements or (D) could reasonably be expected to prevent, materially impede or materially delay the consummation of the Financing, the transactions contemplated hereby or by the Transaction Documents (provided that Purchaser may, without the Seller’s prior written consent, amend, supplement or otherwise modify the Debt Commitment Letter or the Definitive Agreements to add lenders, lead and other arrangers, book runners, syndication and other agents or other entities who had not executed the Debt Commitment Letter as of the date of this Agreement, so long as any such addition would not reasonably be expected to prevent, materially impede or materially delay the consummation of the Transaction, the Financing or the other transactions contemplated by this Agreement). Upon any such amendment, replacement, supplement, termination, modification or waiver that has been made in compliance with this Section 5.17(b), the terms “Debt Commitment Letter” and “Definitive Agreement” shall mean the Debt Commitment Letter or Definitive Agreement, as applicable, as so amended, replaced, supplemented, terminated (if terminated in part), modified or waived. Purchaser shall promptly deliver to Seller copies of any such amendment, replacement, supplement, termination, modification, waiver or replacement.
(c)    Purchaser shall provide Seller with prompt oral and written notice of (i) any actual or threatened in writing breach, termination, cancellation repudiation or default by any party to the Debt Commitment Letter or any Definitive Agreements, (ii) the receipt of any written notice or other written communication from any Financing Entity or other financing source with respect to any actual or threatened in writing breach, default, termination, cancellation or repudiation by any party to the Debt Commitment Letter or any Definitive Agreements or any provision thereof and shall provide any such written notice or written communication to Seller and (iii) the occurrence of any event or development that could reasonably be expected to adversely impact the ability of Purchaser to obtain all or any portion of the Financing necessary to fund the Payment Amounts on the Closing Date. Purchaser shall keep Seller reasonably informed on a current basis of the status of its efforts to consummate and arrange the Financing. The foregoing notwithstanding, compliance by Purchaser with this Section 5.17(c) shall not relieve Purchaser or any its Affiliates of its obligations to consummate the transactions contemplated by this Agreement or the Transaction Documents whether or not the Financing is available.
(d)    If all or any portion of the Financing becomes unavailable, or the Debt Commitment Letter or any of the Definitive Agreements shall be withdrawn, repudiated, terminated or rescinded, regardless of the reason therefor (and such portion, when taken together with the available portion of the Financing, is necessary for Purchaser to fund the Payment Amounts on the Closing Date), then Purchaser shall (i) use reasonable best efforts to arrange and obtain, as promptly as practicable following the occurrence of such event, alternative financing for any such portion, on terms that, in the aggregate, are not materially less favorable to Purchaser than those set forth in the Debt Commitment Letter, and in an amount sufficient (when taken together with the available portion of the Financing) to consummate the transactions contemplated by this Agreement and pay the Payment Amount and any other amounts due from Purchaser hereunder or under any other Transaction Document on the Closing Date and which does not include any conditions to the consummation of such alternative debt financing that are more onerous than the conditions set forth in the Debt Commitment Letter as of the date hereof and (ii) promptly notify Seller in writing of such unavailability and the reason therefor. In the event any alternative financing is obtained in accordance with this Section 5.17(d) (“Alternative Financing”), or amends, replaces, supplements, terminates (in part), modifies or waives any of the Financing pursuant to this Section 5.17(d)Error! Reference source not found., references in this Agreement to the “Financing” shall also be deemed to refer to such Alternative Financing, and if one or more commitment letters or definitive financing agreements are entered into or proposed to be entered into in connection with such Alternative Financing, references in this Agreement to the “Financing,” “Financing Sources,” “Debt Commitment Letter” and “Definitive Agreements” (and other like terms in this Agreement) shall also be deemed to refer to such Alternative Financing, the commitments thereunder, the financing sources therefor and the definitive agreements with respect thereto, or the Financing as so amended, replaced, supplemented, terminated (in part), modified or waived, and all obligations of Purchaser pursuant to this Section 5.17(d) shall be applicable thereto to the same extent as Purchaser’s obligations with respect to the Financing. The foregoing notwithstanding, compliance by Purchaser with this Section 5.17 shall not relieve Purchaser of its obligations to consummate the transactions contemplated by this Agreement whether or not the Financing is available.
(e)    Seller Cooperation.
(i)    Prior to Closing (or the earlier termination of this Agreement pursuant to Section 9.1), subject to the limitations set forth in this Section 5.17 and unless otherwise agreed by Purchaser, Seller shall, at Purchaser’s cost and expense (as provided in clause (f) below), use reasonable best efforts to, and shall cause its Subsidiaries and its and their respective Affiliates and Representatives to use reasonable best efforts to, provide such cooperation as is reasonably requested by Purchaser in writing is necessary or advisable in connection with arrangement, syndication and obtaining of the Financing and is customarily provided for issuers in financings of the type contemplated by the Debt Commitment Letter, including, to the extent so requested, using reasonable best efforts to:
(A)    furnish to Purchaser, at Purchaser’s sole cost and expense, financial information regarding the Business to the extent necessary to satisfy the condition in paragraph 4 of Exhibit C of the Debt Commitment Letter (as in effect on the date hereof), solely and to the extent such condition is not waived in whole or in part by the lenders thereunder;
(B)    furnish to Purchaser customary authorization letters (subject to customary confidentiality provisions and disclaimers) authorizing the distribution of Seller information;
(C)    reasonably assist Purchaser in the preparation of customary and reasonable offering and marketing documents (and any supplements thereto) prepared by Purchaser in connection with the Financing;
(D)    [reserved];
(E)    participate, upon reasonable advance notice, in a reasonable number of (but in no event more than a total number of three) meetings, presentations and rating agency presentations, and participating in reasonable and customary due diligence and marketing efforts of Purchaser, in each case (i) in connection with the Financing and with or by the Financing Parties (or prospective lenders or investors in any Financing) and (ii) which shall be virtual unless otherwise agreed to by the Seller;
(F)    reasonably assist in the execution and delivery as of (but not before) the Closing Date definitive financing documents, including credit agreements, intercreditor agreements, pledge and security documents, and other customary certificates or other documents to the extent reasonably requested by Purchaser and otherwise reasonably cooperate to facilitate the granting or perfection of collateral to secure the Financing, including customary guarantees and other customary deliverables, in each case required in connection with the Financing provided that the effectiveness of such documents shall be subject to, or become operative only after, the consummation of the Closing; and
(G)    furnish Purchaser and any Financing Parties promptly, and in any event at least three (3) Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities with respect to any Financing under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, in each case, to the extent that such documentation and information has been reasonably requested by Purchaser in writing at least ten (10) Business Days prior to the Closing Date.
(ii)    The foregoing notwithstanding, neither Seller nor any of its Subsidiaries shall be required to take or permit the taking of any action that would:
(A)    require the Seller or its Subsidiaries or any of their respective Affiliates or any of their directors, employees, officers, members, partners, managers or other Representatives to (x) deliver legal opinions or reliance letters or any certificate as to solvency in connection with the Financing or (y) deliver (or agree to deliver) any other letter, agreement, instrument, document or certificate in connection with the Financing or the taking of any corporate action in connection with the Financing or adopt resolutions or consents to approve or authorize any of the foregoing that, in each case, is not contingent on, or that would be effective prior to, the occurrence of the Closing (other than customary authorization letters executed in connection with the Financing);
(B)    require Seller or any of its Affiliates to pay any commitment or other similar fee or incur any other expense, liability or other obligation prior to the Closing or have any obligation of Seller or any of its Affiliates under any agreement, certificate, document or instrument be effective until the Closing (other than customary authorization letters executed in connection with the Financing);
(C)    cause any Representative of Seller or any of its Affiliates to take any action that would reasonably be expected to result in such Representative incurring any personal liability;
(D)    waive or amend any terms of this Agreement;
(E)    reasonably be expected to conflict with, result in any violation or breach of, or default (with or without notice, lapse of time, or both) under, any of their respective Organizational Documents, or any applicable Law or Contracts;
(F)    require the Seller or its Subsidiaries or any of their respective Affiliates or any of their directors, employees, officers, members, partners or managers to request, facilitate, obtain or perform or cause to be requested, facilitated, obtained or performed an audit of any financial information regarding the Business, including without limitation the Business Financial Information;

(G)    provide any indemnity for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Purchaser;
(H)    cause any representation or warranty in this Agreement to be breached by Seller or any of its Affiliates or that would cause any condition set forth in Article VIII to fail to be satisfied (in each case unless Purchaser irrevocably waives such breach or failure prior to Seller or any of its Subsidiaries taking such action);
(I)    unreasonably interfere with Seller’s and its Affiliates’ business (including the Business) or operations;
(J)    require Seller or any of its Affiliates to prepare or deliver any (A) financial statements or information that are not available to it and prepared in the ordinary course of its financial reporting practice, (B) pro forma financial statements or pro forma financial information, (C) description of all or any portion of the Financing, including any “description of notes”, “plan of distribution” and information customarily provided by investment banks or their counsel or advisors in preparation of an offering memorandum for private placements of non-convertible, high yield debt securities issued pursuant to Rule 144A promulgated under the Securities Act, (D) risk factors relating to all or any component of the Financing, (E) (1) historical financial statements or other information required by Rule 3-05, Rule 3-09, Rule 3-10, Rule 3-16, Rule 13-01 or 13-02 of Regulation S-X under the Securities Act, (2) any compensation discussion and analysis or other information required by Item 10, Item 402 and Item 601 of Regulation S-K under the Securities Act, XBRL exhibits or any information regarding executive compensation or related persons related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, (3) separate Subsidiary financial statements, related party disclosures, or any segment reporting or disclosure, including any required by FASB Accounting Standards Codification Topic 280 or (4) other information customarily excluded from an offering memorandum for an offering of non-convertible, high-yield debt securities issued pursuant to Rule 144A promulgated under the Securities Act, (F) projections, “management’s discussion and analysis” or similar narrative disclosures for Seller or its Subsidiaries or (G) information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments desired to be incorporated into any information used in connection with the Financing;
(K)    provide access to or disclose information that Seller or any of its Affiliates reasonably determines would jeopardize any attorney-client privilege or other applicable privilege or protection of Seller or any of its Affiliates; or
(L)    require Seller or any of its Affiliates, prior to the Closing, to be an issuer or other obligor with respect to the Financing
(f)    Purchaser shall indemnify, defend and hold harmless Seller, its Affiliates and their respective Representatives from and against any and all liabilities, losses, damages, claims, reasonable and documented out-of-pocket costs and expenses, interest, awards, judgments and penalties actually suffered or incurred by them in connection with their cooperation in the arrangement of the Financing or any other financing by Purchaser or any of its Affiliates (including the arrangement thereof) or any action taken in accordance with this Section 5.17 (and any information utilized in connection therewith (other than information provided by

Seller, any of its Subsidiaries or any of their respective Representatives on their behalf in writing for use in offering documents relating to the Financing), in any case, except to the extent suffered or incurred (i) as a result of the bad faith, the gross negligence, willful misconduct, fraud or intentional misrepresentation by or of Seller or its Subsidiaries or their respective Representatives and (ii) as a result of a material breach of this Agreement by Seller and/or its Representatives. In addition, Purchaser shall, promptly upon request by Seller, reimburse Seller for all reasonable and documented out-of-pocket costs incurred by Seller, its Affiliates and their respective Representatives in connection with this Section 5.17 (including reasonable attorneys’ fees).
(g)    Notwithstanding anything in this Agreement to the contrary, in no event shall the receipt or availability of any funds or financing (including the Financing contemplated by the Debt Commitment Letter) by or to Purchaser or any of its Affiliates or any other financing transaction be a condition to any of Purchaser’s obligations hereunder.
Section 5.18    Certain Contracts. The Parties covenant and agree to enter into the Contracts set forth on Section 5.18 of the Seller Disclosure Schedules prior to or at the Closing on substantially the terms provided to Purchaser as of the date hereof.
ARTICLE VI
INTELLECTUAL PROPERTY LICENSES
Section 6.1    License to Purchaser. Effective as of the Closing and subject to the provisions of this Article VI, for the respective terms set forth in Section 6.6, Seller and its Subsidiaries hereby grant to Purchaser and its Subsidiaries a worldwide, irrevocable, non-exclusive, fully paid-up and royalty-free license under the Seller Licensed IP to use, copy, distribute, disclose, reproduce, manufacture, make derivatives of, modify, improve, display, perform, market, sell, offer for sale, license and otherwise exploit in any manner any Transferred Technology in the field of the Business.
Section 6.2    License to Seller. Effective as of the Closing and subject to the provisions of this Article VI, for the respective terms set forth in Section 6.6, Purchaser and its Subsidiaries hereby grant to Seller and its Subsidiaries a worldwide, irrevocable, non-exclusive, fully paid-up and royalty-free license under the Purchaser Licensed IP to use, copy, distribute, reproduce, manufacture, modify, make derivatives of, improve, disclose, display, perform, market, sell, offer for sale, license and otherwise exploit in any manner any Retained Technology in the field of the Retained Business.
Section 6.3    Transfer of Licenses. Except as provided in Section 6.7, the licenses granted to a Party hereunder may not be assigned, assumed or transferred, in whole or in part, except in connection with the transfer or sale of any business or division (by means of a reorganization, asset sale, stock sale, merger or otherwise) of such licensed Party to which such licenses relate. For clarity, in the event Purchaser sells part of the Business or Seller sells part of the Retained Business, respectively, Purchaser or Seller, as the case may be, may retain the licenses granted under this Article VI with respect to the retained portion of the Business or Retained Business, as the case may be, and assign the licenses granted under this Article VI to the purchaser of a part of such Business or Retained Business.
Section 6.4    Limitations.
(a)    All rights and licenses granted from one Party to the other hereunder are granted “as is” and without any representation or warranty of any kind.`

(b)    Each Party reserves all other rights and licenses to its Intellectual Property Rights not licensed hereunder, and no other licenses are granted under this Article VI by implication, estoppel or otherwise.
(c)    Subject to Section 6.3, any rights or licenses granted hereunder extend to each entity that is a Party’s Subsidiary but only for so long as such entity is a Subsidiary and accordingly the license to such entity shall terminate upon such entity ceasing to be a Subsidiary of such Party.
Section 6.5    Licenses Irrevocable. Each Party acknowledges and agrees that, following the Closing, the licenses granted by it, as the licensing Party, under this Article VI, except where expressly specified otherwise, are non-terminable and irrevocable, and that the licensing Party’s sole remedy after the Closing for breach by the other Party, as the licensed Party, hereunder will be for such licensing Party to bring a claim to recover damages and to seek appropriate equitable relief but not termination of the licenses granted by it as the licensing Party hereunder.
Section 6.6    License Term. All licenses granted herein with respect to each Copyright will expire upon the expiration of the term of such Copyright. All other licenses granted herein are perpetual.
Section 6.7    Sublicensing. Each Party (and its Subsidiaries), as a licensee under the licenses set forth in Section 6.1 and Section 6.2, respectively (such Party (and its Subsidiaries) in such capacity, a “Licensee”), may sublicense the license and rights granted to it by the other Party and its Affiliates (such Party (and its Affiliates) in such capacity a “Licensor”) to a third party in connection with the development, manufacture, sale, provision, use, or other exploitation of its products or services (in each case, within the scope of the applicable license granted to the Licensee under Section 6.1 or Section 6.2, respectively). The Licensee shall treat any material Trade Secrets or confidential information that embodies, or is, Purchaser Licensed IP or Seller Licensed IP, as the case may be, licensed to the Licensee in the same manner, and with the same degree of care, that Licensee treats its own like confidential information and Trade Secrets, but in no event with less than reasonable care, and Licensee shall not disclose such Trade Secrets or confidential information licensed to it hereunder to a third party; provided, however , the Licensee may disclose such confidential information or Trade Secrets of Licensor only in connection with the disclosure of Licensee’s own like confidential information or Trade Secrets (such likeness to be determined based on the nature and relevant volume of the confidential information or Trade Secrets) and on the same terms and only if Licensee does not discriminate or knowingly treat such confidential information or Trade Secrets with less care than the Licensee’s own like confidential information or Trade Secrets.
Section 6.8    Bankruptcy Rights. All rights and licenses granted to a Licensee hereunder, are, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of “intellectual property rights” within the scope of Section 101 of the Bankruptcy Code. The Licensor acknowledges that the Licensee, as a licensee of such rights and licenses hereunder, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code. Each Licensor irrevocably waives all arguments and defenses arising under 11 U.S.C. § 365(c)(1) or successor provisions to the effect that applicable Law excuses such Licensor from accepting performance from or rendering performance to an entity other than the debtor or debtor-in-possession as a basis for opposing assumption of the licenses granted by this Section 6.8 in a case under Chapter 11 of the Bankruptcy Code to the extent that such consent is required under 11 U.S.C. § 365(c)(1) or any successor statute.
Section 6.9    No Delivery Obligations. Seller and Purchaser acknowledge and agree that Purchaser shall have no obligation to deliver to Seller any Intellectual Property Rights or Technology being licensed pursuant to this Article VI.

ARTICLE VII
CERTAIN TAX MATTERS
Section 7.1     Cooperation and Exchange of Information.
(a)    Each of Purchaser and Seller shall, and shall cause its Affiliates to, provide to the other Party (at the expense of the requesting Party with respect to any out-of-pocket expenses or costs that are incurred) such cooperation, documentation and information as either of them may reasonably request in (i) preparing or filing any Tax Return relating to the Business, the Purchased Assets or the Assumed Liabilities, or (ii) the conduct of any Tax Proceeding relating to the Business, the Purchased Assets or the Assumed Liabilities. Each of Purchaser and Seller shall make its employees reasonably available on a mutually convenient basis at its cost to provide an explanation of any documents or information so provided.
(b)    Notwithstanding anything to the contrary in this Agreement, in no event shall Purchaser or any of its Affiliates be entitled to receive or view or have any rights with respect to, or have any rights with respect to any Tax Proceeding relating to, any Tax Return of (i) Seller or any of its Affiliates or (ii) any consolidated, affiliated, fiscal, loss sharing, combined or similar group of which Seller or any of its Affiliates is a member (any Tax Return described in clause (i) or this clause (ii), a “Seller Tax Return”); provided that the above provisions of this Section 7.1(b) shall not prohibit Purchaser from receiving or viewing a non-income Tax Return of Seller or its Affiliates, which Tax Return relates solely to non-income Taxes with respect to the Purchased Assets, the Assumed Liabilities or the Business and is reasonably requested by Purchaser pursuant to Section 7.1(a).
Section 7.2    Tax Treatment. Except to the extent otherwise required pursuant to a “determination” (within the meaning of Section 1313(a) of the Code or any similar provision of state, local or foreign Law) Seller, Purchaser, and their respective Subsidiaries and Affiliates shall treat any and all payments pursuant to Section 2.9 of this Agreement as an adjustment to the purchase price for Tax purposes. Seller, the Seller Entities and their Affiliates shall be entitled to claim any Transaction Tax Deductions in a taxable period (or portions thereof) ending on or prior to the Closing Date to the extent such deductions are “more likely than not” deductible (or deductible at a higher confidence level) in such taxable period (and Purchaser, its Subsidiaries and their Affiliates shall not claim such Transaction Tax Deductions).
Section 7.3    Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, Purchaser shall pay, when due, and be responsible for, 100% of any sales, use, transfer, real estate transfer, registration, documentary, conveyancing, recording, stamp, value added, goods and services or similar Taxes and related fees and costs imposed on or payable in connection with the transfer of the Purchased Assets, the Assumed Liabilities and the Business contemplated by this Agreement (“Transfer Taxes”). The Party responsible under applicable Law for filing the Tax Returns with respect to such Transfer Taxes shall prepare and timely file any such Tax Returns and promptly provide a copy of such Tax Return to the other Party. Seller and Purchaser shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.
Section 7.4    Withholding. Purchaser, Seller and their respective Affiliates shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold under applicable Tax Law. In the event any such Person (a “Payor”) determines that such amounts otherwise payable would be subject to deduction or withholding under applicable Tax Law, Payor shall use commercially reasonable efforts to, no later than ten (10) days prior to the date on which payment is due, notify the Person otherwise entitled to such amounts (a

“Payee”) of such determination. Payor shall use commercially reasonable efforts to cooperate with Payee to eliminate or reduce any such deduction or withholding. Such deducted or withheld amounts shall be (i) timely remitted to the applicable Taxing Authority by the Payor and (ii) provided such amounts are so remitted by the Payor, treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Payor shall furnish to Payee the original receipt issued by the relevant Taxing Authority, if any, in connection with such remittance or otherwise such documentation available to Payor and reasonably satisfactory to Payee, evidencing such remittance, in each case, as soon as reasonably practicable but no later than ten (10) days after the date of such remittance.
Section 7.5    Allocation of Taxes. For all purposes of Article II, Taxes (other than Transfer Taxes) for a Straddle Period shall be allocated as follows: (i) real, personal and intangible ad valorem property Taxes (“Property Taxes”) for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period, multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period and (ii) Taxes (other than Property Taxes and Transfer Taxes) for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

ARTICLE VIII
CONDITIONS PRECEDENT
Section 8.1    Conditions to Each Party’s Obligations to Close. The respective obligations of Seller and Purchaser to effect the Closing are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:
(a)    Regulatory Approvals. Any waiting period under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated.
(b)    Approval of Purchaser. The EC shall have approved Purchaser as an acceptable acquirer of the Purchased Assets pursuant to the EC Buyer Approval and the EC Commitments), respectively, and the EC shall have approved the Transaction Documents under the EC Commitments.
(c)    No Injunctions or Restraints. No injunction or other Judgment issued by any court of competent jurisdiction or by any Governmental Entity shall have been entered and remain in effect which prevents the consummation of the Transaction.
(d)    Specified Consent. The consent specified in Schedule 8.1(d) (the “Specified Consent”) shall have been obtained.
Section 8.2    Conditions to Obligations of Purchaser to Close. The obligation of Purchaser to effect the Closing is subject to the satisfaction (or waiver by Purchaser) at or prior to the Closing of the following additional conditions:
(a)    Representations and Warranties. (i) the representations and warranties of Seller set forth in the first sentence of Section 3.1, Section 3.2 and Section 3.3 (solely as to clause (a) thereof) (in each case disregarding any Business Material Adverse Effect and materiality qualifications set forth therein) shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date, (ii) the representations and warranties of Seller set forth in Section 3.6(b) shall be true and correct as of the Closing Date as if made on and as of the Closing Date, and (iii) each of the other representations and warranties of Seller contained in Article III (disregarding any Business Material Adverse Effect and materiality qualifications set forth therein) shall be true and correct as of the Closing Date as if made on and as of the Closing Date, except that representations and warranties that are made as of a specific date shall be tested only on and as of such date, except, in each case, where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.
(b)    Performance of Obligations of Seller. The covenants and agreements of Seller to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.
(c)    Officer’s Certificate. Purchaser shall have received a certificate, dated as of the Closing Date and signed on behalf of Seller by an executive officer of Seller, stating that the conditions specified in Section 8.2(a) and Section 8.2(b) have been satisfied.
Section 8.3    Conditions to Obligations of Seller to Close. The obligation of Seller to effect the Closing is subject to the satisfaction (or waiver by Seller) at or prior to the Closing of the following additional conditions:
(a)    Representations and Warranties. The representations and warranties of Purchaser contained in Article IV of this Agreement shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date except that representations and warranties that are made as of a specific date shall be tested only on and as of such date, and except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
(b)    Performance of Obligations of Purchaser. The covenants and agreements of Purchaser to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.
(c)    Officer’s Certificate. Seller shall have received a certificate, dated as of the Closing Date and signed on behalf of Purchaser by an executive officer of Purchaser, stating that the conditions specified in Section 8.3(a) and Section 8.3(b) have been satisfied.
Section 8.4    Frustration of Closing Conditions. Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use the efforts to cause the Closing to occur as required by this Agreement, including Section 5.1.
Section 8.5    No Survival of Representations, Warranties, Covenants and Other Agreements. The representations and warranties in this Agreement and any certificate delivered hereunder shall not survive the Closing and shall terminate at the Closing. With the exception of claims for breach of the covenants and agreements set forth in Section 5.2(b), Section 5.14 and Section 5.15, which shall survive the Closing for a period of one (1) year following the Closing, the covenants and other agreements contained in this Agreement that are to be performed prior to the Closing shall not survive the Closing and shall terminate at the Closing. The covenants and agreements contained in this Agreement that are to be performed at or after the Closing shall survive the Closing until fully performed in accordance with their respective terms. Notwithstanding the foregoing, this Section 8.5 and Article X (other than Section 10.6) shall survive the Closing or termination of this Agreement indefinitely.

ARTICLE IX
TERMINATION; EFFECT OF TERMINATION
Section 9.1    Termination. Anything to the contrary in this Agreement notwithstanding, this Agreement may be terminated and the Transaction and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:
(a)    by mutual written consent of Seller and Purchaser;
(b)    By Seller or by Purchaser, if the EC shall have determined that Purchaser is not an acceptable acquirer of the Purchased Assets;
(c)    by Seller, if any of Purchaser’s representations and warranties contained in Article IV shall fail to be true and correct or Purchaser shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, and such failure or breach would give rise to the failure of a condition set forth in Section 8.3(a) or Section 8.3(b) and has not been cured by the earlier of (i) the date that is thirty (30) days after the date that Seller has notified Purchaser of such failure or breach and (ii) the Outside Date; provided that Seller is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that such failure or breach would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b);
(d)    by Purchaser, if any of Seller’s representations and warranties contained in Article III shall fail to be true and correct or Seller shall have breached or failed to perform in any of its covenants or other agreements contained in this Agreement, and such failure or breach would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b) and has not been cured by the earlier of (i) the date that is thirty (30) days after the date that Purchaser has notified Seller of such failure or breach and (ii) the Outside Date; provided that Purchaser is not then in breach of any of their respective representations, warranties, covenants or agreements contained in this Agreement such that such failure or breach would give rise to the failure of a condition set forth in Section 8.3(a) or Section 8.3(b);
(e)    by Seller or by Purchaser, if the Closing shall not have occurred on or prior to October 2, 2022 (such date, the “Outside Date”); provided that if the Closing shall not have occurred by the Outside Date and on that date any of the conditions set forth in Section 8.1(a) or Section 8.1(b) would not be satisfied, but all other conditions would have been satisfied or waived (other than those that by their terms are to be fulfilled at the Closing, so long as such conditions are reasonably capable of being satisfied if the Closing were to occur on the Outside Date), either Party may, in its sole discretion, extend the Outside Date by written notice to the other Party to January 2, 2023. The right to terminate this Agreement under this Section 9.1(e) shall not be available to any Party whose failure to perform any material covenant or obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or
(f)    by Seller or by Purchaser, if a permanent injunction or other permanent Judgment issued by a court of competent jurisdiction shall have become final and nonappealable, preventing the consummation of the Transaction; provided that the Party seeking to terminate this Agreement pursuant to this Section 9.1(f) shall have used its best efforts to prevent the entry of such permanent injunction or other permanent Judgment, as applicable, in each case, to the extent required by Section 5.1; provided that the right to terminate this Agreement under this Section 9.1(f) shall not be available to any Party whose failure to perform any material covenant or obligation under this Agreement has been the cause of, or resulted in, such injunction of other Judgment.

Section 9.2    Effect of Termination. If this Agreement is terminated and the Transaction is abandoned as described in Section 9.1, this Agreement shall become null and void and of no further force and effect, except for the provisions of Section 5.3, this Section 9.2, and Article X. Nothing in this Section 9.2 shall be deemed to release any Party from any Liability for fraud or willful and material breach by such Party of the terms and provisions of this Agreement.
Section 9.3    Notice of Termination. In the event of termination by Seller or Purchaser pursuant to Section 9.1, written notice of such termination shall be given by the terminating Party to the other Party to this Agreement.
ARTICLE X
GENERAL PROVISIONS
Section 10.1    Entire Agreement. This Agreement and the other Transaction Documents, and the Schedules and Exhibits hereto and thereto, and the Confidentiality Agreement, along with the Seller Disclosure Schedules and Purchaser Disclosure Schedules, constitute the entire agreement and understanding among the Parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to such subject matter. No Party hereto shall be liable or bound to the other Parties in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein and therein.
Section 10.2    Assignment. Neither this Agreement nor any of the rights and obligations hereunder may be assigned or transferred by either Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party ; provided that following the Closing, each Party may assign its rights, interests and obligations hereunder to its Affiliates; provided, further, that Purchaser may, without the prior written consent of any other Party, assign or otherwise transfer any of its rights hereunder pursuant to the terms of the Financing for purposes of creating a security interest herein or otherwise assigning as collateral security to any Financing Party; provided, further, that in each case such assignment shall not relieve such Party of its obligations or liabilities hereunder. Any attempted assignment in violation of this Section 10.2 shall be void. Subject to the two preceding sentences, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns.
Section 10.3    Amendments and Waivers. Subject to Section 10.14, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto. By an instrument in writing, Purchaser, on the one hand, or Seller, on the other hand, may waive compliance by the other with any term or provision of this Agreement that the other Party was or is obligated to comply with or perform. Such waiver or failure to insist on strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.
Section 10.4    No Third-Party Beneficiaries. Subject to Section 10.14, none of the Agreement, the other Transaction Documents or the Exhibits and Schedules hereto and thereto are intended to confer in or on behalf of any Person not a Party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof; provided that Seller, in its sole discretion, will have the right to enforce the obligations of any Purchaser under Article V (including any schedule thereto) on behalf of, and for the benefit of, any Business Employee.
Section 10.5    Notices. All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or five (5) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of an email transmission (receipt confirmation requested), and shall be directed to the address set forth below (or at such other address or facsimile number or email address as such Party shall designate by like notice):
(a)    if to Purchaser,
Morningstar, Inc.
22 West Washington Street
Chicago, Illinois 60602
Attention:    Leah Trzcinski, Associate General Counsel and Corporate Secretary
Email:    leah.trzcinski@morningstar.com
with a copy (which shall not constitute notice) to:
Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606
Attention:    Jennifer L. Keating
Email:    jkeating@mayerbrown.com
(b)    if to Seller,
S&P Global Inc.
55 Water Street
New York, New York 10041
Attention: General Counsel
Email: steve.kemps@spglobal.com
Legal.Notices@spglobal.com

with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 W. 52nd Street
New York, New York 10019
Attention: Trevor Norwitz, Esq.
Email: TSNorwitz@wlrk.com

Section 10.6    Specific Performance. The Parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the Parties hereto do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties hereto acknowledge and agree that the Parties hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in Law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any Party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction. For the avoidance of doubt, each Party acknowledges and agrees that the remedies at law for a breach or threatened breach of any of the provisions of Article V (including any schedule thereto) may be inadequate and the Parties and their respective Affiliates may suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, each Party agrees that in the event of such a breach or threatened breach by the other Party, in addition to any remedies at Law, such Party will be entitled to equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.
Section 10.7    Governing Law and Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the Parties hereto (a) submits to the exclusive personal jurisdiction of any state or federal court sitting in the Court of Chancery of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (and, in the case of appeals, appropriate appellate courts therefrom), in the event that any dispute (whether in contract, tort or otherwise) arises out of or in connection with the evaluation (including due diligence), negotiation, execution or performance of this Agreement or the Transaction or the other transactions contemplated hereby; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it will not bring any Proceeding relating to the evaluation (including due diligence), negotiation, execution or performance of this Agreement or the Transaction or the other transactions contemplated hereby in any court other than the above-named courts; and (d) agrees that it will not seek to assert by way of motion, as a defense or otherwise, that any such Proceeding (i) is brought in an inconvenient forum, (ii) should be transferred or removed to any court other than one of the above-named courts, (iii) should be stayed by reason of the pendency of some other proceeding in any court other than one of the above-named courts, or (iv) that this Agreement or the subject matter hereof may not be enforced in or by the above-named courts. Each Party hereto agrees that service of process upon such Party in any such Proceeding shall be effective if notice is given in accordance with Section 10.5.
Section 10.8    Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE EVALUATION (INCLUDING DUE DILIGENCE), NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT OR THE TRANSACTION OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR THE TRANSACTION OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THE EVALUATION (INCLUDING DUE DILIGENCE), NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT OR THE TRANSACTION OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR ANY RELATED INSTRUMENTS. NO PARTY HERETO WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 10.8. NO PARTY HERETO HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 10.8 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES. WITHOUT LIMITING THE TERMS OF SECTION

10.14 HEREIN, THE PARTIES HERETO AGREE THAT THE FOREGOING PROVISIONS RELATING TO THE WAIVER OF JURY TRIAL SHALL APPLY TO ANY ACTION, PROCEEDING OR CLAIM BROUGHT AGAINST OR INVOLVING THE FINANCING PARTIES.
Section 10.9    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party hereto. Upon such a determination, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties hereto as closely as possible in a mutually acceptable manner in order that the Transaction and the other transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 10.10    Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one (1) or more such counterparts have been signed by each Party hereto and delivered (by facsimile, e-mail, or otherwise) to the other party. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) from, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signatures. This Agreement has been executed in the English language. If this Agreement is translated into another language, the English language text shall in any event prevail.
Section 10.11    Expenses. Except as otherwise provided herein, whether or not the Closing takes place, and except as set forth otherwise in this Agreement, all costs and expenses incurred in connection with this Agreement, the Transaction and the other transactions contemplated hereby shall be paid by the Party incurring such expense.
Section 10.12    Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege.
(a)    Purchaser waives and will not assert, and agrees to cause its Affiliates to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of Seller, any of its Affiliates or any shareholder, officer, member, manager, employee or director of any Seller or any of its Affiliates (any such Person, a “Designated Person”) in any matter involving this Agreement, any other Transaction Document or any other agreements or transactions contemplated hereby or thereby, by any legal counsel currently representing Seller or any of its Affiliates in connection with this Agreement, the other Transaction Documents or any other agreements or transactions contemplated hereby or thereby, including Wachtell, Lipton, Rosen & Katz (the “Current Representation”).
(b)    Purchaser waives and will not assert, and agrees to cause its Affiliates to waive and not to assert, any attorney-client or other applicable legal privilege or protection with respect to any communication between any legal counsel and any Designated Person occurring during the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute with Purchaser or any of its Affiliates, it being the intention of the Parties that all such rights to such attorney-client and other applicable legal privilege or protection and to control such attorney-client and other applicable legal privilege or protection shall be retained by Seller and that Seller, and not Purchaser or Purchaser’s Affiliates, shall have the sole right to decide whether or not to waive any attorney-client or other applicable legal privilege or protection. Accordingly, from and after Closing, neither Purchaser nor any of its Affiliates shall have any access to any such communications or to the files of the Current Representation, all of which shall be and remain the property of Seller and not of Purchaser or any of its Affiliates, or to internal counsel relating to such engagement, and neither Purchaser nor any of its Affiliates or any Person acting or purporting to act on their behalf shall seek to obtain the same by any process on the grounds that the privilege and protection attaching to such communications and files belongs to Seller.
Section 10.13    Interpretation; Absence of Presumption.
(a)    It is understood and agreed that the specification of any dollar amount in the representations and warranties or covenants contained in this Agreement or the inclusion of any specific item in the Seller Disclosure Schedules or Purchaser Disclosure Schedules is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party hereto shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Seller Disclosure Schedules or Purchaser Disclosure Schedules in any dispute or controversy between the Parties hereto as to whether any obligation, item or matter not described in this Agreement or included in the Seller Disclosure Schedules or Purchaser Disclosure Schedules is or is not material for purposes of this Agreement. Nothing herein (including the Seller Disclosure Schedules and the Purchaser Disclosure Schedules) shall be deemed an admission by either Party hereto or any of its Affiliates, in any Proceeding or action, that such Party or any such Affiliate, or any third party, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract. For the purposes of this Agreement, (b) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (c) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (d) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (e) references to “Dollars” or “$” shall mean U.S. dollars; (f) the word “including” and words of similar import when used in this Agreement and the Transaction Documents shall mean “including without limitation,” unless otherwise specified; (g) the word “or” shall not be exclusive; (h) references to “written” or “in writing” include in electronic form; (i) the headings contained in this Agreement and the other Transaction Documents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement and the other Transaction Documents; (j) Seller and Purchaser have each participated in the negotiation and drafting of this Agreement and the other Transaction Documents and if an ambiguity or question of interpretation should arise, this Agreement and the other Transaction Documents shall be construed as if drafted jointly by the parties hereto or thereto, as applicable, and no presumption or burden of proof shall arise favoring or burdening any party by virtue of the authorship of any of the provisions in this Agreement or the other Transaction Documents; (k) a reference to any Person includes such Person’s successors and permitted assigns; (l) any reference to “days” means calendar days unless Business Days are expressly specified; and (m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.
(b)    The Parties agree that nothing in the terms of this Agreement will limit or contradict the obligations of Seller under the EC Commitments, and, if there is any conflict between the terms of any Transaction Documents and the requirements of the EC Commitments as determined by the EC, the Parties will comply with the EC Commitments.

Section 10.14    Financing Matters
. The Parties hereby agree that (a) the Financing Parties and the Financing Entities shall not have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or losses arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach (provided that nothing in this Section 10.14 shall limit the liability or obligations of the Financing Parties under the Debt Commitment Letter (or any fee letters referred to therein) to Purchaser), (b) the Debt Commitment Letter (or any fee letters referred to therein) shall be governed by and construed in accordance with the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof, (c) any suit, action or proceeding which may arise pursuant to the Financing, the Debt Commitment Letter (or any fee letters referred to therein) or the performance of services thereunder or the transactions contemplated thereby or by this Agreement (to the extent involving any Financing Party) shall be brought solely in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, and each Party hereto irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, and agrees that it will not, and will not support any of its Affiliates in bringing any suit, action or proceeding in any other court, (d) only Purchaser (including its successors and assigns) and the other parties to the Debt Commitment Letter at their own direction shall be permitted to bring any suit, action or proceeding against the Financing Parties for failing to satisfy any obligation to fund the Financing pursuant to the terms of the Debt Commitment Letter and (e) the Financing Parties are express and intended third party beneficiaries of this Section 10.14. Notwithstanding anything to the contrary in this Section 10.14 or elsewhere in this Agreement, no modification, waiver or termination of Section 10.2, Section 10.3, Section 10.4, Section 10.7, Section 10.8 or this Section 10.14 (or any definition set forth in, or other provision of, this Agreement to the extent that an amendment or modification of such definition or other provision would amend or modify the substance of Section 10.2, Section 10.3, Section 10.4, Section 10.7, Section 10.8 or this Section 10.14) shall be effective without the prior written consent of the Financing Parties (on behalf of, in the case of any Financing Party, itself and/or its Financing Entities, as applicable). This Section 10.14 shall, with respect to the matters referenced herein, supersede any provision of this Agreement to the contrary.
Section 10.15    Further Assurances. On and after the Closing Date, each Party shall execute and deliver to any other party such assignments and other instruments as may be reasonably requested by such other party and are required to effectuate the Transaction and the other transactions contemplated by this Agreement.

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IN WITNESS WHEREOF, Seller and Purchaser have duly executed this Agreement as of the date first written above.
S&P GLOBAL INC.
By: ___/s/ Douglas L. Peterson______
Name: Douglas L. Peterson
Title: President and Chief Executive Officer

MORNINGSTAR, INC.
By: ____/s/ Patrick J. Maloney________
Name: Patrick J. Maloney
Title: General Counsel